Exhibit 10.31

Execution Version

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, this exhibit omits certain information, identified by [***], that is not material and that the registrant treats as private or confidential.

CONTRACT MANUFACTURING AND SUPPLY AGREEMENT

by and between

FARADAY&FUTURE INC.

and

MYOUNG SHIN CO., LTD.

Dated: FEBRUARY 4, 2022

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List of Annexes and Schedules

Annexes

Annex Number	Description	Cross-References
Annex 1	Technical Vehicle Documentation	Definition of Technical Vehicle Documentation; a); 4.1(c)
Annex 1.1	Bill of Material
Annex 1.3	Vehicle Specification
Annex 2	Master Timetable	4.1(a); 5.1(a) (definition of Master Timetable)
Annex 2.1	Timing Plan (Project Plan)
Annex 2.2	[Reserved]
Annex 2.3	Build Phase Planning
Annex 3	Quality Targets	Definition of Quality Targets; 4.1(a)
Annex 4	Selection Process for Suppliers
Annex 4.1	Supplier Site Assessment
Annex 4.2	Capacity Analysis Form
Annex 5	Prototypes (PT) and Pre-Series Vehicles	6.3(a), (b), (c) and (f)
Annex 5.2	PT – Quality – Requirements
Annex 5.3	Camouflage of Prototypes
Annex 5.4	QAF for Pre-Series Vehicles
Annex 5.5	Pre-Series Vehicle Accompanying Book
Annex 5.6	Vehicle Usage Booklet
Annex 6	Interface Agreement	4.1(f)
Annex 7	Product Specific Investment (PSI)	Definition of PSI; 6.7
Annex 13	Production Starting Curve	5.1(d)
Annex 15	Faraday IPTC and Logistics Requirements	9.2(c)
Annex 15.1	IPC (International Purchasing Terms and Conditions)
Annex 15.2	Logistics Requirements
Annex 17	Packaging/Preservation Form and Outbound Logistics Process	7.1(e)
Annex 19	Quality Management Procedures, Standards and Policies	Definition of Quality Management Procedures; 6.2(a); 6.11(a)(i); 10.7
Annex 19.1	Audit
Annex 19.2	COP (Conformity of Production)	Definition of CoP
Annex 19.3	Surface Quality Rating
Annex 19.4	Problem Management Process
Annex 19.5	QM – Process – Requirements
Annex 20	Faraday Communication Guidelines	21.15
Annex 21	Composition and Responsibilities of Committees	Definition of CB Members and Cooperation Board; 3.1; 5.3(a); 5.4(a); 21.4(b)
Annex 21.1	Project Escalation Guidelines
Annex 21.2	Project Organization – Faraday - MS
Annex 22	[Reserved]
Annex 23	[Reserved]
Annex 24	[Reserved]

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Annex 25	[Reserved]
Annex 26	Risk Management Requirements	6.7(b)
Annex 27	Project Status and Evaluation
Annex 27.1	Project Gateway Assessment
Annex 27.2	Traffic Light Definition
Annex 28	Change Management Process and Requirements	Definition of Change Management Process; 4.1(a); 14.3
Annex 29	Specifications/Process Instructions	6.11(a)(i)
Annex 30	[Reserved]
Annex 31	Planned Production Volumes	4.1(a); 5.10(a); 8.1(g)
Annex 32	Quotation Analysis Form (QAF)	Definition of QAF; 5.2(b); 5.2(c); 6.7(b); 6.7(c)(ii)(A); 8.1(a); 8.1(c); 8.1(d)(i)
Annex 33	Additional Service Cost	12.1(b); 14.3
Annex 34	FF Production Standards	6.7(b)(ii); 6.7(c)(iii)
Annex 35	Sales Market and Launch Dates	12.2
Annex 35.1	Market Overview
Annex 35.2	Launch Overview
Annex 36	Homologation Process and Requirements	Definition of Homologation Requirements
Annex 37	Production Technical Handover
Annex 38	[Reserved]
Annex 39	Release Process
Annex 39.1	Release Process/Tools
Annex 40	Service Parts Requirements
Annex 41	IT Services and Requirements	69(a)
Annex 42	[Reserved]
Annex 43	[Reserved]
Annex 44	[Reserved]
Annex 45	Product Specific Investment (PSI) Ledger Form	Definition of PSI Ledger; 6.7(c)(v); 6.7(d)
Annex 46	Contract – LOP

Schedules

Schedule Number	Description	Cross-References
Schedule 5.2	SOP; Initial Target Annual Production; Initial Forecast; Initial Prices	5.2; 6.1(a); 8.1(b); 8.1(j)
Schedule 5.5(b)	Forecast and FF Order Schedule	5.5(b); 5.6(a); 5.6 (c); 5.9(b)
Schedule 5.6(a)	Form of Product Purchase Order	5.6(a); 5.6(b); 5.11(a)
Schedule 6.6(b)	MS Form of Certificate of Insurance	6.6(b)
Schedule 9.3(a)	FF Supplied Parts Order Schedule	9.3(a)
Schedule 9.3(b)	Form of FF Supplied Parts Purchase Order	9.3(b); 9.9(a)

-iii-

CONTRACT MANUFACTURING AND SUPPLY AGREEMENT

THIS CONTRACT MANUFACTURING AND SUPPLY AGREEMENT (including all schedules and annexes hereto, collectively, the “Agreement”) is effective as of the Effective Date (defined below) by and between FARADAY&FUTURE INC., a corporation organized and existing under the laws of the State of California, U.S.A., with offices located at 18455 S. Figueroa Street, Gardena, CA 90248, U.S.A. (“FF”), and MYOUNG SHIN CO., LTD., a corporation organized and existing under the laws of Republic of Korea with offices located at 34 Jayu-ro, Gunsan-si, Jeonllabuk-do, Republic of Korea (“MS”).

RECITALS

WHEREAS, FF is engaged in the business of the design, development, manufacturing and selling of premium electric vehicles products under its brand name Faraday Future, including the FF81 Products which have been designed and developed by FF and with respect to which FF owns exclusively all related intellectual property, manufacturing and distribution rights;

WHEREAS, MS is a global manufacturer of automotive parts and is committed to the design, development, manufacturing and selling of electric vehicles and other related products, including parts and components;

WHEREAS, MS owns and operates a large automotive vehicle manufacturing facility located at its Gunsan Plant, which currently has excess manufacturing capacity; and

WHEREAS, FF and MS each desire that MS manufacture the FF81 Products for FF and sell and supply such FF81 Products to FF, and that FF supply certain FF Supplied Parts to MS in connection therewith, in each case on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.	DEFINITIONS; INTERPRETATION

1.1.	Definitions. Capitalized terms used in this Agreement have the following meanings:

“Actual Fill Rate” means the proportion of the total number of FF81 Products delivered by MS for a given month to the total number of the FF81 Products under the Product Purchase Order for such month.

“Actual Parts Fill Rate” means the proportion of the total number of FF Supplied Parts delivered by FF for a given month to the total number of the FF Supplied Parts under the Parts Purchase Order for such month.

“Actual Volume” is defined in Section 8.1(g).

“Affiliate” means in respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” is defined in the Preamble.

“Annual Production Meeting” is defined in Section 5.4.

“Applicable Law” or “Law” means any applicable statute, law, regulation, ordinance, order, decree or the like having the force of law promulgated by any Governmental Authority, including the TREAD Act, the National Traffic And Motor Vehicle Safety Act and all other applicable federal U.S. motor vehicle safety standards and other regulations issued by NHTSA or European Union Directive 2000/53/EC.

“Approval” is defined in Section 6.5.

“Approved MS Plants” is defined in Section 6.4(b).

“Authorized Purchasers” is defined in Section 10.3(g).

“Background IPR” means, in respect to a Party, all Intellectual Property Rights that are (a) owned or controlled (whether by ownership or license) by such Party as of the Effective Date, or (b) acquired, licensed, created or developed by such Party outside the scope of the FF81 Collaboration during the Term, and, in the case of either clause (a) or (b), is necessary or useful for either Party to perform its obligations under this Agreement.

“Basic Specifications” is defined in Section 4.1(a).

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Los Angeles, California; or Seoul, Republic of Korea.

“Catastrophic Defect” is defined in Section 13.1.

“CB Member(s)” is defined in Annex 21.

“Change(s)” means a modification of, deviation from, addition to or any other change to this Agreement.

“Change Management Process” means the process of approving Changes as further detailed in Annex 28.

“Change of Control” means, in relation to a Party, (a) consummation of any transaction or a series of transactions, including a sale of equity interests, a reorganization, merger or consolidation, or a public offering, that results in such Party being Controlled by any Person other than the Person (if any) who Controlled such specified Party prior to consummation of any such transaction or a series of transactions or (b) the sale or transfer of substantially all of its business or assets or a similar type of transaction.

“Committee” is defined in Section 3.1.

“Confidential Information” is defined in Section 18.1.

“Confirmation” is defined in Section 5.8(a).

“Conformity of Production” or “CoP” means MS providing all evidence necessary or reasonably requested by FF to confirm MS’s prior manufacturing of, and future ability to manufacture, the FF81 Products and all systems, parts and technical units forming a part thereof that exactly match the Basic Specification, including the approved type, as approved by the applicable Governmental Authorities, in compliance with Applicable Law and in compliance with Annex 19.2.

“Conflict Minerals” is defined in Section 20.1(e).

“Control” means, in relation to a specified Person, (a) the ability to direct or cause the direction of management or policies of such specified Person through ownership of voting securities, contract, or otherwise or (b) the direct or indirect holding beneficially of more than 50% of the total issued and outstanding shares of capital stock or equivalent of such specified Person. The term “Controlled” and “Controlling” shall have the correlative meanings.

“Corrective Measures” is defined in Section 13.2(b)(i).

“Corrected Prototype” is defined in Section 6.3(f)(iv)(B).

“Cooperation Board” is defined in Annex 21.

“Delayed Delivery Period” is defined in Section 5.7(c)(ii)(B).

“Delivery Date” is defined in Section 7.1(a).

“Design & Engineering Defect” means any defect resulting from any design (including Specifications) or engineering of the FF81 Products or the FF81 Parts. For clarity and avoidance of doubt, the term Design & Engineering Defect does not include any Manufacturing Defect or any matter that is excluded pursuant to any Exclusion from FF Warranty.

“Deviation Percentage” means, unless otherwise agreed by the Parties, with respect to any increase or decrease: (a) for the Initial Year, [***] and (b) for each Subsequent Year (or portion thereof) during the Term, [***] each measured over the Deviation Percentage Measurement Period.

“Deviation Percentage Measurement Period” is defined in Section 5.5(b).

“Disclosing Party” is defined in Section 18.1.

“Discontinuation” is defined in Section 5.13(a).

“Dispute” is defined in Section 21.4.

“Dodd-Frank” is defined in Section 20.1(e).

“EDI” means computer-to-computer electronic data interchange exchange of purchase orders or other documents in a mutually agreed electronic format between the Parties.

“Effective Date” is defined in Section 16.1(a).

“EOP” means the end of production of the FF81 Products by MS as contemplated under this Agreement.

“Excess” is defined in Section 8.1(g)(i).

“Excess Demand” is defined in Section 6.12(b).

“Excess Volume Credit” is defined in Section 8.1(g)(i).

“Exclusion from FF Warranty” is defined in Section 10.2(e).

“Exclusion from MS Warranty” is defined in Section 10.3(d)(i).

“Excusable Delay” is defined in Section 19.2.

“Executive Board” is defined in Section 21.4(b).

“FF81 Collaboration” is defined in Section 2.1.

“FF81 Collaboration Project” is defined in Section 2.1.

“FF81 Foreground IPR” means [***].

“FF81 Improvement” means [***].

“FF81 Model” means the battery electric vehicle (BEV) model currently being developed by FF as a mass production model known as the “FF81” model and any subsequent model updates or replacements to such model incorporating any Improvements thereto as approved by FF pursuant to Section 11.

“FF81 Parts” means the parts, components and raw materials required to be incorporated into the FF81 Product in connection with its manufacture and assembly in accordance with the Basic Specification.

“FF81 Product” means each completed FF81 Model to be manufactured and assembled by MS pursuant to the terms of this Agreement.

“FF Background IPR” means the Background IPR of FF, including Intellectual Property Rights in and to the FF81 Model, FF81 Product, FF81 Parts and Basic Specifications.

“FF Contract Supplier” is defined in Section 9.1(d).

“FF Contract Supplier Agreement” is defined in Section 9.1(d).

“FF Contract Supplier Claims” is defined in Section 9.1(d).

“FF Contract Supplier Parts” is defined in Section 9.1(d).

“FF Deviation” is defined in Section 5.7(a).

“FF Excess” is defined in Section 9.8(c)(i).

“FF Indemnitee” is defined in Section 17.1(a)(i).

“FF Inspection Period” is defined in Section 7.6(a)(i).

“FF Intellectual Property” is defined in Section 15.2(a)(i).

“FF Invoice” is defined in Section 8.2(c).

“FF Non-Conformity” is defined in Section 9.8(c).

“FF-NS Joinder Agreement” is defined in Section 9.1(b).

“FF Owned Foreground IPR” means [***].

“FF Owned Improvement” is defined in Section 15.1(d).

“FF Owned Other New Technology” is defined in Section 15.1(h).

“FF Owned Process New Technology” is defined in Section 15.1(g).

“FF Owned Tooling” means all FF Tooling with respect to which FF has paid MS in full.

“FF Quality Standards” is defined in Section 6.11(a)

“FF ROFO Notice” is defined in Section 6.12(b)(i).

“FF Sales and Service Activities” is defined in Section 12.1(a).

“FF Sales Territory” means any country or territory in the world in which the FF81 Products are to be sold or distributed by FF to retail end-customers, directly by FF or any of its Affiliates or indirectly by a third party dealer, as determined from time to time by FF in its sole discretion.

“FF Shortage” is defined in Section 9.8(c)(i).

“FF Submission Month” is defined in Section 5.5(b).

“FF Supplied Part” (or “FF Supplied Parts”) means each of the FF81 Parts to be supplied by FF or a FF Contract Supplier pursuant to the terms of this Agreement.

“FF Technical Assistance” is defined in Section 14.1.

“FF Third Party Products” is defined in Section 10.6(b).

“FF Tooling” means all Tooling constituting PSI to be purchased by FF from MS.

“FF Trademarks” means all trademarks owned by FF.

“FF Volume Requirement” is defined in Section 5.5(b).

“FF Warranty” is defined in Section 10.2(b).

“FF Warranty Period” is defined in Section 10.2(f).

“FF’s Position” is defined in Section 20.1(g)(ii).

“Fill Rate Discount” is defined in Section 7.1(b).

“Fixed Costs” means:

[***]

“Force Majeure Event” is defined in Section 19.1.

“Foreground IPR” means all Intellectual Property Rights that are (a) made, invented, or developed, by either Party solely, or by the Parties jointly, at any time during the Term as a result of such Party’s, or the Parties’, carrying out of the FF81 Collaboration or any FF81 Collaboration Project and (b) not the Background IPR of either Party. [***]

“Freight Charges” is defined in Section 8.1(j).

“Governmental Authority” means any federal, state, county, provincial, city, local, municipal, foreign or other government or quasi-governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, or judicial or administrative body having jurisdiction over a Party or the Parties.

“Gunsan Plant” means the manufacturing facility owned and operated by MS and located at 34 Jayu-ro, Gunsan-si, Jeonllabuk-do, Republic of Korea.

“Hazardous Substances” is defined in Section 20.1(d).

“Homologation Requirements” means, as set forth in Annex 36 and as used with an FF Sales Territory, all homologation regulations and requirements of any Governmental Authority in such FF Sales Territory necessary for a Party to market, sell and distribute the FF81 Products for use on the public highways and roads in such FF Sales Territory.

“ICC Rules” is defined in Section 21.4(c).

“IMDS” means the International Material Data System, as further set forth on www.mdsystem.com.

“Improvements” means Foreground IPR that is a modification to, improvement on, enhancement on, upgrade to, or adaptation to, or derivative work of, either Party’s Background IPR, made, invented, or developed by either Party without contribution from the other Party, or by the Parties jointly, or by either Party jointly with a third party.

“INCOTERMS” means INCOTERMS 2020, as published by the International Chamber of Commerce, and the references to specific shipping methods in this Agreement shall have the meanings specified in such Incoterms.

“Indemnified Party” is defined in Section 17.2(a).

“Indemnifying Party” is defined in Section 17.2(a).

“Information” means any ideas, concepts, data, know-how, discoveries, inventions, improvements, methods, techniques, technologies, systems, specifications, analyses, products, practices, processes, procedures, protocols, research, tests, trials, assays, controls, prototypes, formulas, descriptions, formulations, submissions, communications, skills, experience, knowledge, plans, objectives, algorithms, reports, results, conclusions, or other information, irrespective of whether or not copyrightable or patentable and in any form or medium (tangible, intangible, oral, written, electronic, observational, or other) in which any of the foregoing may be communicated or subsist. Without limiting the foregoing sentence, Information includes any technological, scientific, business, legal, patent, organizational, commercial, operational, or financial information.

“Initial FF Forecast” is defined in Section 5.2(b)(i).

“Initial FF Price” is defined in Section 5.2(b)(ii).

“Initial Forecast” means either the Initial FF Forecast or the Initial MS Forecast, as the context may require.

“Initial MS Forecast” is defined in Section 5.2(c)(i).

“Initial Parts Price” is defined in Section 5.2(c)(ii).

“Initial Price” means either the Initial FF Price or the Initial Parts Price, as the context may require.

“Initial Target Annual Production” is defined in Section 5.2(a)(ii).

“Initial Term” is defined in Section 16.1(a).

“Initial Year” means the period commencing on the SOP Korea and ending on the first (1st) anniversary of the SOP Korea.

“Intellectual Property Rights” means any or all of the following and all rights in, arising out of or associated with any of the following in any jurisdiction throughout the world: (a) patents, (b) trademarks and service marks, (c) copyrights, (d) domain names, (e) trade secrets (f) software, (g) Technical Information and any proprietary interest in any other Information and (h) all other intellectual or industrial property and proprietary rights, including, rights in any applications and granted registrations for any of the foregoing, and all rights to sue and recover damages and obtain injunctive relief for past, present and future infringement, dilution, misappropriation, violation or breach of any of the foregoing.

“Invoice” means either the FF Invoice or the MS Invoice, as the context may require.

“IT Services” is defined in Section 6.9(a).

“Joint Assessment” is defined in Section 6.3(f)(iii).

“Joint Investigation” is defined in Section 13.2(b)(i).

“Jointly Owned Other New Technology” is defined in Section 15.1(h).

“Labor and Administrative Cost” is defined in the definition of the Fixed Cost.

“Lead Time” means in respect to any FF81 Products for which FF has submitted to MS a Product Purchase Order, the amount of time between MS’s acceptance of such Product Purchase Order and delivery of the FF81 Products under such Product Purchase Order to FF. For the purpose of the definition of the term “Lead Time”, the term “delivery” means the completion of MS’s delivery obligation under this Agreement.

“Limited Trademark License” is defined in Section 15.4(c)(i).

“manufacture” or “manufacturing” means all operations involved in the production of the FF81 Products, including manufacturing, stamping, assembly, painting and testing of the FF81 Products.

“M&E” is defined in Annex 7.

“Manufacturing Cost” means, for each FF81 Product, the materials cost, the production cost, plus SG&A cost, plus operating profit for such FF81 Product.

“Manufacturing Defect” means (i) with respect to MS, any defect, latent or otherwise, in the manufacturing of the FF81 Products or the MS Supplied Parts or in the assembly of the FF81 Products, other than any Design & Engineering Defect or any defect that is excluded pursuant to any Exclusion from MS Warranty (a “MS Manufacturing Defect”), and (ii) with respect to FF, any defect, latent or otherwise, in the manufacturing of the FF Supplied Parts, other than any defect that is excluded pursuant to any Exclusion from FF Warranty (a “FF Manufacturing Defect”).

“Manufacturing Failure” is defined in Section 5.12(e)(i).

“Manufacturing Territory” means (a) the Republic of Korea and (b) any other territory in which MS is expressly authorized by FF to manufacture the FF81 Products under this Agreement.

“Master Timetable” is defined in Section 5.1(a).

“Minimum Fill Rate” is defined in Section 7.1(b).

“Minimum Parts Fill Rate” is defined in Section 9.7(b).

“Minimum Volume Commitment” is defined in Section 5.10(a).

“Mitigated Sunk Parts Cost” is defined in the definition of the Fixed Cost.

“Monthly FF Forecast” is defined in Section 5.5(b).

“Monthly Forecast” means either the Monthly FF Forecast or the Monthly MS Forecast, as the context may require.

“Monthly MS Forecast” is defined in Section 5.9(b).

“Monthly Production Meeting” is defined in Section 5.3(a).

“MS Background IPR” means the Background IPR of MS.

“MS Contract Supplier” is defined in Section 9.1(b).

“MS Contract Supplier Claims” is defined in Section 9.1(c).

“MS Contract Supplier Parts” is defined in Section 9.1(c).

“MS Deviation” is defined in Section 9.4(a).

“MS Excess” is defined in Section 7.6(c)(i).

“MS Indemnitee” is defined in Section 17.1(b)(i).

“MS Inspection Period” is defined in Section 9.8(a)(i).

“MS Intellectual Property” is defined in Section 15.2(b)(i).

“MS Invoice” is defined in Section 8.2(b).

“MS Non-Conformity” is defined in Section 7.6(c).

“MS-NS Agreement” is defined in Section 9.1(b).

“MS Owned Foreground IPR” means [***].

“MS Owned Improvement” is defined in Section 15.1(d).

“MS Owned Other New Technology” is defined in Section 15.1(h).

“MS Owned Process New Technology” is defined in Section 15.1(g).

“MS ROFO Notice” is defined in Section 6.12(b)(ii).

“MS Sales Support Services” is defined in Section 12.1(b).

“MS Service Description” is defined in Section 12.1(b)(i).

“MS Service Fee Quotation” is defined in Section 12.1(b)(ii).

“MS Shortage” is defined in Section 7.6(c)(i).

“MS Submission Month” is defined in Section 5.9(b).

“MS Supplied Part” means any FF81 Parts other than the FF Supplied Parts.

“MS Technical Assistance” is defined in Section 14.2.

“MS Third Party Products” is defined in Section 10.6(a).

“MS Tooling” means all Tooling that is not FF Tooling.

“MS Volume Requirements” is defined in Section 5.9(b).

“MS Warranty” is defined in Section 10.3(b).

“MS Warranty Period” is defined in Section 10.3(e).

“MS’s Agents” is defined in Section 20.1(f).

“New Technology” means all Foreground IPR that are not Improvements.

“NHTSA” means the National Highway Traffic Safety Administration, and any successor agency or administration.

“Nominated Supplier” is defined in Section 9.1(a).

“Non-Conformity” means either the FF Non-Conformity or the MS Non-Conformity, as the context may require.

“Non-Offsetting Party” is defined in Section 8.2(e).

“Non-Responsible Party” is defined in Section 13.2(c).

“Non-Terminating Party” is defined in Section 16.2(a).

“Notice of Dispute” is defined in Section 21.4(a).

“Notice of Improvement” is defined in Section 11.1(a).

“Notice of Validation” is defined in Section 6.3(f)(ii).

“Notice of Validation Failure” is defined in Section 6.3(f)(iii).

“Offset” is defined in Section 8.2(e).

“Offsetting Party” is defined in Section 8.2(e).

“Other FF Requirements and Standards” is defined in Section 6.1(a)(ii)(C).

“Other MS Plant” is defined in Section 6.4(b).

“Other New Technology” is defined in Section 15.1(h).

“Parties” means collectively, FF and MS.

“Parts Purchase Order” is defined in Section 9.3(a).

“Parts Order Adjustment” is defined in Section 9.4(c).

“Parts Tooling” any jigs, dies, molds, tooling, patterns, gauges, fixtures and other tangible property and related data solely necessary to manufacture the FF81 Parts.

“Party” means either FF or MS.

“Person” means an individual, corporation, partnership, joint venture, limited liability entity, Governmental Authority, unincorporated organization, trust, association, or other entity.

[***]

“Prices” is defined in Section 8.1(a).

“Price Adjustment Indexes” is defined in Section 8.1(c).

“Price Reduction” is defined in Section 8.1(e)(i).

“Private Labeling” is defined in Section 15.4(c)(i).

“Product Purchase Order” is defined in Section 5.6(a).

“Product Specific Investment” or “PSI” means manufacturing equipment and facilities, special racks and Tooling and related subassemblies required by MS solely for the series production of the FF81 Products or which is otherwise used solely to create any FF Intellectual Property, as further detailed in Annex 7.

“Production Plan” is defined in Section 5.3(b).

“Proposing Party” is defined in Section 11.1(a).

“Process New Technology” is defined in Section 15.1(g).

“Prototype Part” is defined in Section 6.3(b).

“Prototypes” is defined in Section 6.3(a).

“PSI Ledger” means the ledger that details all PSI (including name, type, serial number, manufacturer, location etc.) as set out in Annex 45.

“QAF” means the quotation analysis form (QAF) for the FF81 Products as attached hereto in Annex 32.

“Quality Management Procedures” means the quality management procedures laid down in Annex 19.

“Quality Program” is defined in Section 6.2(a).

“Quality Targets” means the quality targets for this Agreement, in particular the production and manufacturing of the FF81 Product by MS under this Agreement, including the quality targets specified in Annex 3.

“Quality Testing” is defined in Section 6.3(d).

“Recall Campaign” is defined in Section 13.2(a).

“Receiving Party” is defined in Section 18.1.

“Recycled Metals” is defined in Section 20.1(e)(v).

“Remedial Measures” is defined in Section 6.3(f)(iv)(A).

“Remedial Measures Completion Date” is defined in Section 6.3(f)(iv)(A).

“Required Capacity” means (a) if during the Initial Year, one-hundred thirty percent (130%), and (b) if for each Subsequent Year during the Term, one-hundred twenty five percent (125%),

“Rescheduling Notice” is defined in Section 5.7(c)(i).

“Settlement Period” is defined in Section 8.1(g).

“Shortage” is defined in Section 8.1(g)(ii).

“Shortage Volume Rebate” is defined in Section 8.1(g)(ii).

“SOP” or “Start of Production” means, as used with each Manufacturing Territory, the date on which MS shall first commence production of the FF81 Products in such Manufacturing Territory.

“SOP Korea” is defined in Section 5.2(a)(i).

“SOP Month” means, as used with each Manufacturing Territory, the calendar month in which SOP occurs in such Manufacturing Territory.

“SOP Month Korea” means the SOP Month for the Republic of Korea.

“Spare Parts” is defined in Section 5.15.

“Special Parts Order” is defined in Section 9.9(a).

“Special Order” is defined in Section 5.11(a).

“Specifications” means all technical or performance requirements, specifications, drawings, designs, instructions, samples or other quality standards and descriptions or Technical Information or commercial Information furnished by FF to MS, or specified by FF for use by MS, during the Term relating to the design, development, manufacturing and assembly, testing, packaging and labeling, marketing, sale and distribution or use of the FF81 Products by MS in each Manufacturing Territory, including bills of materials, schematic diagrams, and assembly drawings.

“Storage Cost” is defined in the definition of the Fixed Cost.

“Structural Investments” means any manufacturing equipment and facilities, special racks, MS Tooling and related subassemblies required by MS for the production of any vehicles, including the FF81 Products, except any PSI.

“Submission Month” means either the MS Submission Month or the FF Submission Month, as the context may require.

“Subsequent Year” means each successive one (1) year period following the expiration of the Initial Year.

“Supplied Data” is defined in Section 20.2(a).

“Target Annual Production” is defined in Section 5.4(a).

“Target Volume” is defined in Section 8.1(g).

“Technical Information” means any or all Information relating to apparatus, methods, processes, practices, formulas, techniques, procedures, manufacturing or quality standards, patterns, ingredients, designs or the like, including drawings, computer-aided design (CAD) data or other form of written recitations of data, specifications, parts, lists, assembly procedures, operating or maintenance manuals, test or other technical reports, manufacturing instructions, know-how, experience, computer programs and all other technical Information relating to the design, manufacture, assembly or use of any products.

“Technical Vehicle Documentation” means the technical vehicle documentation for the FF81 Products provided by or on behalf of FF to MS, including the documentation listed in Annex 1.

“Term” is defined in Section 16.1(b).

“Terminating Party” is defined in Section 16.2(a).

“Termination Event” is defined in Section 16.2(a).

“Termination Notice” is defined in Section 16.2(a).

“Third Party Claim” is defined in Section 17.1(a).

“Third Party Products” means, as the case may be, either the FF Third Party Products or the MS Third Party Products.

“Tooling” means jigs, dies, molds, tooling, patterns, gauges, fixtures and other tangible property and related data necessary to manufacture the FF81 Products, whether owned or utilized by MS or any MS Contract Supplier, other than the Parts Tooling.

“Transition Period” is defined in Section 16.4(b).

“Transition Support” is defined in Section 16.6.

“Triggering Event” is defined in Section 5.1(b).

“Validation Testing” is defined in Section 6.3(f)(i).

“Vehicle Identification Labels” is defined in Section 15.7.

1.2.	Interpretation. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)	when a reference is made in this Agreement to a Section, Annex or Schedule, such reference is to a Section of, or an Annex or Schedule to, this Agreement;

(b)	the table of contents, recitals and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)	whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)	the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)	all terms defined in this Agreement have the defined meanings herein when used in any Annex, Schedule or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(f)	the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)	references to a Person are also to its successors and permitted assigns;

(h)	the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(i)	references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars;

(j)	the terms “will” and “shall” are to be interpreted to have the same meaning; and

(k)	references to any gender shall be deemed to include masculine, feminine or neuter genders unless the context expressly requires otherwise. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

2.	NATURE AND SCOPE OF COLLABORATION

2.1.	Nature and Scope of Collaboration. During the Term and subject to the terms and conditions of this Agreement:

(a)	Manufacture and Supply of FF81 Products. MS shall manufacture the FF81 Products in the Manufacturing Territory, in strict accordance with the Basic Specifications, using the FF81 Parts and shall sell and supply such FF81 Products exclusively to FF hereunder.

(b)	Sale and Purchase of FF81 Products. Subject to Section 6.12, FF shall purchase from MS the FF81 Products for sale and distribution in the FF Sales Territory.

(c)	Supply and Sourcing of FF81 Parts.

(i)	FF shall manufacture and supply (or, in the case of FF Contract Supplier Parts, shall have manufactured and supplied) to MS each of the FF Supplied Parts.

(ii)	MS shall manufacture and procure (or, in the case of MS Contract Supplier Parts, shall have manufactured and supplied to MS) each of the MS Supplied Parts.

(The foregoing activities, collectively, the “FF81 Collaboration”; each of the transactions contemplated by the Parties in respect to the FF81 Collaboration, a “FF81 Collaboration Project”).

3.	COMMITTEES

3.1.	Establishment of Committees. The Parties have established (or shall establish) various committees to oversee the FF81 Collaboration, project management and the other activities of the Parties under this Agreement (each, a “Committee”), as further set forth on Annex 21. The responsibilities structure, escalation procedures, and composition of the Committees are set forth in Annex 21.

4.	BASIC SPECIFICATIONS AND VARIATIONS

4.1.	Basic Specifications and Variations.

(a)	Annex 1 sets forth the initial Technical Vehicle Documentation and other Specifications of the FF81 Products (as the same is finalized pursuant to Section 4.1(b) in respect to each FF Sales Territory, the “Basic Specifications”). The main characteristics and data of the FF81 Products are specified in Annex 1, Annex 2, Annex 3, Annex 28 and Annex 31.

(b)	FF shall provide to MS the final Basic Specifications including any updates thereto in respect to each FF Sales Territory. Such Basic Specifications shall be provided by FF prior to homologation, and (without limiting FF’s right to update the Basic Specifications as otherwise set forth in this Agreement) may be updated after homologation to comply with Homologation Requirements.

(c)	The Basic Specifications shall be subject to updates and modification from time to time during the Term as specified in writing by FF and subject to the Change Management Process, in which event Annex 1, together with other relevant terms of this Agreement, shall be modified to reflect such updates and modifications.

(d)	MS shall not modify the Basic Specifications without FF’s prior written approval in each instance.

(e)	MS shall manufacture the FF81 Products according to the Basic Specifications and shall inspect and test the FF81 Products prior to delivery to FF to ensure that such FF81 Products conform with the Basic Specifications in all respects in accordance with the terms of this Agreement.

(f)	MS shall use commercially reasonable efforts to support during the development phase of the FF81 Products (and Basic Specifications) in accordance with Annex 6.

5.	PRODUCTION PLAN; FORECAST AND ORDER PROCESS

5.1.	Timetable, Production Curve, Planned Volumes, Capacity.

(a)	MS shall ensure to meet the SOP Korea in accordance with the master timetable in Annex 2 (as updated pursuant to the following sentence, the “Master Timetable”). The date set forth in the Master Timetable for SOP Korea shall be subject to update by the Parties, which shall occur no later than six (6) months prior to the then anticipated month in which SOP Korea is anticipated to be achieved. MS shall conduct and complete all tasks and responsibilities assigned to it under this Agreement in accordance with the Master Timetable. MS shall immediately notify FF in writing, if it realizes that the Master Timetable cannot or is reasonably expected not to be met and shall propose, in writing, the appropriate and commercially reasonable measures to avoid or, if not possible, at least to mitigate such delay. Without prejudice to a Party’s responsibility for such delay, any Changes arising in connection with the foregoing shall be subject to the Change Management Process.

(b)	Delay in SOP; Damages. [***]

(c)	Delay in SOP; MS Remedy. [***]

(d)	MS shall align the launch of the production as well as the ongoing production of the FF81 Products with the starting curve and staggering set out in Annex 13.

(e)	FF shall pay MS the amounts contained on Annex 47 and in accordance with the payment schedule on Annex 47 to support the PSI and the planning and start-up of the production of the FF81 Products.

5.2.	SOP, Initial Target Annual Production, Initial Forecast and Initial FF Price. Schedule 5.2 sets forth:

(a)	In respect of the SOP,

(i)	the SOP for the Republic of Korea (the “SOP Korea”); and

(ii)	the initial target annual production volume for the FF81 Products (the “Initial Target Annual Production”) for the Gunsan Plant;

(b)	In respect to FF81 Products,

(i)	a forecast, in respect to each FF Sales Territory, for the total number of units of the FF81 Products that FF anticipates that it will require for SOP Month Korea and the first two (2) months thereafter (the “Initial FF Forecast”); and

(ii)	the unit purchase price for such FF81 Products (the “Initial FF Price”) to be due and payable by FF to MS; provided, however, that, for the avoidance of doubt, the Initial FF Price per unit shall be calculated pursuant to Annex 32.

(c)	In respect to FF Supplied Parts,

(i)	a forecast for the total type and number of units of the FF Supplied Parts that MS then anticipates that it will require to manufacture the FF81 Products for (A) the SOP Month Korea and (B) the first two (2) month forecasts thereafter (collectively, the “Initial MS Forecast”); and

(ii)	the unit purchase price for each such FF Supplied Part (the “Initial Parts Price”) to be due and payable by MS to FF; provided, however, that, for the avoidance of doubt, the Initial Parts Price shall be calculated pursuant to Annex 32.

5.3.	Monthly Production Meeting.

(a)	Except as otherwise set forth in Annex 21, on or about the fifth (5th) day of (i) the month immediately following the Effective Date but not later than four (4) months prior to the SOP Month Korea and (ii) each month thereafter during the Term, the Cooperation Board shall conduct, and CB Members shall have, a monthly production meeting (each, a “Monthly Production Meeting”), which may be held in person or by conference call or video conference.

(b)	At the Monthly Production Meeting and in respect to the Manufacturing Territory, the Cooperation Board shall (i) review and discuss in good faith the latest forecasts provided for the FF81 Products, the supply chain, and other requirements or production related issues of the Parties, including the Lead Time, and (ii) jointly determine and prepare a plan for the production of the FF81 Products for the Manufacturing Territory (each, a “Production Plan”), which such Production Plan shall set forth the Parties’ agreement on the latest forecasts for a given month, or update or modify the existing Production Plan.

(c)	Each Production Plan may be modified or amended by the Parties, by mutual written consent, at any time during the Term.

5.4.	Annual Production Meeting; Target Annual Production.

(a)	Except as otherwise set forth in Annex 21, on or prior to the date that is four (4) months prior to the first anniversary of the SOP Month Korea, and each subsequent anniversary thereafter, the Cooperation Board shall conduct, and the CB Members shall have, an annual production meeting (the “Annual Production Meeting”) to (i) review and discuss the target annual production volume for the FF81 Products for each FF Sales Territory applicable to the Manufacturing Territory for the one-year period commencing on such anniversary date to be prepared by FF for the FF81 Products and (ii) prepare and submit to the Parties for joint determination by the Parties a proposal for such target annual production (upon such joint determination, together with the Initial Target Annual Production, each, a “Target Annual Production”).

(b)	The Target Annual Production shall be for production planning purposes only and non-binding at all times and may be modified or amended by the Parties at any time during the Term.

5.5.	Monthly FF Forecast of FF81 Products. The following general terms shall govern in respect to the monthly forecasting and ordering procedure applicable to FF and the FF81 Products.

(a)	Initial FF Forecast. The Initial FF Forecast for the SOP Month Korea shall constitute the forecast for (i) such SOP Month Korea and (ii) each of the subsequent two (2) months after the SOP Month Korea, which shall be subject to revision by subsequent Monthly FF Forecasts in accordance with Section 5.5(b).

(b)	Monthly FF Forecast. On or prior to the fifth (5th) day of each month during the Term (each, a “FF Submission Month”), commencing with the fourth (4th) month prior to the SOP Month Korea, FF shall provide a monthly forecast for each of the six (6) months commencing with the fifth (5th) month after the applicable FF Submission Month, (each, a “Monthly FF Forecast”), for the total number of units of the FF81 Products that it then anticipates that it will require in respect to the applicable FF Sales Territory during each of such six (6) months (the “FF Volume Requirements”). Each such Monthly FF Forecast shall not deviate from the same six (6) months in the then current Target Annual Production by more than the Deviation Percentage, unless otherwise agreed to by MS, such agreement not to be unreasonably withheld, conditioned or delayed (the “Deviation Percentage Measurement Period”). Each Monthly FF Forecast shall be subject to confirmation or further updates by the Parties during the Monthly Production Meetings and shall be set forth in the corresponding Production Plan. The first (1st) month of each Monthly FF Forecast shall constitute the final forecast for such month. The last five (5) months of each Monthly FF Forecast shall be subject to adjustment by each of the five (5) subsequent Monthly FF Forecasts. Each Monthly FF Forecast issued by FF shall supersede any prior forecast covering the same months. Schedule 5.5(b) (Forecast and FF Order Schedule) sets forth an illustration of the Monthly FF Forecast process and mechanism during the Term.

5.6.	Product Purchase Orders for FF81 Products.

(a)	Monthly Product Purchase Order. On or prior to the fifth (5th) day of each FF Submission Month, FF shall place a monthly purchase order for the FF81 Products in form substantially similar to the form described in Schedule 5.6(a) (Form of Product Purchase Order) (the “Product Purchase Order”) for the fourth (4th) month after such FF Submission Month with the first (1st) such Product Purchase Order being for the SOP Month Korea. Subject to Section 5.7, each Product Purchase Order shall be consistent with the corresponding Production Plan. Schedule 5.5(b) (Forecast and FF Order Schedule) sets forth an illustration of the Product Purchase Order process and mechanism during the Term.

(b)	Form of Product Purchase Order. Each Product Purchase Order shall specify: (i) the quantity of the units of the FF81 Products ordered (ii) the Price of each unit of the FF81 Products ordered, and (iii) the delivery terms (including the Lead Time), scheduled delivery date and delivery location, in form substantially similar to the form described in Schedule 5.6(a) (Form of Product Purchase Order). The Product Purchase Order shall be in electronic form and submitted via EDI.

(c)	Consequence of Termination. In the event that either Party issues a Termination Notice under Section 16.2 or 16.3 to the other Party, the Parties shall enter into good faith discussions of any modifications or amendments to the foregoing general rules, including Schedule 5.5(b) (Forecast and FF Order Schedule), to reflect the Parties’ agreements on consequences of such termination of this Agreement, including any post-termination rights and obligations of the Parties in respect to any volume requirements during post-termination period, consistent with Section 16.4.

5.7.	FF Deviation from Production Plan; Adjustments; Delivery Rescheduling; Cancellations.

(a)	Permitted FF Deviations. FF may request that the aggregate number of the units of the FF81 Products under a Product Purchase Order for a given month deviate from the corresponding month in the Production Plan (such deviated amount, the “FF Deviation”) so long as such FF Deviation is (i) a decrease in the quantity ordered by less than or equal to the Deviation Percentage (other than due to the failure of MS to perform its obligations under this Agreement, in which event FF may decrease the quantity ordered without regard to the Deviation Percentage), (ii) an increase in quantity ordered by less than or equal to the Deviation Percentage, (iii) is an increase in the quantity ordered by more than the Deviation Percentage and FF has requested at least one hundred eighty (180) days prior to the scheduled delivery date, or (iv) otherwise agreed to by MS, such agreement not to be unreasonably withheld, conditioned or delayed.

(b)	FF Deviation Adjustments. If (i) FF (A) deems that the FF Deviation for a given month is likely to be greater than the Deviation Percentage and (B) fails to provide proper notice in accordance with Section 5.7(a) or (ii) such FF Deviation is not otherwise authorized hereunder, FF shall promptly inform MS thereof in writing prior to issuing the Product Purchase Order for such month. If such FF Deviation is agreeable to MS in writing, FF shall issue a Product Purchase Order based on such FF Deviation which shall then be deemed accepted by MS. If such FF Deviation is not acceptable to MS, then the Parties shall discuss in good faith and use commercially reasonable efforts to agree to alternative arrangements, including capacity allocations, provided that the foregoing shall not limit MS’s right to reject the unpermitted FF Deviation portion of the Product Purchase Order based on non-conformity to the corresponding Production Plan.

(c)	Delivery Rescheduling.

(i)	Rescheduling Notice. Subject to Section 5.7(c)(ii) below, from time to time during the Term, FF may request that the delivery date for any FF81 Product be rescheduled to a later date than as set forth in the respective Product Purchase Order as accepted by MS by issuing a written notice to MS no less than [***] days prior to its original delivery date (the “Rescheduling Notice”). The new delivery date specified in such Rescheduling Notice shall then become the new delivery date for the applicable FF81 Product in such Product Purchase Order, which shall in all other respects remain in full force and effect.

(ii)	Rescheduling Fee.

(A)	If the new delivery date specified in such Rescheduling Notice is less than or equal to [***] days after the original delivery date, then [***].

(B)	If the new delivery date specified in such Rescheduling Notice is more than [***] days after the original delivery date (such period, a “Delayed Delivery Period”), then MS shall be entitled to [***].

(C)	If the new delivery date specified in such Rescheduling Notice is more than sixty (60) days after the original delivery date, then MS may reject any such request to reschedule the delivery date.

(d)	Cancellation of Product Purchase Order.

[***]

(ii)	In the event of any quality issues arising in respect to any FF81 Products (or FF81 Parts therein) under the cancelled Product Purchase Order, the Parties shall undertake joint investigation to determine (A) the nature and scope of such quality issues, (B) remedial measures that are required and (C) the allocation of responsibilities between the Parties.

5.8.	Confirmation, Acceptance and Rejection of Product Purchase Orders.

(a)	Confirmation. Subject to the terms of this Section 5.8, MS shall accept or reject the Product Purchase Order by issuing a written acceptance or rejection to FF (each, a “Confirmation”) not later than [***] upon receipt of such Product Purchase Order. Each Confirmation shall (i) reference the applicable Product Purchase Order number, (ii) confirm acceptance or, subject to other terms of this Agreement, rejection of the Product Purchase Order and (iii) set forth, in the case of acceptance, the effective date of acceptance, and in the case of rejection, the basis for such rejection.

(b)	Acceptance of Product Purchase Order. If MS fails to issue a Confirmation for a Product Purchase Order within the time period set forth paragraph (a) above or otherwise commences performance under such Product Purchase Order, MS shall be deemed to have accepted such Product Purchase Order; provided, that performance by MS under such accepted Product Purchase Order shall be delayed in the case of an Excusable Delay by FF subject to Section 19. Upon acceptance by MS of a Product Purchase Order, the terms of such Product Purchase Order shall be incorporated into this Agreement and shall be binding on the Parties.

(c)	Rejection of Product Purchase Order. Subject to paragraph (d) below, MS may only reject a Product Purchase Order if:

(i)	there is a material non-conformity between the terms of the Product Purchase Order and the corresponding terms of the Production Plan then in effect, and such non-conformity is not authorized hereunder or cured by FF within five (5) Business Days following written notice from MS thereof; or

(ii)	such rejection is otherwise expressly authorized under this Agreement.

5.9.	Monthly MS Forecast for FF Supplied Parts. The following general terms shall govern in respect to the Monthly Forecast procedure applicable to MS for its purchase of the FF Supplied Parts.

(a)	Initial MS Forecast. The Initial MS Forecast for the SOP Month Korea, as revised, and except as agreed to by the Parties otherwise, shall constitute the forecast for (i) the SOP Month Korea and (ii) each of the two (2) months after the SOP Month Korea, which shall be subject to revision by subsequent Monthly MS Forecasts in accordance with paragraph (b) below.

(b)	Monthly MS Forecast. On or prior to the fifth (5th) day of each month during the Term (the “MS Submission Month”) commencing with the fourth (4th) month prior to the SOP Month Korea, MS shall provide a monthly forecast for each of the six (6) months commencing with the fifth (5th) month after the MS Submission Month which, for the initial MS Submission Month, shall be the month immediately following the SOP Month Korea (each, a “Monthly MS Forecast”), for the total number of units of the FF Supplied Parts that it then anticipates that it will require to produce the FF81 Products during each of such six (6) months (the “MS Volume Requirements”), which Monthly MS Forecast shall be generally consistent with the same six (6) months in the then current Target Annual Production. Each Monthly MS Forecast shall be subject to confirmation or further updates by the Parties during the Monthly Production Meetings and shall be set forth in the corresponding Production Plan. Each such MS Forecast as confirmed under the Production Plan, together with respective parts order by MS, shall be subject to further changes based on the actual amount and timing of Product Purchase Orders placed by FF in respect to the FF81 Products. The first (1st) month of each Monthly MS Forecast shall constitute the final forecast for such month. The last five (5) months of each Monthly MS Forecast shall be subject to adjustment by each of the five (5) subsequent Monthly MS Forecasts. Each Monthly MS Forecast issued by MS shall supersede any prior forecast covering the same months. Schedule 5.5(b) (Forecast and FF Order Schedule) sets forth an illustration of the Monthly MS Forecast process and mechanism during the Term.

5.10.	Minimum Volume Commitment; Non-Binding Nature.

(a)	Minimum Volume Commitment. Subject to (i) MS’s full compliance with the terms of this Agreement, (ii) MS’s ability to supply the FF81 Products to FF as and when ordered by FF in accordance with the production timelines, volumes, quality, prices, technology, delivery schedules and other requirements of FF from time to time in accordance with this Agreement and (iii) any impact of a Force Majeure Event, FF agrees that the total volume of the FF81 Products to be purchased by FF during (A) the Initial Year and (B) each Subsequent Year (or portion thereof) during the Term shall not be less than [***] of the FF’s global volume set forth in Annex 31, in the case of the Initial Year, and the corresponding global volume, in the case of each Subsequent Year (the “Minimum Volume Commitment”).

(b)	Non-Binding Nature. Subject to the Parties rights and obligations concerning the Minimum Volume Commitment set forth in Section 5.10(a), the limitation on deviation of Monthly FF Forecast under Section 5.5(b) and the production capacity and product availability requirements under Section 5.12, which shall be binding in all respects, for the avoidance of doubt and notwithstanding any provision in this Agreement to the contrary, (i) the Initial Target Annual Production, and each Target Annual Production, together with any forecasts provided by a Party hereunder, including the Initial Forecast and the Monthly Forecasts, are estimates only, intended for production planning purposes only and accordingly shall not be binding on any Party and (ii) no such forecasts shall constitute any commitment of such Party unless the agreed between the Parties and set forth in the corresponding Production Plan.

5.11.	Supply of FF81 Products or MS Supplied Parts for Special Reasons.

(a)	Special Order. In the event FF requires any number of FF81 Products or MS Supplied Parts due to special reasons that are not the fault of MS, including damage to any FF81 Product after the delivery, FF may issue to MS a separate order (each, a “Special Order”), which such Special Order shall set forth: (i) the description of such FF81 Product (or such MS Supplied Parts), (ii) quantity ordered, and (iii) terms of delivery, including required delivery date and delivery location, in form substantially similar to the form described in Schedule 5.6(a) (Form of Product Purchase Order) or in such other form as may be agreed between the Parties.

(b)	Allocation of Cost. The cost for such Special Order (including the price of such FF81 Products or MS Supplied Parts and the cost of delivery) shall be borne by FF.

(c)	Format. The Special Order shall be in electronic form submitted via EDI.

(d)	Acceptance and Rejection of Special Order; Confirmation.

(i)	Confirmation. MS shall issue a confirmation in form similar to the Confirmation in respect to each Special Order issued hereunder within two (2) Business Days following its receipt thereof. Each such confirmation shall (A) reference the applicable Special Order number and (B) confirm acceptance or, subject to other terms of this Agreement, rejection of the Special Order and (C) set forth, in the case of acceptance, the effective date of acceptance, and in the case of rejection, the basis for such rejection.

(ii)	Acceptance of Special Order. If MS fails to issue a confirmation for a Special Order within the time set forth above or otherwise commences performance under such Special Order, MS shall be deemed to have accepted such Special Order.

(iii)	If MS cannot meet the terms set forth in a Special Order, including the quantity and the delivery date, it shall immediately inform FF thereof and propose alternative terms. If such alternative terms are agreeable to FF in its sole and absolute discretion, FF shall issue a revised Special Order setting forth such alternative terms which shall then be deemed accepted by MS.

(iv)	Notwithstanding the foregoing and for the avoidance of doubt, in no event shall MS be obligated to (A) accept any Special Order or otherwise (B) supply to FF the FF81 Products or the MS Supplied Parts under such Special Order unless and until it has accepted such Special Order.

(e)	Shipping and Delivery. All Special Orders for the FF81 Products and MS Supplied Parts shall be delivered by INCOTERMS EXW (Gunsan Plant).

5.12.	Production Capacity and Product Availability.

(a)	Product Supply Capacity. MS shall maintain sufficient manufacturing capabilities and capacity to supply FF81 Products to FF in accordance with the Initial Target Annual Production, each Target Annual Production, the Initial Forecast, Monthly Forecasts and Product Purchase Orders that FF may issue from time to time, all in accordance with the terms of this Agreement. Without limiting the other notice requirements set forth herein, MS shall notify FF immediately in the event MS has reason to believe it may not be able to fulfill any Monthly Forecasts or Product Purchase Orders due to capacity

(b)	Parts Supply Capacity. MS shall (at its sole cost) maintain timely supply of sufficient quantities of FF81 Parts (provided that with respect to the FF Supplied Parts, MS’s obligation hereunder shall be limited to timely ordering and maintaining reasonable safety stock of such FF Supplied Parts) to ensure sufficient manufacturing capabilities and capacity to supply FF81 Products to FF in accordance with the terms of this Agreement. The FF81 Parts shall be supplied to or procured by MS in accordance with Section 9.3. .

(c)	Change in Production Capacity. [***] In the event of a work stoppage, other labor problems, or more generally any circumstances at MS’s facilities adversely affecting MS’s ability to supply any FF81 Products, whether or not a Force Majeure Event, MS shall promptly provide FF written notice of the same and shall use commercially reasonable efforts to locate reliable alternate sources and suppliers of raw materials and components meeting applicable quality standards and in sufficient quantity to ensure a continued supply during such difficulties; provided, that no such circumstances shall relieve MS of its obligations hereunder, except to the extent such circumstances constitute a Force Majeure Event; provided, further that in no event shall MS be liable to FF if such change in production capacity is due to an Excusable Delay.

(d)	FF Remedy. [***]

(e)	[***]

5.13.	Discontinuation of FF Supplied Parts or FF81 Model; No Discontinuation of Production.

(a)	In the event that FF decides to discontinue (i) the manufacture or supply of any of the FF Supplied Parts, (ii) the sale and distribution of the FF81 Model in any FF Sales Territory or (iii) the FF81 Model (the “Discontinuation”) for any reason, it shall notify MS in writing not later than [***] prior to the effective date of such Discontinuation, unless such Discontinuation is required by Applicable Laws, in which event FF shall give such advance notice to MS as is reasonably practicable.

(b)	If Discontinuation is for the FF81 Model, without prejudice to termination of the Agreement under Section 16.2, the Parties shall discuss in good faith and agree to the terms governing the consequences of such Discontinuation. Notwithstanding the foregoing, upon any such Discontinuation by FF, FF shall reimburse MS for (i) the unrecovered balance of PSI (amortized into Manufacturing Cost) and (ii) any other actual and reasonable, documented out-of-pocket costs and expenses paid to third parties by MS directly in relation to the timely performance of its obligations hereunder that cannot be refunded, mitigated or avoided through commercially reasonable efforts. FF is not responsible for reimbursing MS for any Structural Investments, including upon Discontinuation, unless any such reimbursement is specifically approved in writing by FF in advance, provided that the Parties shall discuss in good faith, and FF shall consider for reimbursement, if and to what extent any unrecovered portion of Structural Investments related to the Manufacturing Cost of the FF81 Product shall be reimbursed by FF.

(c)	[***]

5.14.	Master Agreement; Terms of Agreement and Product Purchase Orders and Parts Purchase Orders.

(a)	This Agreement is intended as a master agreement between MS and FF in respect to the sale and purchase between the Parties of the FF81 Products and certain FF81 Parts setting forth all terms in respect thereto other than the specific terms (delivery dates, quantities, and delivery locations) to be set forth in each of the Product Purchase Orders, Special Orders or the Parts Purchase Order.

(b)	Notwithstanding anything in this Agreement,

(i)	any Product Purchase Orders or Confirmation, the terms and conditions of this Agreement shall constitute all of the terms and conditions between the Parties relating to the subject matter of this Agreement unless otherwise agreed to in writing by the Parties;

(ii)	any terms and conditions set forth on any document or documents issued by a Party either before or after the Effective Date are hereby explicitly rejected and disregarded by the other Party, and any such terms and conditions shall be inapplicable to any sale and purchase made by and between FF and MS and shall not be binding in any way on either Party;

(iii)	if any terms and conditions contained in a Product Purchase Order or Parts Purchase Order conflict with any terms and conditions contained in this Agreement, the applicable term or condition of this Agreement will prevail and such contrary or different terms will have no force or effect; and

(iv)	any contrary or different terms from this Agreement (other than delivery dates, quantities, and delivery locations) contained in any Product Purchase Orders, Parts Purchase Orders, Confirmation or any other communications between the Parties, and any other attempt to modify, supersede, or otherwise alter this Agreement, shall be deemed rejected and shall not modify this Agreement or be binding on the Parties unless such terms have been agreed to by both Parties in writing.

5.15.	Spare Parts.

During the Term or after the EOP or expiration or termination of this Agreement, FF shall procure all of the FF81 Parts to fulfill its post-sale and past model service and replacement requirements (such post-sale FF81 Parts, the “Spare Parts”) directly from the suppliers of such Spare Parts; provided that during the Term (a) MS will, upon request by FF in writing, purchase Spare Parts from MS Contract Suppliers for resale to FF and (b) MS shall provide all other cooperation reasonably requested by FF with respect to its obtaining Spare Parts. Without limitation, MS shall provide FF with a list of MS Contract Suppliers, which such list shall (i) indicate the MS Contract Supplier Parts produced by the applicable MS Contract Supplier as well as the respective price offered to MS and (ii) be continuously updated by MS during the Term on a yearly basis. After the EOP or upon expiration or termination of this Agreement, MS will have no obligation to purchase any Spare Parts for resale to FF. Notwithstanding the foregoing, at least four (4) years prior to EOP, the Parties shall discuss and agree in good faith any the process by which MS will supply to FF after the Term assembled Spare Parts manufactured by MS.

6.	HOMOLOGATIONS; MANUFACTURING AND ASSEMBLY OF PRODUCTS

6.1.	Homologation; Product Compliance.

(a)	Product Compliance.

(i)	FF shall:

(A)	be solely responsible for complying with (and ensuring that the Basic Specifications for all FF81 Products for such FF Sales Territory comply with) the Homologation Requirements in such FF Sales Territory; and

(B)	undertake the development of all necessary Improvements in respect to FF81 Products, with the cooperation of MS, to ensure that the design of FF81 Products shall be in compliance with all Homologation Requirements in each applicable FF Sales Territory.

(ii)	MS shall:

(A)	use commercially reasonable efforts to advise FF of all Homologation Requirements of which MS is aware;

(B)	assist FF with FF’s compliance with all Homologation Requirements, including development of necessary Improvements in respect to FF81 Products to ensure such compliance, provided that all costs incurred by MS in connection with such development shall be paid for by FF; and

(C)	manufacture and produce the FF81 Products in compliance with the Basic Specifications and comply with all other requirements, quality standards and descriptions reasonably required, furnished or specified by FF or required by Applicable Law that are necessary for the Parties to carry out FF81 Collaboration (the “Other FF Requirements and Standards”).

(b)	Exclusive Manufacturer Status. [***]

(c)	IMDS. All materials used for the manufacture of the FF81 Parts and FF81 Products, including all sub-components, supply parts and auxiliary substances, shall be recorded with the IMDS. FF shall be responsible for the reporting and recording of all materials delivered by FF and FF Contract Suppliers and MS shall be responsible for the reporting and recording of all materials delivered by MS and MS Contract Suppliers, each in accordance with the IMDS. At such time as reasonably determined by FF, the Parties shall cooperate in the creation of a report listing all substances included in the FF81 Products.

6.2.	Quality Program and Assurance.

(a)	Annex 19 sets forth the mutually agreed upon quality assurance program (the “Quality Program”) for the FF81 Products.

(b)	FF shall ensure that the FF Supplied Parts shall be manufactured in accordance with the Quality Program, and MS shall cooperate with FF in FF’s efforts in respect thereto.

(c)	MS shall ensure that the FF81 Products shall be manufactured in accordance with the Quality Program, and FF shall cooperate with MS in MS’s efforts in respect thereto.

6.3.	Prototype; Quality Testing; Validation Testing.

(a)	Manufacture of Prototype. Pursuant to the timeline set forth in Annex 5, but subject to timely delivery by FF to MS of the Basic Specifications for each respective FF Sales Territory and other provisions of this Section 6.3, MS shall undertake to manufacture and make available to FF the prototypes for the FF81 Products for each build phase listed in Annex 5 (“Prototypes”).

(b)	Procurement of Prototype Parts. The Parties shall determine which Party shall procure each of parts and components that is necessary for MS to manufacture the Prototypes (each such part, a “Prototype Part”). Pursuant to the timeline for the Prototypes and Prototype Parts set forth in Annex 5 and after delivery by FF to MS of the complete and final Basic Specifications for each respective FF Sales Territory, which Basic Specifications shall take into account and comply with the Homologation Requirements (in accordance with Section 6.1) applicable to such FF Sales Territory, a Party that is responsible for procuring such Prototype Parts shall place a purchase order to each supplier for such Prototype Parts in the numbers set forth in Annex 5. All Prototype Parts shall be delivered by INCOTERMS DDP (Gunsan Plant).

(c)	Repair, Upgrade and Conversion of Prototypes. MS shall undertake (i) to make all repairs to Prototypes as well as all upgrades and conversions requested by FF and (ii) to complete the requested upgrades and conversions before the agreed handover deadline. Any costs and expenses to be incurred by MS in connection with the foregoing, for which FF shall reimburse MS, shall be agreed by FF in advance.

(d)	Quality Testing. Not later than [***] after completion of the manufacturing of the Prototypes, MS shall complete quality testing (the “Quality Testing”) on the Prototypes. Pursuant to Annex 5, a vehicle usage contract must be executed with respect to all Prototypes used by MS in Quality Testing.

(e)	Delivery of Prototypes; Quality Testing Results. Not later than [***] after completion of the Quality Testing, MS shall (i) deliver to FF the Prototypes used in the Quality Testing, which such delivery shall be by INCOTERMS EXW (Gunsan Plant) and (ii) furnish to FF the results of the Quality Testing.

(f)	Validation Process.

(i)	Validation Testing. Not later than [***] after delivery of the Prototypes and furnishing of the results of the Quality Testing or [***] from the date the Prototypes are delivered by FF, in FF’s reasonable discretion, to another location for assessment (which such delivery by FF shall occur as soon as reasonably practicable after delivery of FF), as applicable, FF shall assess (or engage, in its discretion, one or more third parties to assess, in whole or part) whether each such Prototypes conform to the Basic Specifications (the “Validation Testing”) and furnish to MS the results of the Validation Testing.

(ii)	Notice of Validation. If the results of the Validation Testing demonstrate that the Prototypes are in conformity with the Basic Specifications, FF shall promptly notify MS in writing thereof (the “Notice of Validation”). Notwithstanding the Notice of Validation, MS shall not manufacture any FF81 Products unless and until MS has obtained the Approval pursuant to Section 6.5.

(iii)	Notice of Validation Failure. If the results of the Validation Testing demonstrate that any of the Prototypes is not in conformity with the Basic Specifications, FF shall promptly notify MS in writing thereof (the “Notice of Validation Failure”), together with detailed reasons for such non-conformity, in which event the Parties shall conduct a joint assessment of such non-conformity (the “Joint Assessment”).

(iv)	Remedial Measures.

(A)	If and to the extent that the results of the Joint Assessment indicate that the non-conformity is attributable to a Party, such Party shall take all necessary and reasonable measures (the “Remedial Measures”) to address such failure, provided that the Parties shall use commercially reasonable efforts to complete all Remedial Measures, whether independently or jointly, as promptly as possible following completion of the Validation Testing leading to such Remedial Measures, or if applicable, by the date mutually agreed upon by the Parties (the “Remedial Measures Completion Date”).

(B)	Immediately upon completion of the Remedial Measures, a Party that is responsible for undertaking the Remedial Measure shall place a purchase order with each supplier (or otherwise procure) for all additional Prototype Parts that are necessary for MS to manufacture the same number of new Prototypes as initially required. Upon delivery of such additional Prototype Parts and, if the non-conformity was due to the Basic Specifications, the receipt by MS of revised Basic Specifications, MS shall (x) manufacture the same number of new Prototypes as initially required (each, a “Corrected Prototype”), (y) conduct new Quality Testing of such Corrected Prototypes and (z) deliver to FF the Corrected Prototypes together with the results of such new Quality Testing for new Validation Testing, in each case as provided above.

(C)	The foregoing steps shall be repeated until the Prototypes (or Corrected Prototypes) satisfy the Validation Testing; provided, however, that, in the event the Parties are unable to complete any Remedial Measures by the Remedial Measures Completion Date or within [***] following completion of the Validation Testing leading to such Remedial Measures, whichever comes later: [***].

(g)	Allocation of Costs and Expenses.

(i)	The costs and expenses incurred by the Parties in carrying out the procurement of the Prototype Parts, the manufacture of the Prototypes, the conduct of the Quality Testing, delivery of the Prototypes, the conduct of the Validation Testing as described above shall be allocated between the Parties as set forth in Annex 5. The costs for Prototypes payable by FF to MS shall be itemized with full transparency of the costs therefor and shall be payable according to a payment plan mutually agreed by the Parties based on the achievement of agreed-upon milestones, provided that, as a general rule, the price for each Prototype to be quoted by MS shall consist of the sum of (A) manufacturing cost (including cost incurred by MS in connection with the Quality Testing), (B) material cost and (C) mark-up.

(ii)	Special Prototype Testing. Following procedure shall apply to a special Prototype testing.

(A)	FF shall provide MS with special Prototype testing specifications and requirements;

(B)	MS shall then provide FF with the estimated cost for conducting such special testing and other related works;

(C)	the Parties shall mutually agree on the details of such special testing and such other actions to be undertaken by MS;

(D)	MS shall undertake all such special testing and actions as mutually agreed between the Parties; and

(E)	All costs and expenses incurred by MS in carrying of the foregoing special Prototype testing shall be reimbursed in full by FF.

(iii)	Correcting Prototypes. Notwithstanding the foregoing and any provision in this Agreement to the contrary, a Party that is responsible for the non-conformity or other Validation Testing failure of any Prototype shall be solely responsible for all costs and expenses incurred by such Party and the other Party in carrying out or otherwise conducting any Remedial Measures and subsequent manufacturing or procurement of the new Prototype Parts, Corrected Prototypes, Quality Testing and Validation Testing.

(h)	Invoice; Payment Terms. Promptly upon delivery by MS of Prototypes conforming with the Basic Specifications, MS shall issue an invoice to FF for the Prototypes and all other amounts due by FF to MS, which shall be paid by FF as follows:

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(i)	Title to and Ownership of Prototypes.

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6.4.	Manufacturing of FF81 Products; Manufacturing Territory.

(a)	Manufacturing of FF81 Products. Subject to licenses granted by FF to MS under Section 15.4 and the other obligations of MS hereunder, MS shall manufacture the FF81 Products at its Gunsan Plant in accordance with the Basic Specifications provided by FF in compliance with the Applicable Law.

(b)	Other MS Plant. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, MS may utilize any one or more of the manufacturing facilities operated by it or any of its Affiliates, other than the Gunsan Plant, located within or outside the Republic of Korea (each, an “Other MS Plant”) in the manufacturing of the FF81 Products or any component thereof, if the utilization of such Other MS Plant by MS is preapproved by FF in writing in each instance, which approval may be granted for the following reasons (such facilities authorized by FF to be operated by MS hereunder, together with the Gunsan Plant, collectively the “Approved MS Plants”):

(i)	anticipated required production volume for any of the FF81 Products, or any component thereof, for a given production period exceeds (or is expected to exceed) the then manufacturing capacity of the Gunsan Plant for such FF81 Product;

(ii)	it is beneficial to the Parties due to the proximity of the geographical location of such manufacturing facility to the applicable FF Sales Territory in which the final FF81 Products will be sold to end-customers;

(iii)	such part of manufacturing or assembly relates to hot stamping and sheet metal processing related works, and such Other MS Plant is located within the Republic of Korea; or

(iv)	it is necessary to avoid the adverse impact on MS of a Force Majeure Event for the period of time that the impact of such Force Majeure Event continues to effect the ability of MS to perform its obligations hereunder; or

(v)	other reasons pre-approved in writing by FF, such approval not to be unreasonably withheld.

(c)	Effects on Other Provisions. If any Approved MS Plant utilized by MS is located outside the Republic of Korea, (i) such territory shall constitute the Manufacturing Territory for the purpose of this Agreement in respect to such FF81 Products and the manufacturing license granted under Section 15.4 shall be extended to such territory on a non-exclusive basis and (ii) any reference herein to Gunsan Plant shall be deemed to refer to the applicable Approved MS Plant as the context may require.

(d)	Manufacturing Requirements; Change in Manufacturing Locations. Upon FF’s written request, MS shall provide FF with specific information, in such detail as FF may reasonably request, as to the location(s) and method(s) of manufacturing the FF81 Products, or components thereof, at any Approved MS Plant. All manufacturing activities of MS shall conform to best industry practices and be conducted in compliance with all Applicable Law. FF reserved the right to determine in good faith the minimum manufacturing standards to be followed by MS. Manufacturing of the FF81 Products shall be performed solely at the Approved MS Plants pursuant to this Agreement. Any change in the manufacturing location(s) of FF81 Products shall be subject to prior written approval of FF, and MS shall be fully responsible for all costs and/or delays resulting from such changes.

(e)	Audit and Inspection.

(i)	FF, its designated representatives and any independent inspectors approved by FF may inspect any Approved MS Plant at any stage of production or delivery (including at the delivery point specified in the applicable Product Purchase Order) during regular business hours, provided that any such inspectors shall have executed a confidentiality agreement reasonably acceptable to MS. FF shall give MS reasonable prior written notice before conducting any such inspection.

(ii)	MS shall use all commercially reasonable efforts to obtain from each MS Contract Supplier in the applicable MS-NS Agreement, audit rights identical to those set forth in subsection (i) above. In the event MS is unable to obtain such audit rights, MS shall give FF prompt notice thereof and provide all reasonable cooperation as requested by FF such that FF may enter into a FF-NS Joinder Agreement.

(iii)	In addition to FF’s right to inspect the FF81 Products under Section 7.6(a), FF may reasonably require MS to have FF81 Products inspected prior to its shipment to the warehouse in Gunsan where FF81 Products are stored, and any such inspection shall be performed (i) at FF’s sole expense, by an independent inspector approved by FF and (ii) in accordance with the quality inspection standard agreed to by the Parties.

6.5.	Governmental Approvals. Each Party shall make all necessary filings (regulatory or otherwise) and obtain all approvals and licenses required by any Governmental Authority and as applicable to such Party in relation to manufacture, sale and distribution of the FF81 Products in the Manufacturing Territory and each of the FF Sales Territories (each such filing, approval and license, an “Approval”). Each Party shall cooperate with the other Party in good faith and shall provide reasonable assistance to the other Party in connection with making or obtaining, as applicable, each such Approval.

6.6.	Insurance.

(a)	Mutual. Each Party, at its own expense, shall obtain and maintain insurances with respect to itself and its manufacturing facilities, businesses and assets, employees, officers and directors (or equivalent), in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar location in the same or similar business, but not less than as is required under the Applicable Law.

(b)	MS Insurance Requirement. [***]

(c)	In addition to the foregoing insurance requirements, MS shall be responsible for maintaining at all times during the Term of this Agreement, a fire brigade fully capable of fighting fires and other accidents in its plant.

6.7.	MS Production.

(a)	Production Process.

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(ii)	MS shall inform FF in writing, prior to implementation, of any significant changes contemplated by MS to the existing organization, procedures, manufacturing process, logistics or subcontractors in respect to manufacturing of FF81 Product or otherwise which might have materially adverse effect on the quality or flexibility on the FF81 Collaboration Project under this Agreement.

(b)	Structural Investments.

(i)	General Rule. Any Structural Investments shall be developed, manufactured, procured, acquired, owned, maintained and used directly by MS at its own risk and at its sole cost and expense, except for any compensation included in the Price as broken down in Annex 32. Prior to making any Structural Investments related to the FF81 Products, MS shall provide FF with the amount, purpose and supporting data and information related to such Structural Investments, upon which event the Parties shall review and mutually approve in writing such Structural Investments in advance, which such approval by FF shall not be unreasonably withheld.

(ii)	Standards. MS may determine at its sole discretion the standards applicable to the Structural Investments, provided that (A) the Quality Targets are fulfilled, (B) MS uses state-of-the-art techniques in terms of cost efficiency, productivity and flexibility, industrial rules and standards, (C) MS complies with the risk management requirements contained in Annex 26 and (D) for certain specific Structural Investment items explicitly agreed, the FF Production Standards included in Annex 34 provided by FF and other specific process instructions and guidelines from FF are met.

(iii)	Title and Ownership. The title to and the ownership of each Structural Investments shall at all times be vested with MS.

(c)	Product Specific Investments.

(i)	General Rule. MS shall develop (or shall have developed) and procure for its own account and use all PSI and be responsible for procuring any repairs and replacement of all PSI. Annex 7 sets forth the initial financial responsibilities of the Parties in respect to the PSI.

(ii)	Allocation of Cost. Except as expressly stated in Annex 7, FF shall reimburse MS for all of MS’s actual and reasonable cost of developing and sourcing PSI approved by FF in writing in advance. Such approved amounts shall be reimbursed as part of the Prices for the FF81 Products, provided that:

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(iii)	PSI Standards. Without limiting any obligations with respect to FF Owned Tooling, MS shall determine at its reasonable, good faith discretion the standards applicable to the PSI provided that (A) Quality Targets are fulfilled, (B) MS uses state-of-the-art techniques in terms of cost efficiency, productivity and flexibility, industrial rules and standards, and (C) the FF Production Standards included in Annex 34 and other specific process instructions and guidelines from FF are met.

(iv)	Title and Ownership. The title to and the ownership of each PSI shall remain vested with MS until the total cost of such PSI incurred by MS is fully paid for or otherwise reimbursed by FF, at which time the title to and ownership of such PSI shall pass to FF or, if requested by FF in writing, a third party appointed by FF. Upon expiration or termination of this Agreement, any costs of developing and sourcing the PSI not otherwise recovered by MS as contemplated in Section 6.7(c)(ii)(A) shall be paid by FF or such third party appointed by FF in full.

(v)	PSI Ledger. MS shall maintain a PSI Ledger (as set forth in Annex 45) for the PSI, which shall contain the data listed in Annex 7. MS shall maintain, continuously update and make available the most up-to-date PSI Ledger (A) until the date of the SOP Korea, on a quarterly basis, (B) after the date of the SOP Korea, promptly after a replacement purchase has been made and (C) in any case, promptly upon request by FF. MS shall nominate a contact person, sufficiently in command of the English language, who is available to FF for any questions and examination of the PSI Ledger by FF or a third party nominated by FF.

(vi)	Use Restrictions. Without limiting the license provided under Section 15.4(a), any use by MS of PSI for purposes other than manufacturing the FF81 Products under this Agreement shall be subject to the prior written consent of FF in each instance. Upon request by FF in writing, MS shall provide FF with drawings, descriptions and other available documentation on such PSI being used for other purposes in a form acceptable to FF.

(vii)	Relocation; Disposal; No Encumbrances. Without limiting any obligations with respect to FF Owned Tooling:

(A)	while MS has the title and possession of any PSI, MS shall (x) maintain such PSI at its own expense, (y) keep such PSI at the Gunsan Plant or any other Approved MS Plant, (z) without FF’s approval (not to be unreasonably withheld), not dispose of such PSI.

(B)	if any PSI shall or needs to be kept at one of its supplier’s production site, it shall notify FF before entering into any contract with such supplier with respect to such PSI and obtain FF’s prior written consent, which consent shall not be unreasonably withheld. In such case, to the extent the title to and ownership of such PSI has not passed to FF but retained by MS, MS shall ensure that the title to and ownership in such PSI shall at all times remain vested with MS and shall not be transferred to such supplier.

(viii)	Other Responsibilities. Without limiting any obligations with respect to FF Owned Tooling, MS shall:

(A)	allow FF, if requested by FF in writing, to participate in the approval of PSI based on the criteria set out in Section 6.7(c)(iii), prior to the ordering thereof and in the subsequent verification of the delivery thereof;

(B)	inform FF of the actual operational readiness of the PSI from time to time if requested by FF in writing;

(C)	mark each PSI located at suppliers’ production sites as the property of MS;

(D)	report all relocations of the PSI to FF (for the avoidance of doubt, this information undertaking shall be without prejudice to the requirement to obtain FF’s consent for any such relocations outside the Gunsan Plant or other Approved MS Plant);

(E)	grant FF the right of inspection at any time during normal operating hours and upon reasonable prior written notice in respect of each PSI; and

(F)	inform FF immediately if unforeseeable major repairs to any PSI are pending, beyond usual maintenance, or in case of total loss or any PSI is subject to a lien or other adverse measures taken by third parties.

(d)	Quarterly Meeting on PSI; Operational Readiness. Once every three (3) months, a consultation meeting shall be held between FF and MS on each PSI that is under construction. In case of operational readiness, MS shall provide FF with a readiness message, and FF shall send the asset identification plates to MS. MS shall compile a relevant inventory of PSI, and return the signed operational readiness message to FF in the form of an up-dated PSI Ledger in accordance with Annex 45.

(e)	Documentation and Record Keeping: Production Data.

(i)	MS’s production plans in respect of this Agreement, which have an impact on space and the use thereof, shall be documented in detailed layouts.

(ii)	MS shall compile work instructions for the specification, documentation and control of series production, which contain the following data:

(A)	manufacturing processes described in a structured way (operational sequences/assembly cycle);

(B)	attachment parts/auxiliary materials;

(C)	FF Tooling;

(D)	machines/systems;

(E)	tool settings/system parameters; and

(F)	quality and process data.

(iii)	The work instructions for the FF81 Products shall be (A) updated by MS promptly in case of any changes and (B) maintained by MS.

(iv)	All documents relating to the manufacturing of the FF81 Products by MS under this Agreement, including the layouts and work instructions mentioned in this Section 6.7 above, and all Conformity of Production documents, shall be maintained up-to-date, include version management, be available also in the English language and be made available to FF promptly upon request.

(v)	MS shall establish all other commercially practicable measures and take all reasonable precautions that are required to maintain the continued production of the FF81 Products in accordance with this Agreement, in particular in accordance with any agreed timetable, the Quality Targets, and agreed upon production capacity. Such measures and precautions shall be duly documented in a contingency plan, which shall be kept be up-to-date, include version management, be available also in the English language and be made available to FF promptly upon request FF in writing.

(f)	Other Terms.

(i)	MS’s production facilities shall be designed to hold all such PSI in order for MS to be able to meet the production capacity requirements for manufacture of the FF81 Products under Section 5.12.

6.8.	Inbound Logistics: FF81 Parts.

(a)	MS Supplied Parts.

(i)	MS shall ensure that MS Supplied Parts (other than those manufactured by MS) shall be delivered to the Gunsan Plant in suitable and assembly-compatible containers. Such containers shall be planned, designed and purchased under the full responsibility of MS. Any logistic agreements concerning the supply and delivery of such MS Supplied Parts shall be made directly between MS and the respective MS Contract Suppliers. Notwithstanding the foregoing, MS shall submit to FF the decided packaging concept for each of the MS Supplied Parts.

(ii)	The organization and control of inbound traffic of MS Supplied Parts as well as the selection and commissioning of required service providers shall be under the obligation and responsibility of MS and shall be carried out at its own risk and expense. All logistic costs including packaging, transport, customs, local taxes, losses, waste and scrap shall be incorporated into the cost of each of the MS Supplied Parts, and FF shall not be required to provide additional compensation for any such cost.

(b)	FF Supplied Parts.

(i)	FF shall ensure that FF Supplied Parts shall be delivered to the Gunsan Plant in suitable and assembly-compatible containers. Such containers shall be planned, designed and purchased under the full responsibility of FF. Any logistic agreements concerning the supply and delivery of FF Supplied Parts shall be made directly between FF and the respective FF Contract Suppliers. Notwithstanding the foregoing, FF shall submit to MS the decided packaging concept for each of the FF Supplied Parts.

(ii)	The organization and control of inbound traffic of FF Supplied Parts as well as the selection and commissioning of required service providers shall be under the obligation and responsibility of FF and shall be carried out at its own risk and expense. All logistic costs including packaging, transport, customs, local taxes, losses, waste and scrap shall be incorporated into the cost of each of the FF Supplied Parts, and MS shall not be required to provide additional compensation for any such cost.

6.9.	IT Services.

(a)	Each Party shall provide to the other Party such information technology services (the “IT Services”) in accordance with this Section 6.9 and Annex 41, which is aimed to support the business processes and related interfaces between the Parties in carrying out the FF81 Collaboration Project.

(b)	The costs incurred by each Party in connection with the installation, operation, and dismantling of IT Services shall be borne by such Party.

(c)	IT Services shall be documented and agreed upon between the Parties.

(d)	The information technology operational phase begins once IT Services or parts thereof have been installed and handed over. If a Party desires to implement any changes to existing IT Services, it shall notify the other Party in writing, which such notice shall set forth detailed information on such proposed changes and request for consent of such other Party, which consent shall not be unreasonably withheld. No change to the existing IT Services may be implemented by either Party unless mutually agreed to by the Parties, and the requesting Party shall bear all costs incurred (or to be incurred) by the Parties in implementing any such changes.

(e)	MS and FF acknowledge that all Information contained in, or provided in connection with, any IT Services of respective companies are their respective Confidential Information, which shall be subject to terms of this Agreement.

(f)	Access. FF may immediately access any of FF Confidential Information stored in MS’s IT system at any time. FF may access any other data in MS’s IT system related to FF, provided that:

(i)	any such access shall be subject to prior written notice to MS, which notice shall set forth the list of information that FF seeks to access, together with detailed description of purpose for seeking such information;

(ii)	the information sought by FF shall be limited to the FF81 Products; and

(iii)	any information received by FF shall be used solely for the purpose of FF’s performance of this Agreement.

6.10.	FF Tooling.

(a)	FF Tooling. MS shall develop or manufacture (or have a third party toolmaker developed or manufacture) and procure for its own account and use each FF Tooling and shall be responsible for any repairs and replacement of any such FF Tooling. Time is of the essence with respect to such obligations and MS shall promptly notify FF in writing if it believes that the development or procurement of any FF Tooling (or repair or replacement thereof) shall not be completed in accordance with any agreed upon schedule. Without limiting any obligation with respect to PSI, FF shall have the right to inspect and test the FF Tooling and approve all FF Tooling prior to its use by MS; provided that FF may only reject FF Tooling that does not comply with any specification for such FF Tooling supplied to MS by FF.

(b)	Parts Tooling. Notwithstanding the foregoing, (i) the rights and obligations of the Parties concerning any Parts Tooling shall be set forth in a separate agreement to be entered between the Parties; provided, that FF shall have the right to purchase any such Parts Tooling directly from any MS Contract Supplier, and (ii) FF shall be the owner of such Parts Tooling it purchases or procures separately from any Person other than MS.

(c)	MS’s Responsibilities. Without limiting any obligations with respect to PSI, MS shall ensure that each FF Tooling shall:

(i)	comply with any Specifications for such FF Tooling provided by FF;

(ii)	be capable of manufacturing the FF81 Products in accordance with the Basic Specifications, including meeting any volume requirements or estimates provided to MS during the life of the product; and

(iii)	with respect to FF Owned Tooling, be clearly and permanently marked as FF property according to FF’s direction.

(d)	Subcontracting of FF Owned Tooling. Without limiting any obligations with respect to PSI (or any obligations with respect to any subcontracting activities):

(i)	Fabrication; Modification. If all or part of the fabrication, modification, repair or refurbishment of any FF Owned Tooling shall be subcontracted to a third party toolmaker, MS shall:

(A)	give FF advance written notice of the identity of the toolmaker and the location of the FF Owned Tooling;

(B)	inform the toolmaker in writing that it is a bailee-at-will of the FF Owned Tooling;

(C)	be solely responsible for payments to the toolmaker; and

(D)	include in its agreement with the toolmaker a waiver of the toolmaker’s lien rights with respect to such FF Owned Tooling.

(ii)	Notice and Approval. If MS intends to locate FF Owned Tooling on an approved subcontractor’s premises, MS shall:

(A)	provide FF in with written notice of the identity of the subcontractor and the location of the FF Owned Tooling;

(B)	obtain the prior written consent of FF;

(C)	inform the subcontractor in writing that it is a bailee-at-will of the FF Owned Tooling;

(D)	be solely responsible for payments to the subcontractor; and

(E)	include in its agreement with the subcontractor a waiver of such subcontractor’s lien rights with respect to the FF Owned Tooling.

(e)	FF’s Rights of Possession and Equitable Relief for FF Owned Tooling. MS shall have no interest in FF Owned Tooling other than its right to use such FF Owned Tooling in order to perform its obligations under this Agreement. FF has the right to the sole, unencumbered, unqualified, and absolute possession of such FF Owned Tooling at any time as elected by FF. In furtherance of this right, FF, in its sole discretion, may at any time (i) request MS to remove such FF Owned Tooling, in which case MS shall immediately prepare it for shipment and redeliver it to the location specified by FF, freight prepaid, in the same condition as originally received by MS, reasonable wear and tear excepted, provided, however, that FF shall reimburse MS to the extent such freight cost exceeds the cost of shipping such FF Owned Tooling from MS’s plant where such FF Owned Tooling is located to the nearest FF manufacturing plant; and/or (ii) exercise its unconditional right of entry, which MS hereby gives to FF, to inspect at and remove such FF Owned Tooling from the premises at which such FF Owned Tooling is located without liability in trespass for such entry. In the case of a failure by MS to perform its obligations under this Section 6.10(e), in addition to any other remedy to which FF may be entitled, FF shall be entitled to institute and prosecute proceedings in a court of competent jurisdiction to obtain temporary and/or permanent injunctive or other equitable relief to enforce any provision hereof without the necessity of posting bond or proof of action injury or damage.

(f)	Insurance and Risk of Loss. MS, at its expense, shall procure insurance with reputable and financially responsible insurance companies to insure each FF Owned Tooling at all times in amounts equal to its full insurable replacement value, with loss payable to FF. While in MS’s possession or control, each FF Owned Tooling is at MS’s risk of loss, excepting only reasonable wear and use. MS shall promptly provide a certificate or other evidence of insurance at FF’s request.

(g)	Indemnification and Release. Except as otherwise prohibited by Applicable Law, MS shall defend, indemnify and hold the FF Indemnitees harmless from all claims arising out of the possession, storage, installation, maintenance, use, or control of any FF Owned Tooling by MS, its employees, or any subsidiary, subcontractor, or other Person, including damages to such FF Owned Tooling. MS waives any and all statutory and/or constitutional immunity to which, but for this waiver, it might be entitled in compliance with the workers’ compensation laws of the jurisdictions in which MS is located or under any other employee benefit statutes or similar Applicable Laws of any jurisdiction.

(h)	Non-Disclosure. FF Owned Tooling, any Confidential Information associated therewith and all Intellectual Property Rights embodied therein, are and shall continue to be treated as confidential and proprietary to FF, and shall be subject to all patent, proprietary, or other property rights of FF, including the rights afforded FF pursuant to any trade secret statutes or similar laws of any jurisdiction. Without FF’s prior written consent, MS shall not disclose, transfer, or loan any FF Owned Tooling associated therewith to any Affiliate, subcontractor, or other Person.

(i)	Waiver of Liens. As a continuing condition of MS’s possession or use of any FF Owned Tooling, MS shall ensure that no third party obtains any lien or other right in such FF Owned Tooling and hereby waives and relinquishes, and agrees to obtain from any third parties who might claim any such lien (including mechanic’s liens) or right, their written waiver and relinquishment of all rights, if any, to any lien or other right of retention whatsoever with respect to such FF Owned Tooling. To the extent that any common law or statutory provision shall be deemed applicable to such FF Owned Tooling and shall confer upon or create in favor of MS any lien, right, or remedy, whether for work performed on or goods produced with or raw materials ordered in connection with such FF Owned Tooling, MS hereby irrevocably waives and relinquishes, for itself and its successors and assigns, any and all such liens, rights, and remedies, agreeing that its rights and remedies are solely as set forth in this Agreement.

(j)	MS Contract Suppliers. MS shall obtain from each MS Contract Supplier in the applicable MS-NS Agreement, such rights as are necessary to effectuate the provisions of this Section 6.10 and the rights of FF in the FF Owned Tooling. In the event subject to the foregoing, MS is unable to obtain such rights, MS shall give FF prompt notice thereof and provide all reasonable cooperation as requested by FF such that FF may enter into a FF-NS Joinder Agreement.

6.11.	FF Quality Standards and Policies.

(a)	MS shall:

(i)	ensure that manufacturing activities of MS under the FF81 Collaboration shall conform to all quality control and other standards and policies as well as inspection systems as set forth in Annex 19 and Annex 29, including Quality Management Procedures, ISO/TS quality systems, IATF 16949:2018, OHSAS 18001 health and safety certification and ISO 14001 environmental certification including registration, and GADSL / RoHS (collectively, the “FF Quality Standards”);

(ii)	participate in FF’s supplier quality and development programs and adhere to the guidelines within the Faraday Motors Supplier Handbook, in each case as provided to MS prior to the date hereof or generally applicable to all of FF’s manufacturers and suppliers and materially consistent with the terms of this Agreement; and

(iii)	meet the requirements of industry Production Part Approval Processes (PPAP) (the “PPAP Requirements”).

(b)	Level 3 PPAP shall be required for all FF81 Products.

(c)	The PPAP Requirements shall apply to the first shipments of the FF81 Products, and if MS has obtained PPAP approval from FF, no further PPAP submissions shall be required unless any of the following occurs:

(i)	a design change with respect to the FF81 Products;

(ii)	relocation of MS’s manufacturing facility or FF Tooling;

(iii)	change of tier 2 or 3 suppliers; and

(iv)	change of manufacturing facility.

(d)	Refer to the Faraday Motors Supplier Handbook for further details on PPAP submission.

(e)	Change in FF Quality Standards. In the event any of the FF Quality Standards shall be amended, supplemented or replaced by FF during the Term, FF shall notify MS in writing thereof, which such notice shall (i) be given no later than one hundred eighty (180) days prior to the effective date of any such change and (ii) set forth detailed explanation of any such change. MS’s obligations under this Agreement shall be deemed amended to reflect such change so long as (A) FF has issued a proper notice and (B) any such change is reasonable and commercially feasible to MS, such acknowledgement by MS not to be unreasonably withheld, conditioned or delayed; provided, that any change that is applied generally across all of FF’s manufacturers generally is deemed reasonable and commercially feasible.

(f)	If there is conflict between any part of the FF Quality Standards and the terms of this Agreement, the terms of this Agreement shall govern and control.

6.12.	MS Exclusivity.

(a)	Exclusive Manufacturer Status. Subject to (i) MS’s full compliance with the terms of this Agreement, (ii) MS’s ability to supply the FF81 Products to FF as and when ordered by FF in accordance with the production timelines, volumes, quality, prices, technology, delivery schedules and other requirements of FF from time to time in accordance with this Agreement, and (iii) any impact of a Force Majeure Event, FF hereby appoints MS as the exclusive manufacturer and supplier of the FF81 Products in the Republic of Korea during the Term.

(b)	[***]

7.	SHIPMENT AND DELIVERY OF FF81 PRODUCTS

7.1.	Shipment and, Delivery of FF81 Products by MS; Passage of Title and Risk of Loss.

(a)	Delivery of FF81 Products. Upon receipt and acceptance of a Product Purchase Order from FF, MS shall commence manufacturing of the FF81 Products, and shall thereafter no later than the delivery date specified in the Product Purchase Order (the “Delivery Date”), deliver and supply to FF the FF81 Products in accordance with such Product Purchase Order. MS shall deliver all FF81 Products to FF in new condition. MS shall fill each Product Purchase Order in accordance with the terms of this Agreement. Subject to the foregoing, MS acknowledges that FF may suffer financial loss if MS fails to maintain a service level ensuring that FF81 Products are delivered by MS to FF (i) no later than the applicable Delivery Date and (ii) in proper condition (proper quality, quantity and type).

(b)	Minimum Monthly Fill Rate. Each month during the Term, MS shall achieve a fill rate of [***] or greater (the “Minimum Fill Rate”). [***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(c)	Effect of Default. Without limiting Section 7.1(b) above, a failure by MS to fill the Product Purchase Orders on a timely basis shall give rise to all remedies provided by law or in equity, including the right to cancel such unfilled Product Purchase Orders. [***]

(d)	INCOTERMS. All Prices for the FF81 Products are stated based on and all FF81 Products purchased hereunder shall be delivered by INCOTERMS EXW (Gunsan Plant).

(e)	Passage of Title; Risk of Loss. Title to the FF81 Products shall pass from MS to FF at the same time as risk of loss shall pass from MS to FF in accordance with the INCOTERM set forth in Section 7.1(d) above. MS shall convey to FF good and valid title to the FF81 Products, free and clear of all liens and other security interests.

(f)	Packaging. Unless otherwise agreed by the Parties, FF shall have sole responsibility for packaging the FF81 Products. MS shall not be liable for any damage to or loss of the FF81 Products during transit after delivery occurs hereunder.

(g)	Time is of Essence. TIME IS OF ESSENCE AS TO DELIVERY OF FF81 PRODUCTS.

(h)	Anticipated Delay in Delivery. If, after accepting (or being deemed to have accepted) a Product Purchase Order, MS anticipates that it will be unable to meet the delivery schedule for part or all of the units of the FF81 Products that are subject to such Product Purchase Order, it shall immediately notify FF in writing, which such notice shall set forth the anticipated delivery dates, provided that such notice shall not release MS from its liabilities hereunder for any related non-performance or breach of this Agreement and shall not require FF to accept any late delivery or waive any of its rights or remedies with respect thereto. Upon receipt of the foregoing notice by MS of the anticipated delay and without limiting any rights and remedies available to FF for such delayed delivery, if such delayed delivery constitutes a breach of this Agreement by MS and not due to an Excusable Delay, FF may at its election: (i) cancel the Product Purchase Order, in whole or in part, in its sole discretion, or (ii) accept the revised delivery schedule as proposed by MS. Such election shall not limit the other remedies to which FF may be entitled under this Agreement, at law or in equity.

7.2.	Freight Charges. FF shall be responsible for all Freight Charges after delivery of the FF81 Products in accordance Section 7.1(d).

7.3.	Export Clearance Responsibilities. MS shall reasonably cooperate with FF and FF’s designated freight forwarder or carrier related to the export of the FF81 Products.

7.4.	Expedited Shipments. If FF requires expedited delivery of FF81 Products under any Product Purchase Order for any reason other than a breach by MS of its delivery obligation hereunder and such expedited delivery is accepted by MS, FF shall pay expedited shipping costs and expenses. If the expedited delivery is required because MS is delayed in manufacturing or delivering the FF81 Products or otherwise, in each case as a result of MS’s failure to comply with this Agreement (other than due to any Force Majeure Event, including Excusable Delay), MS shall pay the amount by which the expedited shipment costs and expenses exceed the shipment costs and expenses FF would otherwise have paid.

7.5.	Inventory Held by MS. Until delivery by MS of the FF81 Products in accordance with Section 7.1(d), MS shall hold or maintain possession, custody and control of any FF81 Products that are manufactured by MS and sold to FF hereunder.

7.6.	Inspection; Acceptance and Rejection of FF81 Products; Remedies for Non-Conformity.

(a)	Inspection.

(i)	FF81 Products (and MS Supplied Parts) are subject to FF’s inspection and approval or rejection. FF shall have a reasonable period of time, but not more than [***] following delivery of the FF81 Products in accordance with this Agreement and FF’s receipt of notice from MS that the FF81 Products have been delivered in accordance with Section 7.1(d) and are ready for inspection (the “FF Inspection Period”), to inspect (or have a third party inspect) in whole or part, any and all FF81 Products delivered. FF may also inspect (or have a third party inspect) in whole or part the FF81 Products at the Gunsan Plant at any time during normal business hours with prior written notice at least three (3) Business Days before the proposed date of inspection.

(ii)	If FF discovers any defects or nonconformities in the FF81 Product during such inspections and such defects or nonconformities constitute a breach by MS of this Agreement, then MS shall be responsible for all costs and expenses incurred by the Parties for implementing the corrective actions. If such defects or nonconformities constitute a breach by FF of this Agreement, then FF shall be responsible for all costs and expenses incurred by the Parties for implementing any corrective actions.

(iii)	Any such inspection shall be solely discretionary by FF and shall not relieve MS of any of its obligations and liabilities with respect to the FF81 Products or otherwise under this Agreement. FF shall indemnify and hold MS harmless from any and all Losses incurred by MS arising as a result of FF’s (or any third party inspector hired by FF) conduct of its inspection. Any third party inspector, contractors or representatives of FF entering into MS’s facility to conduct any such inspection shall be bound by confidentiality provisions substantially similar to the provisions under this Agreement for the benefit of MS and execute a waiver of liability as reasonably agreeable to the Parties.

(b)	Acceptance of FF81 Products.

(i)	Prior to the end of the FF Inspection Period with respect to any FF81 Products, FF shall either (A) deliver to MS a written acceptance of such FF81 Products or (B) in the event of any MS Non-Conformity, take such other action pursuant to Section 7.6(c) and provide written notice thereof.

(ii)	Failure to timely deliver either such notice shall constitute acceptance by FF of all such FF81 Products; provided, however, that FF’s acceptance of any FF81 Products shall not be deemed to be a waiver or limitation of FF’s rights or MS’s obligations pursuant to this Agreement (or any breach thereof), including those obligations with respect to warranties and indemnifications by MS. Payment for or passage of title to FF81 Products delivered prior to FF’s inspection shall not constitute an acceptance thereof.

(iii)	FF’s acceptance of any FF81 Products (even nonconforming FF81 Products) shall not be deemed to be a waiver or limitation of FF’s rights or MS’s obligations pursuant to this Agreement (or any breach thereof), including those obligations with respect to warranties and indemnifications by MS, and shall not constitute a waiver of FF’s right to reject future deliveries containing the same nonconformities as the FF81 Products accepted by FF.

(c)	Non-Conforming FF81 Products; Remedies to FF. Without prejudice to FF’s other available rights and remedies, if, during the FF Inspection Period for any FF81 Products, it is determined that MS failed to deliver to FF FF81 Products that conform to the corresponding Product Purchase Order or the MS Warranty (which for the avoidance of doubt excludes any Exclusions to MS Warranty) by the Delivery Date and such failure is not cured by MS within [***] thereafter (a “MS Non-Conformity”), then:

(i)	If such MS Non-Conformity is based on either shortage or over-delivery of quantities to be delivered or being delivered (each such shortage and over-delivery, the “MS Shortage” and “MS Excess”, as applicable), FF may at its election:

(A)	in case of the MS Shortage (including MS’s failure to meet the Minimum Fill Rate), (x) cancel such portion of the Product Purchase Order pertaining to such MS Shortage and require MS to adjust the invoice accordingly or (y) require MS to supply such MS Shortage to FF on an expedited basis at MS’s sole cost and expense; or

(B)	in case of MS Excess, (x) accept such MS Excess, (y) reject and, at MS’s sole cost and expense, return such MS Excess to MS or (z) propose to MS how to handle such MS Excess, in which event the Parties will enter into good faith discussions regarding such proposal, provided that in no event shall FF be obligated to purchase such MS Excess; it being acknowledged and agreed that, without limiting the foregoing, FF shall not be obligated to accept or pay for any MS Excess, or any storage costs, excess carrier and dock fees or other excess charges for deliveries arriving more than [***] in advance of the Delivery Date and rejected by FF; or

(ii)	If such MS Non-Conformity is based on product defect for which MS is responsible hereunder or nonconformity to the Basic Specifications, FF may, at its election:

(A)	accept and retain such non-conforming FF81 Products; or

(B)	reject such non-conforming FF81 Products and require MS, at MS’s sole cost and expense and option, to (x) replace such non-conforming FF81 Products by supplying replacement FF81 Products (for which substitution MS must assume any expense and price differential) in compliance with the Basic Specifications via expedited delivery, in which case FF shall issue a purchase order similar to the Special Order (under Section 5.11) except that MS shall be liable for all costs and expenses in supplying such replacement FF81 Products via expedited delivery, or (y) repair such FF81 Products so that they cease to be non-conforming in any respect [***].

All returns of rejected FF81 Products in the foregoing paragraphs shall be at MS’s sole risk, cost, and expenses. Notwithstanding the foregoing and any provision in this Agreement to the contrary, the rights and obligations of the Parties under this Section 7.6(c) shall not apply to any MS Non-Conformity due to a Design & Engineering Defect or FF Manufacturing Defect, or any MS Shortage due to an Excusable Delay.

(d)	Root Cause Analysis. Within [***] following receipt by MS of written notice of such Non-Conformity from FF, MS shall conduct a root cause analysis and submit to FF a written explanation of the root cause and all corrective actions implemented (or to be implemented) by MS to prevent reoccurrence of the same or similar MS Non-Conformity.

(e)	Dispute Concerning Non-Conformity. In the case of a Dispute between the Parties regarding any MS Non-Conformity, the Parties shall first conduct a joint investigation to determine the cause of such MS Non-Conformity. If the Parties cannot agree on the cause of such MS Non-Conformity after commencement of the joint investigation, then any Dispute arising in connection therewith shall then be resolved in accordance with the dispute resolution procedures set forth in Section 21.4 of this Agreement.

8.	PRICE; PAYMENT TERMS

8.1.	Pricing; Adjustments; Taxes.

(a)	Pricing. The prices for the FF81 Products and FF Supplied Parts shall be calculated on a yearly basis in accordance with the pricing calculations set forth in Annex 32 and shall take into account any cost savings achieved by the Parties under Section 8.1(d) (as such prices may be adjusted under Annex 32 and this Section 8, the “Prices”).

(b)	Initial Prices. The Initial Prices are set forth on Schedule 5.2 and reflect the calculation of the Prices as of the Effective Date and shall be reviewed and adjusted by the Parties not later than [***] prior to SOP Korea.

(c)	Price Adjustments Based on Price Adjustment Indexes. Without limiting any other rights to adjustments in Prices as set forth in Annex 32 or this Section 8.1, not later than [***] prior to the end of the Initial Year and each Subsequent Year, the Prices for the FF81 Products for each year immediately following the Initial Year or such Subsequent Year, as applicable, shall be adjusted based on price adjustment indexes and parameters set forth in Annex 32 (the “Price Adjustment Indexes”).

(d)	Price Adjustment Based on Cost Saving Initiatives for FF81 Products and FF Supplied Parts.

(i)	Component Pricing Negotiations. Without limiting any other rights to adjustments in Prices as set forth in Annex 32 or this Section 8.1, during the Term, upon request by FF in writing, MS shall assist FF in component price negotiations with respect to FF Supplied Parts. Any cost savings realized with respect to the foregoing shall be allocated between the Parties based on the pro rata share of responsibilities (including funding) of the Parties with respect to such negotiations and initiatives.

(ii)	Improvement in Efficiency.

(A)	MS shall (x) participate in FF’s recommended cost savings, warranty reduction, and other efficiency initiatives and (y) implement its own initiatives to improve efficiencies in manufacturing of the FF81 Products.

(B)	FF shall implement FF’s recommended cost savings, design changes, warranty reduction, and other efficiency initiatives to improve efficiencies in manufacturing of the FF Supplied Parts.

(C)	If MS learns of a necessary change to the FF81 Products or a possible change to FF81 Products, or FF learns of a necessary change to the FF Supplied Parts or a possible change to the FF Supplied Parts, that in either such case may reduce cost, improve quality, or otherwise be beneficial to MS, FF or FF’s customers, MS or FF, as applicable, shall promptly inform the other Party in writing of any such necessary or possible change.

(D)	MS shall not implement any such change to the FF81 Products without obtaining FF’s prior written approval. Any cost savings realized or achieved through participation in or implementing any such efficiency initiatives (net of the applicable Party’s actual and reasonable, documented costs to implement such cost savings) shall be, unless otherwise agreed by the Parties, allocated between the Parties based on the pro rata share of responsibilities (including funding) of the Parties with respect to such initiatives.

(iii)	Unless otherwise agreed, any reduction in Prices as a result of the foregoing activities under paragraph (i) or (ii) of this Section 8.1(d) shall become effective as of the effective date as of the next succeeding updated Prices determined pursuant to Section 8.1(a), which shall be made by: (A) MS in the form of a credit to the Prices for the FF81 Products due and payable by FF under the existing Product Purchase Order or any future Product Purchase Orders or (B) FF in the form of a credit to the Prices for the FF Supplied Parts due and payable by MS under the existing Parts Purchase Order or any future Parts Purchase Orders.

(e)	[***]

(i)	Without limiting any other rights to adjustments in Prices as set forth in Annex 8 or this Section 8.1, during the Term, the Parties shall carry out a continuous value analysis in order to identify and implement cost reduction measures. [***]

[***]

(f)	Subsidies.

(i)	MS shall use its commercially reasonable efforts to apply for and obtain all relevant subsidy opportunities with the relevant Governmental Authority in the Manufacturing Territory specifically for the support of carrying out its obligations under this Agreement, which such subsidy opportunities may include regional structural development assistance, grants, benefits and tax concessions. FF shall cooperate with MS in MS’s efforts to procure any such subsidies, including taking all necessary procedural steps (preparing and filing applications and licensing procedures) to obtain the subsidies and fulfilling relevant subsidy conditions.

(ii)	Subject to Applicable Laws, all monetary subsidies received by MS from the Governmental Authority related solely to the FF81 Collaboration under this Agreement shall be allocated between the Parties on an equal basis.

(g)	Excess Volume Credit; Shortage Volume Rebate for FF81 Products. The Parties acknowledge that the Initial Price of the FF81 Products is based on the assumption that the aggregate volume of the FF81 Products manufactured and sold by MS to FF during the first [***] from the Effective Date (the “Settlement Period”) shall be such volume set forth in Annex 31 (the “Target Volume”). Accordingly, the Parties agree to compensate each other by issue a credit or rebate, as applicable, if the actual volume of the FF81 Products manufactured and sold by MS to FF (the “Actual Volume”) during the Settlement Period is greater or less than the Target Volume, as follows:

(i)	if the Actual Volume is greater than the Target Volume (such difference, the “Excess”), MS shall provide to FF, and FF shall be entitled to, a credit (such amount, the “Excess Volume Credit”) determined as follows:

(A)	[***]

(ii)	if the Actual Volume is less than the Target Volume (such difference, the “Shortage”), FF shall compensate MS for such Shortage by paying MS a rebate (such amount, the “Shortage Volume Rebate”) determined as follows:

(A)	[***]

(h)	Taxes. The Prices, including any adjustments thereof, shall be exclusive of all taxes, duties, fee, charges or assessments of any nature which may be imposed upon the sale by MS or purchase by FF of the FF81 Products or upon the sale by FF or purchase by MS of the FF Supplied Parts by any Governmental Authority, and, except as may otherwise be allocated pursuant to any applicable INCOTERM set forth herein, each Party shall be solely liable for any such taxes, duties, charges or assessments that may be levied by the Governmental Authority against such Party.

(i)	Antidumping, Countervailing and/or Other Imposed Duties. MS shall be responsible for, or require the applicable MS Contract Supplier to be responsible for, the payment of customs duties, taxes, and fees applicable to sourcing of all MS Supplied Parts for MS in its production of the FF81 Products. For the avoidance of doubt, this Section shall not limit the responsibilities of FF in respect to any customs duties, taxes and fees in respect to any goods ordered from MS hereunder.

(j)	All-Inclusive Prices. Except as otherwise expressly set forth herein or in Schedule 5.2, the Prices shall be all-inclusive and represent the sole and exclusive consideration to MS or to FF hereunder for the FF81 Products or FF Supplied Parts, as applicable, except for (i) any freight and insurance costs for which a Party is responsible hereunder or under Schedule 5.2 (collectively, “Freight Charges”), if any, and (ii) certain taxes which may be assessed on the Prices for which a Party is responsible hereunder. FF shall not be billed for, nor shall FF have any obligation to pay, any charge or amount not specifically authorized in FF’s duly issued Product Purchase Order in accordance herewith. MS shall not be billed for, nor shall MS have any obligation to pay, any charge or amount not specifically authorized in MS’s duly issued Parts Purchase Order in accordance herewith. The Prices for the FF81 Products and FF Supplied Parts shall be inclusive of all warranty costs related to such FF81 Products and FF Supplied Parts, respectively. Notwithstanding the foregoing, all Prices for FF81 Products and FF Supplied Parts, together with the Parties’ rights and obligations in respect to shipping and delivery as well as tax, duty and other costs shall at all times be subject to applicable INCOTERMS set forth in this Agreement.

8.2.	Invoices; Payment Terms for FF81 Products, MS Supplied Parts (in the case of Special Orders), and FF Supplied Parts. The following terms shall apply in respect to invoicing and payment for the FF81 Products and MS Supplied Parts (in the case of Special Orders) sold by MS to FF and FF Supplied Parts sold by FF to MS:

(a)	Currency. All Prices under this Agreement shall be calculated, quoted and paid in U.S. dollars (USD). As part of the annual Price adjustments under Section 8.1(c) and in order to minimize risks associated with the currency exchange rate fluctuations, the Parties agree as follows:

(i)	In respect to the Price for the FF81 Products and FF Supplied Parts, if at any time during the Term, the Current Rate differs from the Base Rate by [***] or more, then the Parties shall discuss in good faith and agree to an adjustment to the Price and related terms as part of the annual adjustment of the Price under Section 8.1(c).

(ii)	“Current Rate” means, as used at any particular date, the average of the telegraphic transfer buying (the “TTB”) rate quoted by a reputable financial institution as agreed to by the Parties at the final rate of the U.S. dollar (USD) against Korean won (KRW), described as the total amount of U.S. dollars per one thousand one hundred (1100) Korean won, during each of the six (6) calendar months immediately preceding such date.

(iii)	“Base Rate” means, as used at any particular date, the currency exchange rate of the U.S. dollar (USD) against Korean won (KRW), described as the total amount of U.S. dollars per one thousand one hundred (1100) Korean won, used by the Parties in determining the then existing Price (whether the Initial FF Price or the Price as adjusted pursuant to this Section and Section 8.1(c)).

(b)	MS Invoicing for FF81 Products (and MS Supplied Parts, in the case of Special Orders). Upon acceptance (or deemed acceptance) by FF of the FF81 Products pursuant to Section 7.6(b), MS shall issue an invoice to FF for such FF81 Products containing the following information (each, an “MS Invoice”): (i) the number, description and quantity of FF81 Products ordered; (ii) the quantity of FF81 Products delivered by FF81 Product number; (iii) the Product Purchase Order number, (iv) the Price for each FF81 Product; and (v) the total Price for the FF81 Products. The Parties shall use their commercially reasonable efforts to promptly resolve any Dispute arising in connection with any MS Invoice. In case any MS Supplied Parts shall be ordered as Special Orders under Section 5.11, the foregoing terms on invoice shall apply to such orders, in which event the term MS Invoice shall include the terms of payment due by FF to MS under such Special Orders.

(c)	FF Invoicing for FF Supplied Parts. At the time the FF Supplied Parts are delivered and have been accepted by MS pursuant to Sections 9.9(d) and 9.10(b), respectively, FF shall issue an invoice to MS for such FF Supplied Parts containing the following information (each, an “FF Invoice”): (i) the number, description and quantity of FF Supplied Parts ordered; (ii) the quantity of FF Supplied Parts delivered by FF Supplied Parts number; (iii) the Parts Purchase Order number, (iv) the Price for each FF Supplied Parts; and (v) the total Price for the FF Supplied Parts. The Parties shall use their commercially reasonable efforts to promptly resolve any Dispute arising in connection with any FF Invoice.

(d)	Payment for FF81 Products, MS Supplied Parts and FF Supplied Parts. Subject to the terms and conditions contained herein, all payments of the Prices, as accurately reflected on a properly submitted Invoice hereunder (less any applicable discounts or offsets), for each conforming FF81 Product, MS Supplied Parts or FF Supplied Part shall be made as follows:

(A)	if payment of Prices for the FF81 Products, [***].

(B)	if payment of Prices for the MS Supplied Parts, [***].

(C)	if payment of Prices for the FF Supplied Parts, [***].

All payments for PSI and any planning and startup cost will be paid in accordance with the payment schedule set out in Annex 47.

(e)	Set-off. Either Party (the “Offsetting Party”) may offset (the “Offset”) any amount due the Offsetting Party from the other Party (the “Non-Offsetting Party”) against any amount due the Non-Offsetting Party by the Offsetting Party, provided that the Offsetting Party shall, prior to such Offset, provide the Non-Offsetting Party written notice setting forth the reasons for such Offset. If the Non-Offsetting Party objects to such Offset, it shall deliver to the Offsetting Party a written explanation detailing its reasons for refusing such Offset not later than thirty (30) days following the receipt by Non-Offsetting Party of such notice, in which event the Parties shall enter into good faith discussions on the validity of such Offset and no such Offset shall be allowed until agreed to between the Parties.

9.	SUPPLY, PROCUREMENT AND SOURCING OF PARTS

9.1.	Nominated Suppliers.

[***]

(c)	MS Contract Supplier Parts. Unless otherwise mutually agreed by MS and FF, MS shall issue purchase orders to each MS Contract Supplier for the FF81 Parts and services required from such MS Contract Supplier (the “MS Contract Supplier Parts”) and shall pay all costs and expenses directly to such MS Contract Supplier. MS shall defend, indemnify and hold the FF Indemnitees harmless from all claims (the “MS Contract Supplier Claims”) arising out of its violation of any MS-NS Agreement or any of its dealings with any MS Contract Supplier, including its failure to pay the amounts owed to any MS Contract Supplier, except to the extent such MS Contract Supplier Claims are attributable to an Excusable Delay by FF. Nomination by FF of a MS Contract Supplier does not relieve MS of any of its obligations under this Agreement.

(d)	FF Contract Suppliers. FF may contract directly with any third party (including Affiliates of MS or FF) for the purchase and supply of FF Supplied Parts (each such third party, a “FF Contract Supplier” and each contract between FF and a FF Contract Supplier, a “FF Contract Supplier Agreement”). FF shall have the sole and exclusive right and authority to negotiate and enforce the terms and conditions of each FF Contract Supplier Agreement directly with each FF Contract Supplier. Unless otherwise mutually agreed by MS and FF, FF shall issue purchase orders to each FF Contract Supplier for the FF81 Parts and services required from such FF Contract Supplier (the “FF Contract Supplier Parts”) and shall pay all costs and expenses directly to such FF Contract Supplier. FF shall defend, indemnify and hold the MS Indemnitees harmless from all claims (the “FF Contract Supplier Claims”) arising out of its violation of any FF-NS Joinder Agreement or any of its dealings with any FF Contract Supplier, including its failure to pay the amounts owed to any FF Contract Supplier, except to the extent that such FF Contract Supplier Claims are attributable to the fault of MS or any of its Affiliates.

(e)	Parts Development. FF shall (i) pay directly (if so requested by MS Contract Supplier and agreed by FF), or (ii) reimburse MS (A) directly or (B) indirectly as part of the FF81 Product Price if allocated as part of such Price, for the actual and documented costs of development of any FF81 Parts (including the cost of development of any Tooling related to such FF81 Parts) incurred by MS or any MS Contract Supplier, if and to the extent such development and the costs thereof are specifically approved in writing in advance by FF.

9.2.	Supply, Procurement, Sourcing and Delivery of FF81 Parts.

(a)	MS Supplied Parts. Notwithstanding any FF-NS Joinder Agreement, MS shall (i) be responsible for the sourcing of all MS Supplied Parts and (ii) upon written request by FF, provide a true and complete listing of all MS Supplied Parts and (iii) be solely responsible for the quality, warranties and defects related to such MS Supplied Parts other than any Design & Engineering Defect of such MS Supplied Parts. At any time upon reasonable notice to MS, FF may change any such MS Supplied Parts to FF Supplied Parts if FF reasonably determines the same to be necessary or desirable.

(b)	FF Supplied Parts. FF shall (i) be responsible for the sourcing of all FF Supplied Parts, (ii) upon written request by MS, provide a true and complete listing of all FF Supplied Parts and (iii) be solely responsible for the quality, warranties and defects related to such FF Supplied Parts.

(c)	Delivery. Except as otherwise set forth in this Agreement, the FF INC. IPC and Logistics Requirements contained in Annex 15 shall (i) apply to the delivery of FF81 Parts and the provision of any other services and (ii) be finalized prior to SOP Korea consistent with the terms of this Agreement. In case of conflict between the terms set forth in Annex 15 and this Agreement, the terms in this Agreement shall control and prevail in all instances.

9.3.	Parts Purchase Orders for FF Supplied Parts.

(a)	Schedule. During the month in which the Product Purchase Order placed by FF is accepted by MS, MS shall place a purchase order with FF for the FF Supplied Parts to be used for the manufacture of the FF81 Products included in such Product Purchase Order (each such purchase order, a “Parts Purchase Order”) in accordance with Schedule 9.3(a).

(b)	Form. Each Parts Purchase Order for the FF Supplied Parts shall specify: (i) the quantity of the units of the FF Supplied Parts ordered, (ii) the price of each unit of the FF Supplied Parts ordered, and (iii) delivery terms (including the scheduled delivery date and location), in form substantially similar to the form described in Schedule 9.3(b) (Form of Parts Purchase Order). The Parts Purchase Orders shall be in electronic form and submitted via EDI.

9.4.	MS Deviation; Adjustment of Parts Purchase Orders.

(a)	MS Deviation. The aggregate number of the units of the FF Supplied Parts under a Parts Purchase Order for the FF81 Products for a given month may deviate from the corresponding month in the Production Plan (the “MS Deviation”) so long as such MS Deviation is (i) a decrease in the quantity ordered by less than or equal to the Deviation Percentage, (ii) an increase in the quantity ordered by less than or equal to the Deviation Percentage, or (iii) agreed to by FF, such agreement not to be unreasonably withheld, conditioned or delayed.

(b)	MS Deviation Adjustment. If MS deems that (i) the MS Deviation for a given month is likely to be (A) an increase and (B) greater than the Deviation Percentage or (ii) such MS Deviation is not otherwise authorized hereunder, it shall promptly inform FF thereof in writing prior to issuing the Parts Purchase Order for such month. If such MS Deviation is agreeable to FF, MS shall issue a Parts Purchase Order based on such MS Deviation, which shall then be deemed accepted by FF. If such MS Deviation is not acceptable to FF, then the Parties shall discuss in good faith and use commercially reasonable efforts to agree to alternative arrangements, including capacity allocations, provided that the foregoing shall not limit FF’s right to reject the unpermitted MS Deviation portion of the Parts Purchase Order based on Non-Conformity to the corresponding Production Plan.

(c)	Parts Order Adjustment. From time to time during the Term, MS may adjust or modify any existing Parts Purchase Order for a given month, which may result in the increase or decrease in the aggregate number of units of FF Supplied Parts to be purchased by MS from FF during the corresponding forecasted month as indicated in the corresponding Production Plan (such excess or shortfall, the “Parts Order Adjustment”) by issuing a written notice to FF thereof prior to: (i) if the adjustment requires an increase in the quantity ordered, [***] prior to the scheduled delivery date, and (ii) if the adjustment requires a decrease in the quantity ordered, MS’s receipt of the confirmation setting forth FF’s acceptance of the Parts Purchase Order so long as, in either such case, any deviation in the aggregate number of the units of the FF Supplied Parts under such Parts Purchase Order, after incorporating such Parts Order Adjustment from the corresponding forecasted month in the Production Plan is (A) less than or equal to the Deviation Percentage, or (B) agreed to by FF.

9.5.	Acceptance of Parts Purchase Orders.

(a)	Confirmation. Each Parts Purchase Order shall be deemed accepted by FF upon issuance by MS of such Parts Purchase Order to FF so long as such Parts Purchase Order is consistent with the corresponding Product Purchase Order. Without limiting the foregoing, FF shall acknowledge the receipt of each Parts Purchase Order and confirm its acceptance or rejection within [***] following its receipt thereof. For the avoidance of doubt, FF shall not be entitled to reject any Parts Purchase Orders that is consistent with the terms of this Agreement.

(b)	If FF is unable to supply or otherwise fulfill any (or all) of the FF Supplied Parts for a given month for any reason (including as a result of a Force Majeure Event), then, without prejudice to all rights and remedies available to MS in respect thereto, the Parties shall discuss in good faith the supply of such parts by a MS or MS Contract Supplier or cancellation of such Parts Purchase Order and the corresponding Product Purchase Order.

(c)	Notwithstanding the foregoing and for the avoidance of doubt, in no event shall MS be liable for any delay or other failure in manufacturing and supplying any FF81 Product to FF resulting from the failure by FF or any FF Contract Supplier to supply FF Supplied Parts as ordered by MS consistent with the terms of this Agreement.

9.6.	Exclusivity.

(a)	FF shall be the sole and exclusive supplier of the FF Supplied Parts to MS in the Manufacturing Territory.

(b)	MS shall purchase the FF Supplied Parts exclusively from FF (and/or its Affiliates) for the manufacturing and assembly of the FF81 Products for sale and distribution by FF in the applicable FF Sales Territory under the brand of FF.

9.7.	Shipment and Delivery of FF Supplied Parts; Passage of Title and Risk of Loss.

(a)	Delivery of FF Supplied Parts. FF shall manufacture, deliver and supply (or shall cause each third party FF Contract Supplier to manufacture, deliver and supply) to MS the FF Supplied Parts in accordance with the corresponding Parts Purchase Orders submitted in accordance with the terms of this Agreement.

(b)	Minimum Monthly Fill Rate. FF shall achieve each month during the Term an Actual Parts Fill Rate equal to or greater than [***] (the “Minimum Parts Fill Rate”). FF shall calculate and report to MS, on a monthly basis, the Actual Parts Fill Rate.

(c)	Effect of Default. [***].

(d)	INCOTERMS. All prices are stated and all FF Supplied Parts purchased hereunder shall be delivered in accordance with INCOTERMS DDP (Gunsan Plant).

(e)	Packaging. FF shall package (or shall cause each FF Contract Supplier package) the FF Supplied Parts to prevent dampness, rust, moisture, erosion and shock, and in a manner that shall be suitable for multiple transportation modes. FF shall be liable for any damage to or loss of the FF Supplied Parts attributable to inadequate or improper packing.

(f)	Passage of Title; Risk of Loss. Title to the FF Supplied Parts shall transfer from FF to MS at the same time as risk of loss transfers from FF to MS in accordance with the INCOTERM set forth in Section 9.7(d) above.

(g)	Time is of Essence. TIME IS OF THE ESSENCE AS TO DELIVERY OF FF SUPPLIED PARTS.

(h)	Anticipated Delay in Delivery. If, after accepting (or being deemed to have accepted) a Parts Purchase Order, FF anticipates that it will likely to be unable to meet the delivery schedule for part or all of the units of the FF Supplied Parts that are subject to any Parts Purchase Order, it shall immediately notify MS in writing, which such notice shall set forth the anticipated delivery dates, provided that such notice shall not release FF from its liabilities any related breach of this Agreement and shall not require MS to accept any late delivery or waive any of its rights or remedies with respect thereto. Upon receipt of the foregoing notice by FF of the anticipated delay and without limiting any rights and remedies available to MS for such delayed delivery, MS may at its election: (i) cancel the Parts Purchase Order, in whole or in part, in its sole discretion, or (ii) accept the revised delivery schedule as proposed by FF. Such election shall not limit the other remedies to which MS may be entitled under this Agreement, at law or in equity.

9.8.	[***]

9.9.	Supply of FF Supplied Parts for Special Reasons.

(a)	Special Parts Order. In the event MS requires any number of any FF Supplied Parts due to special reasons that are not the fault of FF, including damage to any FF Supplied Parts after the delivery, MS shall issue to FF a separate order (each, a “Special Parts Order”), which such Special Parts Order shall set forth: (i) the description of such FF Supplied Parts, (ii) quantity ordered, and (iii) terms of delivery, including required delivery date and delivery location, in form substantially similar to the form described in Schedule 9.5(B) (Form of Parts Purchase Order) or in such other form as may be agreed between the Parties. The Special Parts Order shall be in electronic form submitted via EDI.

(b)	Allocation of Cost. The cost for such Special Parts Order (including the price of such FF Supplied Parts and the cost of delivery) shall be borne by MS.

(c)	Acceptance and Rejection of Special Parts Order; Confirmation.

(i)	Confirmation. FF shall issue a confirmation in respect to each Special Parts Order issued hereunder within two (2) Business Days following its receipt thereof. Each such confirmation shall (A) reference the applicable Special Parts Order number and (B) confirm acceptance or, subject to other terms of this Agreement, rejection of the Special Parts Order and (C) set forth, in the case of acceptance, the effective date of acceptance, and in the case of rejection, the basis for such rejection.

(ii)	Acceptance of Special Parts Order. If FF fails to issue a confirmation for a Special Parts Order within the time set forth above or otherwise commences performance under such Special Parts Order, FF shall be deemed to have accepted such Special Parts Order.

(iii)	Notwithstanding the foregoing and for the avoidance of doubt, in no event shall FF be obligated to accept any Special Parts Order or otherwise supply to MS such FF Supplied Parts that are subject of the Special Parts Order unless and until it has accepted or deemed to have accepted such Special Parts Order.

(d)	Shipping and Delivery. All Special Parts Orders for the FF Supplied Parts shall be delivered by INCOTERMS DDP (Gunsan Plant).

10.	REPRESENTATIONS; WARRANTIES; COVENANTS; PRODUCT WARRANTY

10.1.	Mutual Representations, Warranties and Covenants. Each Party represents, warrants and covenants to the other Party that:

(a)	it has the requisite power, authority and authorization to enter into this Agreement and carry out the terms hereof;

(b)	the person signing this Agreement on behalf of such Party has the requisite corporate authority to do so;

(c)	the execution, delivery and performance of this Agreement by such Party are not prohibited or impaired by any judgment or other agreement to which such Party is a party or by which it is bound;

(d)	it has, and throughout the Term, will retain the right, power, and authority to grant the rights hereunder to its Intellectual Property Rights pursuant to the terms of this Agreement and is not currently aware of any risk or allegation of infringement of its Intellectual Property Rights;

(e)	it has not granted and will not grant any licenses or other contingent or non-contingent right, title, or interest under or relating to the Intellectual Property Rights that will conflict with its obligations under this Agreement; and

(f)	it is in compliance with, and shall at all times comply with, all Applicable Laws pertaining to: (i) in the case of FF, all of FF’s activities and performances of its obligations hereunder and (ii) in the case of MS, the manufacture of the FF81 Products in the Manufacturing Territory and all of MS’s activities and performances of its obligations hereunder.

10.2.	FF Representations, Warranties and Covenants; Product Warranty.

(a)	FF Representations, Warranties and Covenants. FF represents, warrants and covenants to MS that:

(i)	FF has and will have the right to accept and purchase all FF81 Products to be supplied pursuant to a Product Purchase Order;

(ii)	it has and will have ownership rights necessary to convey good and marketable title to all FF Supplied Parts, free and clear of all liens, encumbrances, security interests or other claims at the time of its delivery pursuant to the terms of this Agreement (other than any liens, encumbrances, security interests or other claims created by or through MS);

(iii)	it has the full right, power, and authority (by ownership, license, or otherwise) to use any and all FF Background IPR, FF Owned Improvements developed or created by FF, and Process New Technology or Other New Technology developed or created by FF, and licenses granted herein by FF and use of any of the foregoing by MS pursuant to this Agreement shall not infringe upon, violate or misappropriate the Intellectual Property Rights of any Person; and

(iv)	each FF Supplied Part will be free and clear of all liens, encumbrances, security interests or other claims at the time of its delivery pursuant to the terms of this Agreement (other than any liens, encumbrances, security interests or other claims created by or through FF).

(b)	FF Product Warranty. FF warrants to MS, for the applicable FF Warranty Period (as defined below), that each of FF Supplied Part shall at the time of delivery hereunder (each, a “FF Warranty”):

(i)	Each FF Supplied Part shall at the time of delivery hereunder:

(A)	be new;

(B)	conform, in all respects, to the Basic Specifications;

(C)	conform, in all respects to FF’s Quality Standards;

(D)	be free from any FF Manufacturing Defect, or Design & Engineering Defects by FF or any FF Contract Supplier;

(E)	be in good, usable and merchantable condition; and

(F)	have been handled properly up to the time of acceptance by MS or its authorized representative or designated agent;

(c)	Survival. The foregoing representations and warranties shall survive and not be impacted by FF’s delivery of any FF Supplied Part, MS’s receipt, inspection or acceptance of any FF Supplied Part or the manufacture and assembly of the FF81 Products from the FF Supplied Parts in accordance with this Agreement.

(d)	Pass Through. Notwithstanding the foregoing or any provision of this Agreement to the contrary, to the extent that any warranty, guarantee or other protection in respect of any FF Supplied Part has been or is made available to FF, FF shall, to the fullest extent that it is able, pass on the benefit of such warranty, guarantee or protection to MS.

(e)	Exclusions. Notwithstanding the foregoing or any provision of this Agreement to the contrary, FF makes no, and hereby disclaims any, representations or warranties and shall not be liable for, and FF Warranties shall not apply to, any defect in the FF81 Supplied Parts:

[***]

(each of the foregoing events, an “Exclusion from FF Warranty”).

(f)	Warranty Period. “FF Warranty Period” shall be from the date of delivery of the FF Supplied Parts to MS and continue until delivery of the FF81 Products by MS to FF.

10.3.	MS Representations, Warranties and Covenants; Product Warranty.

(a)	MS Representations, Warranties and Covenants. MS represents, warrants and covenants to FF that:

(i)	it is and at all times during the Term shall be in possession of all Approvals necessary to manufacture, render, process, package, deliver and sell to FF the FF81 Products; and MS has and will have the right to render, sell and deliver all FF81 Products to be supplied pursuant to a Product Purchase Order; and

(ii)	it has and will have ownership rights necessary to convey good and marketable title to all FF81 Product, free and clear of all liens, encumbrances, security interests or other claims at the time of its delivery pursuant to the terms of this Agreement (other than any liens, encumbrances, security interests or other claims created by or through FF);

(iii)	it has the full right, power, and authority (by ownership, license, or otherwise) to use any and all MS Background IPR, any MS Owned Improvements developed or created by MS, and any Process New Technology or Other New Technology developed or created by MS, and licenses granted herein by MS and use of any of the foregoing by FF pursuant to this Agreement shall not infringe upon, violate or misappropriate the Intellectual Property Rights of any Person; and

(iv)	each of the FF81 Product and MS Supplied Parts, at the time of delivery to FF, will be free and clear of all liens, encumbrances, security interests or other claims (other than any liens, encumbrances, security interests or other claims created by or through FF).

(b)	MS Product Warranty. MS warrants to FF, for the applicable MS Warranty Period (as defined below), that each of the FF81 Product and MS Supplied Parts shall at the time of delivery hereunder:

(i)	be new;

(ii)	conform, in all respects, to the Basic Specifications;

(iii)	conform, in all respects, to FF’s Quality Standards;

(iv)	be free from MS Manufacturing Defects;

(v)	be in good, usable and merchantable condition; and

(vi)	have been handled and installed properly up to the time of delivery to FF or its authorized representative or designated agent.

Each of the warranties in this Section 10.3(b) is referred to herein as “MS Warranty”.

(c)	Survival. The foregoing representations and warranties shall survive and not be impacted by MS’s delivery of any FF81 Product or FF’s receipt, inspection or acceptance of any FF81 Product in accordance with this Agreement.

(d)	Exclusions; Pass Through. Notwithstanding the foregoing or any provision of this Agreement to the contrary:

(i)	MS makes no, and hereby disclaims any, representations or warranties and shall not be liable for, and MS Warranties shall not apply to, any defect in the FF81 Products or MS Supplied Parts:

[***]

(each of the foregoing events, an “Exclusion from MS Warranty”); and

(ii)	to the extent that any warranty, guarantee or other protection in respect of any FF81 Product has been or is made available to MS, MS shall, to the fullest extent that it is able, pass on the benefit of such warranty, guarantee or protection to FF. If, through commercially reasonable efforts, MS is unable to pass the benefit of such warranty, guarantee or protections to FF, in each instance, MS shall give FF prompt notice thereof and provide all reasonable cooperation as requested by FF such that FF may enter into a FF-NS Joinder Agreement.

(e)	“MS Warranty Period” shall mean, as applicable:

[***]

(f)	[***]

(g)	Non-Exclusive Warranty; Authorized Purchasers. MS agrees that the MS Warranty extends to all FF81 Products (other than FF Supplied Parts), and that such warranties shall not be disclaimed or otherwise limited in any way due to the fact that any FF81 Products have been produced in whole or in part by one or more of MS’s own suppliers (regardless of status as a Nominated Supplier). The MS Warranty is in addition to, and shall not be construed as restricting or limiting, any warranties or remedies of FF, in either case express or implied, provided by Applicable Law. The MS Warranty is fully transferrable and assignable to FF’s customers and any other direct purchaser or consumer of any FF81 Product, including FF’s accounts, Affiliates and subsidiaries (collectively, the “Authorized Purchasers”). Any attempt by MS to limit, disclaim or restrict the MS Warranty shall be null and void.

10.4.	FF Remedies for Breach of MS Warranty.

(a)	Notice of Breach. In the event that MS breaches a MS Warranty (and such breach is not due to any Exclusion from MS Warranty), FF shall notify MS in writing, which such notice shall include a statement describing in reasonable detail such breach of MS Warranty.

(b)	Joint Investigation; Dispute. Within ten (10) Business Days following receipt by MS of written notice under paragraph (a) above, the Parties shall conduct a joint investigation to determine the validity of such breach. If the Parties cannot agree on the validity of such breach after commencement of the joint investigation, then any Dispute arising in connection therewith shall then be resolved in accordance with the dispute resolution procedures set forth in Section 21.4 of this Agreement.

(c)	Remedies. If a breach by MS of a MS Warranty has occurred, then FF, in its reasonable discretion based on the nature of such breach, may, [***].

10.5.	MS Remedies for Breach of FF Warranty.

(a)	Notice of Breach. In the event that FF breaches a FF Warranty (and such breach is not due to any Exclusion from FF Warranty), MS shall notify FF in writing, which such notice shall include a statement describing in reasonable detail such breach of FF Warranty.

(b)	Joint Investigation; Dispute. Within ten (10) Business Days following receipt by FF of written notice under paragraph (a) above, the Parties shall conduct a joint investigation to determine the validity of such breach. If the Parties cannot agree on the validity of such breach after commencement of the joint investigation, then any Dispute arising in connection therewith shall then be resolved in accordance with the dispute resolution procedures set forth in Section 21.4 of this Agreement.

(c)	Remedies. Notwithstanding the foregoing or any provision of this Agreement to the contrary, if a breach by FF of a FF Warranty has occurred, then [***].

10.6.	Third Party Products.

(a)	MS shall secure and administer for FF any and all necessary sublicenses or direct licenses for the third party software, hardware, components, parts, equipment and other products used or contained within any MS Supplied Parts and assembled into the FF81 Products provided hereunder (“MS Third Party Products”).

(b)	FF shall secure and administer for MS any and all necessary sublicenses or direct licenses for the third party software, hardware, components, parts, equipment and other products used or contained within any FF Supplied Parts and assembled into the FF81 Products provided hereunder (“FF Third Party Products”).

(c)	Notwithstanding the terms of the Third Party Products license or purchase agreements, (i) MS shall remain primarily liable to FF for such MS Third Party Products and all of MS’s obligations under this Agreement in respect thereto, (ii) FF shall remain primarily liable to MS for such FF Third Party Products and all of FF’s obligations under this Agreement in respect thereto, and (iii) nothing in such agreements shall increase the obligations of FF or MS or lessen or obviate any of the rights and privileges granted to FF or MS with respect to such items hereunder.

10.7.	Corrective Action Plan. At the written request of (a) FF in respect to any breach by MS of Section 10.3 or (b) MS in respect to any breach by FF of Section 10.2, the other Party shall provide a written corrective action plan with respect to such breach. The requesting Party shall review this plan and notify the submitting Party if the requesting Party determines the plan is insufficient. If such plan is reasonably deemed insufficient, the submitting Party shall provide either a revised corrective action plan or additional information as to why the submitting Party believes the original plan will satisfactorily address the cause for the warranty claim. The Parties will use the template for a corrective action plan found in Annex 19. Any such corrective actions by a breaching Party shall be without prejudice to all other remedies under this Agreement, at law or in equity.

10.8.	Disclaimer of Other Warranties. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, (A) NEITHER PARTY NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN (INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE), ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON THE OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT.

11.	IMPROVEMENTS

11.1.	Improvements to FF81 Parts, FF81 Model or FF81 Products.

(a)	If any Improvement to any of the FF81 Parts, the FF81 Model, the FF81 Product or Basic Specification is required, proposed or introduced by either Party (the “Proposing Party”), including as a result of (i) any change in Basic Specification or (ii) compliance with Homologation Requirements or other Applicable Law in the FF Sales Territory or the Manufacturing Territory, or otherwise, the Proposing Party shall notify the other Party in writing (the “Notice of Improvement”) as soon as possible prior to the date on which such Improvement is proposed to be applied to such FF81 Parts, FF81 Model or FF81 Product, as applicable.

(b)	Each Notice of Improvement shall include: (i) all Technical Information concerning the proposed Improvement, (ii) effective date on which such proposed Improvement shall be incorporated into such FF81 Parts, FF81 Model or FF81 Product, as applicable, together with the FF Sales Territory for such FF81 Model or FF81 Products, (iii) if such Improvement is for FF Supplied Parts or the FF81 Products, the proposed change to then current price and (iv) if available, anticipated cost of incorporating such Improvement to such FF81 Parts, the FF81 Model or the FF81 Product, as applicable.

(c)	Within thirty (30) days following the receipt of the foregoing Notice of Improvement by the other Party, the Parties shall enter into good faith discussions though the Cooperation Board regarding the terms of the proposed Improvements, including the allocation of costs to be incurred by the Parties in incorporating such Improvement, and determine whether such Improvement shall be incorporated into such FF81 Parts or FF81 Products, as applicable, and, upon agreement by the Parties on such terms, the proposed Improvement shall be undertaken and the associated costs shall be allocated as agreed between the Parties.

(d)	No Improvement shall be applied to any such FF81 Parts or FF81 Products without mutual agreement between the Parties, and, if mutually agreed by the Parties, any such Improvements, shall become part of such FF81 Parts or FF81 Products, as applicable, as agreed by the Parties; [***].

(e)	Without limiting the foregoing, subject to rights of the Parties under Section 15, each Party shall offer to the other Party for inclusion in the FF81 Products any Improvements owned by such Party (which shall be, in the case of MS, the MS Owned Improvements, or in the case of FF, the FF Owned Improvements) that are necessary for the FF81 Products to comply with any Applicable Law.

12.	FF SALE AND DISTRIBUTION OF FF81 PRODUCTS

12.1.	FF Sales and Services Activities.

(a)	As a general rule, the FF81 Products may be marketed, sold and distributed by FF in any of the FF Sales Territories (the “FF Sales and Service Activities”); provided, that FF shall be responsible for compliance with Applicable Laws in such FF Sales Territories.

(b)	MS shall cooperate with FF in good faith in FF’s efforts to promote and sell the FF81 Products and shall provide to FF all such assistance (the “MS Sales Support Services”) as may be reasonably required by FF in promoting the brand of FF, including the FF81 brand, carrying out the FF Sales and Services Activities or otherwise expanding the sales and distribution network in the FF Sales Territory upon the terms and conditions and for service fees described under Annex 33, which such cooperation shall be undertaken by the Parties as follows:

(i)	FF shall prepare and define the details of nature and scope of the MS Sales Support Services (the “MS Service Description”);

(ii)	Upon receipt of the MS Service Description, MS shall issue a quote for the service fees based on the labor cost index set forth in Annex 33 (the “MS Service Fee Quotation”);

(iii)	Upon receipt of the MS Service Fee Quotation, FF shall determine if it would obtain such MS Sales Support Services from MS by issuing a written notice to MS as to its election.

(iv)	If FF elects to engage MS for such MS Sales Support Services, MS shall undertake such MS Sales Support Services in accordance with the terms agreed between the Parties.

12.2.	FF Sales Territory. Annex 35 sets forth FF’s estimated sales territory or markets, estimated volumes by territory or market and estimated launch dates, all of which is subject to change by FF. If and to the extent any such change to Annex 35 may affect any of the rights and obligations of MS hereunder, FF shall provide to MS reasonable advance notice of such change.

13.	CATASTROPHIC DEFECTS; PRODUCT RECALLS

13.1.	Catastrophic Defect. In addition to other obligations hereunder imposed upon MS, should any Catastrophic Defect (as defined below) of FF81 Products occur and notice thereof be given to MS, then, and in such event of a Catastrophic Defect, FF shall provide MS written notice thereof, which notice shall include reasonable details in respect to FF’s basis for concluding that such Catastrophic Defect has occurred. Promptly after receipt by MS, but in any event within ten (10) days, of written notice from FF of such Catastrophic Defect and subject to FF providing MS with reasonable access to relevant records and with reasonable cooperation in respect to the root cause of such Catastrophic Defect, MS shall develop and propose to FF, for FF’s approval, which approval shall not be unreasonably withheld, procedures for the prompt rectification of such Catastrophic Defect by providing, at its own expense, engineering efforts, parts, labor and all such other assistance as FF may reasonably request in order to remedy such Catastrophic Defect, both with respect to FF81 Products in use and in inventory of FF and FF’s customers. Promptly, but within ten (10) days of written notice from FF of a Catastrophic Defect, MS shall institute procedures, as mutually agreed by FF and MS, for the prompt rectification of such failure. [***]. If, upon inspection, the FF81 Products affected display the same deficiencies of design, material or workmanship out of which the Catastrophic Defect arose, then and in such event the procedures established in this Section 13.1 shall be followed with respect to such FF81 Products. For purposes of this Section 13.1, a “Catastrophic Defect” means any of the following: [***].

13.2.	Recall Campaign; Corrective Measures.

(a)	Notice. If either Party becomes aware of any defect or other concern with an FF81 Product that poses a safety or performance risk relating to the FF81 Model, including FF81 Products, or parts or components thereto, with respect to any FF Sales Territory that may reasonably be deemed to (i) constitute an actual or potential cause for any product defect, including safety-related defects, or otherwise, and (ii) necessitate a recall campaign, service campaign or similar program with respect to the FF81 Product in the respective FF Sales Territory in order to ensure compliance with Applicable Law (a “Recall Campaign”), such Party shall immediately notify in writing the other Party thereof, together with detailed information on the particular nature of the subject, relevant territory, affected production volume and the requirements under Applicable Law.

(b)	Joint Investigation.

(i)	If either Party reasonably believes that a Recall Campaign may be necessary, the Parties shall conduct a joint investigation (the “Joint Investigation”) to determine the nature and cause of such defect, assess and analyze the effect of such defect and determine the appropriate measures to cure such defect, including any measures to be implemented in compliance with the Applicable Law (the “Corrective Measures”). The determination of the existence, scope and nature of any such defect and the appropriate Corrective Measures shall be determined jointly by the Parties based on the results of the Joint Investigations. Corrective Measures shall be implemented by either or both Parties based on each Party’s ability to carry out or implement such Corrective Measures.

(ii)	Each Party shall cooperate with the other Party in good faith in (A) conducting the Joint Investigation and (B) if the results of the Joint Investigation warrant any Corrective Measures, implementing such Corrective Measures by the appropriate Party or Parties. Each Party shall provide information and documentation reasonably requested by Governmental Authorities relating to any defect or potential defect or any non-compliance or alleged non-compliance with Applicable Law.

(iii)	Except to the extent Applicable Law provides otherwise, all Recall Campaigns or adjustments to consumer warranty programs with respect to FF81 Products shall be initiated by FF.

(c)	Allocation of Cost; Liabilities. To the extent a Recall Campaign is attributable to a Party, such Party shall be responsible for the costs and expenses incurred by the Parties in connection with implementation of the applicable Corrective Measures, and shall reimburse the other Party (a “Non-Responsible Party”) for all reasonable costs and expenses incurred by such Non-Responsible Party (including the costs of notification, replacement parts, labor, penalties, fines and buy backs) as a result of the foregoing. Unless such defect constitutes a breach of the MS Warranty not due to any Exclusion from MS Warranty, in which case the Recall Campaign shall be attributable to MS, such Recall Campaign shall be attributable to FF for purposes hereof.

(d)	Cooperation. In any Recall Campaign, MS shall fully cooperate with FF as reasonably requested by FF. FF shall control the process, and MS shall use commercially reasonable efforts to provide all necessary assistance and any necessary information or documentation to FF in connection with such Recall Campaign. MS shall take any and all reasonably necessary and appropriate actions (as reasonably requested by FF or as required of MS by Applicable Law) relating to, arising out of, or in connection with the Recall Campaign, including: (i) conducting engineering efforts and investigations to identify and remedy the defect; (ii) conducting independent testing and technical consulting to help identify and remedy the defect; (iii) completing all reports and notices to and cooperation with the NHTSA, the U.S. Consumer Product Safety Commission and other Governmental Authorities; (iv) filing and distributing all other necessary recall notices and plans, corrective action programs and other related documents; and (v) maintaining and compiling all necessary identification criteria for the defective FF81 Products. MS shall respond promptly (but no later than two (2) Business Days thereafter) to any question from FF or request for information received by FF pertaining to the production or performance of any FF81 Product or any Recall Campaign. Each Party shall provide to the other Party all necessary information or documentation in its possession arising out of the Recall Campaign or any similar program, including a MS quality assurance program. Except as required by Applicable Law, MS shall not make any disclosure to the public or media with respect to any Recall Campaign or defect without the prior written permission of FF. Nothing contained in this Section 13.2(d) will preclude FF from taking such action as may be required of it under Applicable Law. [***]

14.	TECHNICAL ASSISTANCE; ADDITIONAL SERVICES

14.1.	FF Technical Assistance. In addition to providing the Basic Specifications, if and to the extent mutually agreed in writing in advance by the Parties, FF may provide to MS reasonable and appropriate additional available Technical Information and/or technical and engineering assistance as determined by FF to be beneficial to MS to manufacture and assemble the FF81 Products, provide after-sale maintenance services, or carry out the FF81 Collaboration in the Manufacturing Territory (collectively, the “FF Technical Assistance”). [***]

14.2.	MS Technical Assistance. In addition to other services and assistance of MS referenced under this Agreement, if and to the extent mutually agreed in writing in advance by the Parties, MS may provide to FF reasonable and appropriate additional available Technical Information and/or technical and engineering assistance as agreed by the Parties upon request by FF(collectively, the “MS Technical Assistance”). [***]

14.3.	Additional Services. If due to changes in the Basic Specifications by FF, additional or modified manufacturing steps or actions are required by MS for the manufacture of the FF81 Product, MS shall notify FF in advance, upon which event, and as a condition to the effectiveness of any such change, the Parties shall agree upon any additional compensation shall be paid by FF to MS (on account of additional manufacturing costs actually incurred) as further set forth in Annex 33 and as agreed on by the Parties. Any changes in engineering will be processed and documented according to the Change Management Process according to Annex 28.

15.	INTELLECTUAL PROPERTY RIGHTS

15.1.	Ownership of Background IPR and Foreground IPR. As between the Parties, the Parties agree that the title to and ownership of the following Intellectual Property Rights shall be as follows:

(a)	all FF Background IPR shall remain vested solely and exclusively with FF;

(b)	all MS Background IPR shall remain vested solely and exclusively with MS;

[***]

15.2.	Assignment.

(a)	Assignment of FF Intellectual Property by MS to FF.

(i)	To effectuate the allocation of ownership of Intellectual Property Rights detailed in Section 15.1 in accordance therewith, if and to the extent MS may, under Applicable Law, be entitled to claim any ownership interest in the FF Owned Foreground IPR (collectively and together with the FF Background IPR, the “FF Intellectual Property”), MS hereby transfers, grants, conveys, assigns, and relinquishes exclusively to FF all of MS’s right, title, and interest in and to such FF Intellectual Property, including all Intellectual Property Rights therein, in perpetuity or for the longest period otherwise permitted by law.

(ii)	MS shall disclose promptly to FF any FF Intellectual Property made, created or developed by MS during the Term, and MS shall, upon FF’s request, execute or have its employees, contractors or agents execute any and all applications, assignments and other documents to perfect and evidence FF’s ownership of the FF Intellectual Property and otherwise promptly assist FF in all of its reasonable efforts seeking to protect any and all Intellectual Property Rights in the FF Intellectual Property at FF’s expense, in any and all countries in the world.

(iii)	Any creation of material constituting FF Intellectual Property, including the creation of any copyrightable subject matter, shall be considered “work made for hire” to the fullest extent permitted by Applicable Law, to be owned exclusively by FF.

(iv)	To the extent that any such material, under Applicable Law, may not be considered works made for hire, MS hereby assigns to FF the ownership of copyright in such materials, without the necessity of any further consideration, and FF shall be entitled to obtain and hold in its own name all copyrights in respect of such materials.

(v)	MS shall have and maintain, during performance of this Agreement, written agreements with all employees, contractors, or agents engaged by MS in performance hereunder, granting MS rights sufficient to support all performance of obligations and grants of rights by MS under this Agreement.

(b)	Assignment of MS Intellectual Property by FF to MS.

(i)	To effectuate the allocation of ownership of Intellectual Property Rights detailed in Section 15.1, if and to the extent FF may, under Applicable Law, be entitled to claim any ownership interest in the MS Owned Foreground IPR (collectively and together with the MS Background IPR, the “MS Intellectual Property”), FF hereby transfers, grants, conveys, assigns, and relinquishes exclusively to MS all of FF’s right, title, and interest in and to such MS Intellectual Property, including all Intellectual Property Rights therein, in perpetuity or for the longest period otherwise permitted by law.

(ii)	FF shall disclose promptly to MS any MS Intellectual Property made, created or developed by FF during the Term, and FF shall, upon MS’s request, execute or have its employees, contractors or agents execute any and all applications, assignments and other documents to perfect and evidence MS’s ownership of the MS Intellectual Property and otherwise promptly assist MS in all of its reasonable efforts seeking to protect any and all Intellectual Property Rights in the MS Intellectual Property at MS’s expense, in any and all countries in the world.

(iii)	Any creation of material constituting MS Intellectual Property, including the creation of any copyrightable subject matter, shall be considered “work made for hire” to the fullest extent permitted by Applicable Law, to be owned exclusively by MS.

(iv)	To the extent that any such material, under Applicable Law, may not be considered works made for hire, FF hereby assigns to MS the ownership of copyright in such materials, without the necessity of any further consideration, and MS shall be entitled to obtain and hold in its own name all copyrights in respect of such materials.

(v)	FF shall have and maintain, during performance of this Agreement, written agreements with all employees, contractors, or agents engaged by FF in performance hereunder, granting FF rights sufficient to support all performance of obligations and grants of rights by FF under this Agreement.

15.3.	No Contest.

(a)	Obligations of MS.

(i)	MS shall not: (A) contest the validity of any of the FF Intellectual Property or any of FF’s registrations or applications pertaining to any of the FF Intellectual Property; (B) do or cause to be done any act or thing to intentionally impair FF’s right, title and interest in any of the FF Intellectual Property; (C) in any manner represent that it owns or has an ownership interest in any of the FF Intellectual Property; (D) register or allow any other party under its influence or control to register any Trademarks or other Intellectual Property Rights, or any rights closely resembling them, owned or used by FF in any jurisdiction; (E) use any word, symbol, or mark which is confusingly similar to any of the FF Trademarks (as determined by FF in its reasonable discretion); (F) perform or permit to be performed any act which might in any way impair the goodwill or other rights of FF in any of the FF Trademarks; or (G) use the FF Intellectual Property in any advertising, publicity, promotional material, press releases, sales material or as a reference without obtaining FF’s prior written approval of such use.

(ii)	Sales, distribution or display of FF81 Products, or any products, samples or artwork bearing any Trademarks or other indicia of source, association, or sponsorship, in each case, without the prior written consent of FF are expressly prohibited except pursuant to this Agreement.

(iii)	All FF81 Products shall bear such Trademarks and other intellectual property designations as specified by FF from time to time. MS shall take, and cause any other party under its influence or control to take, all reasonable steps, at FF’s cost, that FF may consider necessary to protect FF Intellectual Property.

(iv)	MS shall inform all MS Contract Suppliers and other third parties involved in the production of the FF81 Products of FF’s ownership of or rights in the FF Intellectual Property.

(v)	Upon expiration or termination of this Agreement for any reason, MS shall take, and cause any other party under its influence or control to take, to the fullest extent reasonably possible, such steps as FF requests to cause FF to own all FF Intellectual Property and to terminate any rights MS may have to use any such FF Intellectual Property, including the making of further written assignments in a form determined by FF. All of such FF Intellectual Property, together with all associated goodwill, are and will remain the sole property of FF.

(b)	Obligations of FF.

(i)	FF shall not: (A) contest the validity of any of the MS Intellectual Property or any of MS’s registrations or applications pertaining to any of the MS Intellectual Property; (B) do or cause to be done any act or thing to intentionally impair MS’s right, title and interest in any of the MS Intellectual Property; (C) in any manner represent that it owns or has an ownership interest in any of the MS Intellectual Property; (D) register or allow any other party under its influence or control to register any Trademarks or other Intellectual Property Rights, or any rights closely resembling them, owned or used by MS in any jurisdiction; (E) use any word, symbol, or mark which is confusingly similar to any of the MS Trademarks (as determined by MS in its reasonable discretion); (F) perform or permit to be performed any act which might in any way impair the goodwill or other rights of MS in any of the MS Trademarks; or (G) use the MS Intellectual Property in any advertising, publicity, promotional material, press releases, sales material or as a reference or disclose the existence of the Agreement, or the terms hereof, without obtaining MS’s prior written approval of such use.

(ii)	Sales, distribution or display of any products, samples or artwork bearing any l Trademarks or other indicia of source, association, or sponsorship, in each case, without the prior written consent of MS are expressly prohibited except pursuant to this Agreement. FF shall take, and cause any other party under its influence or control to take, all reasonable steps, at MS’s cost, which MS may consider necessary to protect MS Intellectual Property.

(iii)	FF shall inform all FF Contract Suppliers and other third parties involved in the production of the FF Supplied Parts of MS’s ownership of or rights in the MS Intellectual Property.

(iv)	Upon expiration or termination of this Agreement for any reason, FF shall take, and cause any other party under its influence or control to take, to the fullest extent reasonably possible, such steps as MS requests to cause MS to own all MS Intellectual Property and to terminate any rights FF may have to use any such MS Intellectual Property, including the making of further written assignments in a form determined by MS. All of such MS Intellectual Property, together with all associated goodwill, are and will remain the sole property of MS.

15.4.	Licenses Granted.

(a)	License by FF. FF hereby grants to MS:

(i)	for the Term, a non-exclusive, fully paid and royalty free, sub-licensable (solely to MS’s Affiliates (as authorized hereunder), suppliers or the approved subcontractors), and non-transferrable license and right solely to manufacture or assemble the FF81 Product or FF81 Parts pursuant to this Agreement under the FF Background IPR, FF81 Improvements, FF Owned Improvements, and FF81 Foreground IPR; and

[***]

(b)	License by MS. MS hereby grants FF:

(i)	a non-exclusive, fully paid and royalty free, irrevocable, worldwide, sublicensable (solely to FF’s Affiliates, service providers or subcontractors) and non-transferable (except to FF’s Affiliates) license and right solely to repair or service the FF81 Products or FF81 Parts supplied by MS to FF pursuant to this Agreement under the MS Background IPR and MS Owned Improvements; and

[***]

(c)	Private Labeling.

(i)	MS agrees to private label the FF81 Products and documentation with FF Trademarks designed by FF, all at no additional charge to FF (“Private Labeling”) as directed by FF from time to time. FF hereby grants to MS during the Term a limited, non-exclusive, non-transferable, royalty free, fully paid up, worldwide, non-sublicensable license to use such FF Trademarks solely for purposes of engaging in the Private Labeling in the Territory and such other purposes as may be pre-approved by FF in writing from time to time (the “Limited Trademark License”). MS shall strictly comply with FF’s directions, specifications and standards regarding the form and manner of the use of the FF Trademarks in connection with any Private Labeling hereunder.

(ii)	All Private Labeling shall be submitted to FF for review in advance, and no FF Trademark shall be utilized in any Private Labeling without FF’s specific prior written consent to such use. Each item of documentation or other tangible material (with each copy thereof constituting a separate item) on which any registered FF Trademark appears shall contain a prominent legend stating that the FF Trademarks are registered trademarks of FF or FF’s Affiliates. The registered symbol “®” appearing each time as part of the FF Trademark will constitute a sufficient legend. No other trademark may be affixed to, or used in connection or combination with, any FF Trademark without FF’s prior written consent.

(iii)	MS acknowledges that FF is, and shall at all times remain, the sole and exclusive owner of the FF Trademarks and all goodwill contained therein, and that neither the Limited Trademark License, nor any Private Labeling, shall convey any right, title, or interest in or to any of the FF Trademarks or such goodwill to MS. All goodwill arising from MS’s use of the FF Trademarks shall inure solely to the benefit of FF, and MS shall not assert any claim to any right, title, or interest in or to the FF Trademarks or the goodwill associated therewith, nor shall MS at any time take any action that could be detrimental to the goodwill associated with, or contest to seek to file protection for, any FF Trademark, either during the Term or after the termination or expiration of this Agreement. MS shall not take any action that in any way reduces or diminishes the reputation, image or prestige of the FF Trademarks. FF may revoke the Limited Trademark License as to any FF81 Product not then in production upon written notice to MS at any time with or without cause. Upon any such revocation, or any termination or expiration of this Agreement for any reason whatsoever, including any termination resulting from the material breach of either Party hereto, the Limited Trademark License shall automatically terminate, and MS shall immediately cease all further use of the FF Trademarks.

(iv)	MS shall not, at any time prior to or following termination of this Agreement, sell to anyone but FF any Spare Parts or any items bearing an FF Trademark or trade name, or having a distinctive appearance or physical characteristic associated solely with the FF81 Products made by MS for FF. FF will indemnify MS if MS’s authorized use of the FF Trademarks for Private Labeling the FF81 Products pursuant to this Agreement infringes the trademark rights of any third party.

15.5.	Limitations; Reservation of Rights. Except as otherwise expressly set forth in this Agreement, the licenses granted by a Party to the other Party under this Agreement shall not limit the licensor Party’s right (and the licensor Party reserves its right) to use or license any Intellectual Property Rights owned or controlled by the licensor Party in any manner. Each Party reserves all rights not expressly granted or excluded in this Agreement.

15.6.	Remedies. Nothing in this Agreement will be construed to bar a Party from protecting its rights to the exclusive ownership of Intellectual Property Rights owned by such Party against unfair competition, infringement or appropriation by any party or parties, including any use by the other Party not expressly authorized by this Agreement. Each Party acknowledges that the Intellectual Property Rights of the other Party possesses a special, unique and extraordinary character which makes it difficult to assess the monetary damage such other Party would sustain in the event of unauthorized use thereof. Each Party agrees and acknowledges that irreparable injury could be caused to the other Party by unauthorized use of Intellectual Property Rights of such other Party and that there could be no adequate remedy at law and that in the event of such unauthorized or threatened unauthorized use, a temporary restraining order or preliminary or permanent injunctive relief may be appropriate.

15.7.	Identification. FF shall provide to MS all badges, labels, vehicle identification numbers, serial numbers, part numbers, numbers and identification required by the Department of Transportation and/or other instructions or information as required by Applicable Law or by FF, including applicable federal U.S. motor vehicle safety standards and other regulations issued by NHTSA (collectively, the “Vehicle Identification Labels”). MS shall affix each such Vehicle Identification Labels to each FF81 Product, as applicable. Where identification of the manufacturer is required or requested by FF, such labels, badges and tags shall identify FF as the manufacturer. The prices for the FF81 Products shall include the cost of all decals and serial number plates. All such Vehicle Identification Labels other than as provided by FF shall require FF’s review and prior approval.

16.	TERM; TERMINATION

16.1.	Effective Date; Term; Renewal.

(a)	Initial Term. This Agreement shall become effective as of February 4, 2022 (the “Effective Date”) and, unless earlier terminated by the Parties pursuant to the terms hereof, shall remain in full force and effect until the ninth (9th) year anniversary of the SOP Korea (the “Initial Term”).

(b)	Renewal. If neither Party notifies the other Party in writing of its decision not to renew the term of this Agreement six (6) months prior to the expiration of the Initial Term (or any renewed term), this Agreement shall be automatically renewed for an additional one (1) year period upon the expiration of the Initial Term (or renewed term) without any further action on the part of the Parties (each of the Initial Term and renewed terms, collectively, the “Term”).

16.2.	Termination for Cause.

(a)	Mutual. In addition to any other termination rights set forth in this Agreement, a Party may terminate this Agreement by giving written notice (the “Termination Notice”) to the other Party with immediate effect if any one or more of the following events occurs:

(i)	such other Party materially breaches, fails to perform or comply with, any of its obligations, terms and conditions hereunder, and such breach or failure is not cured within thirty (30) days after such other Party has received a written notice of breach from the terminating Party or, if such breach is not capable of being cured with such thirty (30) day period, such longer period as may be reasonable under the circumstances;

(ii)	such other Party (A) becomes insolvent or admits its inability to pay its debts generally as they become due; (B) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law; (C) is dissolved or liquidated or takes any corporate action for such purpose; (D) makes a general assignment for the benefit of creditors; or (E) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(iii)	the sale of all or substantially all of the assets of such other Party to any third Person other than such other Party’s Affiliates without the prior written consent of the terminating Party, which consent shall not be unreasonably withheld;

(iv)	there occurs any Change of Control on the part of MS without the prior written consent of FF, which consent shall not be unreasonably withheld;

(v)	[***]

(vi)	there occurs any other event that, pursuant to the express terms of this Agreement, permits such terminating Party to terminate this Agreement.

A Party having the right to terminate this Agreement under this Section 16.2 shall be referred to herein as a “Terminating Party” and the other Party as a “Non-Terminating Party”; each of the events, the occurrence of which shall give a Terminating Party the right to terminate this Agreement, is referred to herein as a “Termination Event”.

16.3.	Termination for Convenience. Either Party may terminate this Agreement without cause and without penalty or obligation to the other (except as expressly set forth herein) by giving Termination Notice to the other Party, (a) in the case of MS, not less than [***], and (b) in the case of FF, [***].

16.4.	Consequences of Termination.

(a)	Upon expiration or termination of this Agreement for any reason, at FF’s option (to be made, if at all, no later than [***] after such expiration or termination), MS shall complete all Product Purchase Orders submitted to MS by FF prior to the effective date of termination and with respect to which MS does not have a right to reject (“Open Orders”) and FF shall pay for such Open Orders and complete all outstanding Parts Purchase Orders and Special Parts Orders, each in accordance with this Agreement. If the termination giving rise to the option described above is by MS pursuant to Section 16.2 or by FF pursuant to Section 16.3 and FF does not elect that MS complete the Open Orders, then FF shall be liable to MS to the same extent as though FF had cancelled such Open Orders under the terms of this Agreement and each Parts Purchase Order and Special Parts Order shall be deemed cancelled without liability to MS. If the termination giving rise to the option described above is by MS pursuant to Section 16.2 or by FF pursuant to Section 16.3, then, as a condition to MS’s obligations to perform hereunder in respect to any Open Orders, (i) FF shall have issued to MS an irrevocable documentary letter of credit in favor of MS as the beneficiary and in form and substance acceptable to MS and in an aggregate amount to cover all such Open Orders and (ii) there shall be no amounts that are past due by FF to MS hereunder.

(b)	For up to [***] following the effective date of the expiration or termination of this Agreement for any reason (except such period shall only be for one (1) year following termination in the case of termination by MS pursuant to Section 16.2 or FF pursuant to Section 16.3) (“Transition Period”), FF shall have the right to purchase the FF81 Products from MS pursuant to the terms of this Agreement, in which event MS shall have the right to purchase FF Supplied Parts from FF pursuant to this Agreement in order to supply such FF81 Products. If the termination giving rise to such right of purchase is by MS, then as a condition to MS’s obligation to accept or perform hereunder in respect to any Product Purchase Order placed during the Transition Period, (i) FF shall issue to MS one or more irrevocable documentary letters of credit in favor of MS as the beneficiary and in form and substance acceptable to MS and in an aggregate amount to cover all outstanding Product Purchase Orders during the Transition Period and (ii) there shall be no amounts that are past due by FF to MS hereunder.

(c)	MS shall maintain, at its own expense, sufficient capability to fulfill Open Orders and Product Purchase Orders which may be placed during the Transition Period on the same terms as generally applicable to the supply of FF81 Products immediately prior to the expiration or termination of this Agreement.

16.5.	Survival. Expiration or termination of this Agreement for any reason shall not affect any liabilities or obligations of either Party that have accrued at the date of expiration or termination or which by their nature survive expiration or termination.

16.6.	Transition of FF81 Products Following Termination or Expiration. Subject to Section 15 (Intellectual Property) and 18 (Confidentiality; Non-Disclosure), following expiration or termination of this Agreement by either Party for any reason and notwithstanding any claimed or actual breach of any obligation by FF, MS, at FF’s cost, shall reasonably cooperate in the transition of supply to a successor supplier (the “Transition Support”). Notwithstanding the foregoing, in no event shall MS be required to disclose any confidential or proprietary information of MS or otherwise share with FF or any such third party successor supplier designated by FF any MS Intellectual Property except as expressly agreed to by MS in this Agreement.

17.	INDEMNIFICATIONS

17.1.	Indemnification.

(a)	Indemnification by MS for Third Party Claims.

(i)	In addition to the indemnification obligations of MS elsewhere, and except as set forth otherwise, in this Agreement, MS shall indemnify, defend and hold harmless FF, its Affiliates, and their respective directors, officers, customers, other suppliers, distributors, agents, and employees (each, a “FF Indemnitee”) from and against any and all third party claims, demands, investigations, suits, or causes of action (each, a “Third Party Claim”) asserted against any of them alleging losses, liabilities, damages, including incidental, special, consequential, indirect and exemplary damages, fines, penalties, costs and expenses, injunctions or other non-monetary relief (collectively, the “Losses”) arising from or relating to:

(A)	breach by MS of the representations, warranties or other terms of this Agreement;

(B)	actual or alleged infringement or misappropriation of any Intellectual Property Right of any third party to the extent arising out of or in connection with (i) the MS Supplied Parts (other than due solely to compliance with any Basic Specifications provided by FF) or (ii) the practice or use of any MS Intellectual Property pursuant to this Agreement (other than any such MS Intellectual Property solely developed by FF);

(C)	FF’s access to MS’s IT system, including data breach by FF as a result of its exercise of its rights under Section 6.9(f); or

(D)	any personal injury (including death) or property damages to the extent caused by a MS Manufacturing Defect.

(b)	Indemnification by FF for Third Party Claims.

(i)	Except as set forth otherwise in this Agreement, FF shall indemnify, defend and hold harmless MS, its Affiliates, and their respective directors, officers, customers, other suppliers, distributors, agents, and employees (each, a “MS Indemnitee”) from and against any and all Third Party Claims asserted against any of them to the extent alleging any Losses arising from or relating to:

(A)	breach by FF of the representations, warranties or other terms of this Agreement;

(B)	actual or alleged infringement or misappropriation of any Intellectual Property Right of any third party to the extent arising out of or in connection with (i) the FF Supplied Parts (other than due solely to compliance with any Basic Specifications provided by MS) or (ii) the practice or use of any FF Intellectual Property pursuant to this Agreement (other than any such FF Intellectual Property solely developed by MS);

(C)	failure of FF to obtain or maintain any Approvals necessary to sell and distribute the FF81 Products in each FF Sales Territory or to comply with Applicable Law relating to the sale and distribution of FF81 Products in the FF Sales Territory; and

(D)	any Design & Engineering Defect, including personal injury (including death) or property damages to the extent caused by any Design & Engineering Defect, or personal injury (including death) or property damages to the extent caused by any FF Manufacturing Defect.

17.2.	Indemnity Procedures.

(a)	In the event of an indemnifiable claim hereunder, a Party seeking indemnification hereunder (the “Indemnified Party”) against the other Party (the “Indemnifying Party”) involved in such Third Party Claim must notify the Indemnifying Party hereunder in writing of the existence of such Third Party Claim and must deliver copies of any documents served on such Indemnified Party with respect to such Third Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver such copies shall not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such failure.

(b)	The Indemnifying Party shall have the right to conduct and control, through counsel of its own choosing, reasonably acceptable to such Indemnified Party, any Third Party Claim; provided, however, that (i) if requested by such Indemnified Party, the Indemnifying Party shall provide such Indemnified Party with evidence reasonably acceptable to such Indemnified Party that the Indemnifying Party shall have the financial resources to defend against such Third Party Claim and fulfill its indemnification obligations hereunder, (ii) such Indemnified Party may, at its election, participate in the defense thereof at its sole cost and expense and (iii) if (A) the Indemnifying Party shall fail to defend such Third Party Claim, (B) in the reasonable opinion of legal counsel for such Indemnified Party, such Third Party Claim involves the potential imposition of criminal liability on such Indemnified Party, or (C) in the reasonable opinion of legal counsel for such Indemnified Party, an actual or potential conflict of interest exists where it is advisable for such Indemnified Party to be represented by separate counsel, then such Indemnified Party shall be entitled to control and assume responsibility for the defense of such Third Party Claim, at the cost and expense of the Indemnifying Party. The Indemnifying Party may, in any event, participate in such proceedings at its own cost and expense. If the Indemnified Party agrees to forego any indemnity claimed under this Section 17.2 in respect to any Third Party Claim, the Indemnifying Party may, at its election, conduct and control the defense against such Third Party Claim at its sole cost and expense.

(c)	The Indemnifying Party, in the defense of any such litigation, other proceeding or other claim, shall have the right in its sole discretion to compromise or settle such Third Party Claim only if (i) such compromise or settlement involves only the payment of money and execution of appropriate releases of such Indemnified Party, (ii) there is no finding or admission of any liability or fault of the Indemnified Party or any violation of Applicable Law and (iii) such Indemnified Party shall have no liability with respect to such compromise or settlement. Otherwise, no such Third Party Claim shall be settled or agreed to without the prior written consent of such Indemnified Party, which consent shall not be unreasonably withheld. Such Indemnified Party and the Indemnifying Party shall fully cooperate in good faith in connection with such defense and shall cause their legal counsel, accountants and Affiliates to do so, and shall make available to the other Party all relevant books, records, and information (in such Party’s control) during normal business hours, and shall furnish to each other such other assistance as the other Party may reasonably require in connection with such defense, including making its employees available to testify and assist others in testifying in any such proceedings.

(d)	The procedures in this Section 17.2 also apply equally to all indemnity obligations set forth in this Agreement outside Section 17.1.

17.3.	Obligations Remain Continuously in Force. The obligations imposed by this Section 17 shall remain in force continuously, notwithstanding the termination of this Agreement, and shall bind any successors or assigns of the Parties.

18.	CONFIDENTIALITY; NON-DISCLOSURE

18.1.	Definition. As used in this Agreement, “Confidential Information” means any non-public information disclosed by either Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), in writing, orally, or by inspection of tangible objects (including information relating to such Party’s research, development, and current or prospective product or service offerings) and that is designated as “Confidential,” “Proprietary” or some similar designation, or whose confidential or proprietary nature is or should be reasonably apparent from the perspective of the Receiving Party under the circumstances.

18.2.	Confidentiality and Non-Use.

(a)	The Receiving Party shall treat as confidential all Confidential Information of the Disclosing Party, shall not use such Confidential Information except to exercise its rights and perform its obligations under this Agreement.

(b)	The Receiving Party shall not disclose Confidential Information of the Disclosing Party, except:

(i)	to the directors, officers and employees of the Receiving Party who are reasonably required to access or use the Confidential Information on the Receiving Party’s behalf in order for the Receiving Party to exercise its rights and perform its obligations in accordance with this Agreement; or

(ii)	to third Persons who are permitted to access or use such Confidential Information pursuant to this Agreement and provided that such Persons are: (A) bound by professional duties of confidentiality not to disclose such Confidential Information or (B) such Person agrees in writing to abide by restrictions on confidentiality and non-use materially as protective as those set forth herein; or

(iii)	pursuant to, and as required by, Applicable Law or a Governmental Authority or as otherwise necessary to complete regulatory filings in furtherance of the Receiving Party’s performance of its obligations, in each such case in compliance with Section 18.3(b); or

(iv)	[***]

(v)	with the prior written consent of the Disclosing Party.

(c)	Without limiting the foregoing, the Receiving Party shall use at least the same degree of care it uses to prevent the disclosure of its own Confidential Information of like importance, which care shall be no less than reasonable care, to prevent the disclosure of Confidential Information of the Disclosing Party.

(d)	The Receiving Party shall (i) promptly notify the Disclosing Party of any breach of these confidentiality provisions, including the actual or suspected misuse or unauthorized disclosure of Confidential Information of the Disclosing Party by any Person to whom the Receiving Party has disclosed Confidential Information of the Disclosing Party, and (ii) cooperate with the Disclosing Party in its efforts to remedy any such misuse or unauthorized disclosure. In addition to any other remedy to which the Disclosing Party may be entitled, the Disclosing Party shall be entitled to institute and prosecute proceedings in a court of competent jurisdiction to obtain temporary and/or permanent injunctive or other equitable relief to enforce any provision of this Section 18 without the necessity of posting bond or proof of action injury or damage.

18.3.	Exceptions.

(a)	The provisions of this Section 18 shall not apply to any information that:

(i)	is or becomes generally known to the public through legal means and other than as a result of disclosure by the Receiving Party in violation of the terms of this Agreement;

(ii)	is in the possession of the Receiving Party at the time of disclosure by the Disclosing Party, as reasonably evidenced by a prior or contemporaneous writing and not otherwise restricted by contract or Law;

(iii)	becomes known to the Receiving Party on a non-confidential basis through disclosure by sources other than the Disclosing Party having the legal right to disclose such information; and

(iv)	is independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information.

(b)	If the Receiving Party is required to disclose Confidential Information pursuant to an order of a Governmental Authority or pursuant to Applicable Law, the Receiving Party shall first use reasonable efforts to provide the Disclosing Party with sufficient advance notice to permit the Disclosing Party to seek a protective order or otherwise restrict the disclosure of such Confidential Information.

18.4.	Term. The confidentiality obligations of the Parties expire upon [***], except that obligations with respect to trade secrets shall continue for so long as such information remains a trade secret under Applicable Law through no fault of the Receiving Party.

18.5.	Confidentiality of Agreement. The terms and conditions of this Agreement, but not its existence, shall be treated as Confidential Information of each Party. The terms of this Section 18 shall apply in addition to any other confidentiality agreement between the Parties.

18.6.	Return or Destruction. Following the termination of this Agreement and written request by either Party, the Receiving Party will use commercially reasonable efforts to return or destroy any print or electronic records of the Disclosing Party’s Confidential Information in its custody or control, except that the Receiving Party may retain the Disclosing Party’s Confidential Information to the extent that it is: (a) required by Applicable Law; (b) required by a Governmental Authority; or (c) necessary to comply with the internal document retention policies of the Receiving Party that are designed to adhere to the relevant Laws to which the Receiving Party is subject.

19.	FORCE MAJEURE; EXCUSABLE DELAY

19.1.	Force Majeure Event. Neither Party shall be liable for any delays in the performance of its obligations under this Agreement as a direct or indirect result of any circumstance or event beyond its reasonable control (each, a “Force Majeure Event”), including each of the following:

(a)	acts of God, war, riots, floods, tornadoes, earthquakes, pandemics, epidemics, public health crises, typhoons and hurricanes;

(b)	acts of terrorism;

(c)	explosions or fires;

(d)	strikes, lockouts, or other labor disputes, but excluding strikes, lockouts or labor disputes involving employees of such Party; and

(e)	acts by any Governmental Authority, including changes in Applicable Law.

19.2.	Excusable Delay. Neither Party shall be liable for any delays in the performance of its obligations under this Agreement to the extent [***] (each, an “Excusable Delay”). For purposes hereof, no delay shall constitute an Excusable Delay until after the passage of any applicable time period for performance as set forth in this Agreement.

19.3.	Conditions. A Party shall not be entitled to rely on any such circumstance or event as a Force Majeure Event or Excusable Delay if such circumstance or event is attributable to an improper act, delay or omission of, including a breach of this Agreement by, such Party or its Affiliates. For the avoidance of doubt, “Force Majeure Event” shall not include changes in general economic conditions such as inflation, interest rates or other factors of general application or economic hardship.

19.4.	Notice. If a Party is or will be reasonably prevented from performing its obligations under this Agreement by a Force Majeure Event or Excusable Delay, then it shall notify the other Party of the obligations, the performance of which is or will be prevented, and the nature and cause of the event in writing promptly, and in any event within five (5) Business Days after the notifying Party becomes aware of the impact that such Force Majeure Event or Excusable Delay would have on its obligations hereunder.

19.5.	Actions During Force Majeure Event or Excusable Delay. The Party affected by a Force Majeure Event or Excusable Delay shall use commercially reasonable efforts to mitigate the effect of such Force Majeure Event or Excusable Delay and shall provide the other Party with weekly updates (a) estimating its expected duration, the cost of any remedial action, and the probable impact on the performance of its obligations hereunder, (b) of the actions taken to remove or overcome the effect on its performance hereunder of such Force Majeure Event or Excusable Delay and (c) of the efforts taken to mitigate or limit damages to the other Party. The Party affected by an Force Majeure Event or Excusable Delay shall also provide prompt written notice to the other Party when it ceases to be so affected and shall proceed continuously and diligently with the performance of its obligations hereunder that are not so affected. The date of performance by the affected Party shall be automatically extended solely for the period of time directly and actually delayed by Force Majeure Event or Excusable Delay, but not longer than the length of such Force Majeure Event or Excusable Delay.

20.	COMPLIANCE OBLIGATIONS; DATA AND INFORMATION

20.1.	Compliance Matters.

(a)	Child Labor; Working Conditions. Each of FF and MS covenants that it shall not make use of any child labor or prison labor and shall provide adequate working conditions to reasonably provide for the health and safety of its employees.

(b)	Sustainability. MS shall cooperate, and shall use all commercially reasonable efforts to cause all MS Contract Suppliers to cooperate, with FF as may be reasonably requested by FF to support FF’s environmental and sustainability initiatives, provided that MS shall not obligated to undertake any such initiative without agreement between the Parties regarding how the costs thereof shall be borne unless otherwise required by Applicable Law.

(c)	Country of Manufacture. For each FF81 Product (but excluding any FF Supplied Parts), MS shall, at all times during the Term, maintain full traceability records regarding the country of origin (manufacture), by production lot, quantity and part number and any required number(s) or designation(s) required by Applicable Law. FF covenants that its shall not require MS to package or ship any FF81 Products for the purpose of mislabeling, evading quota or country of origin restriction. MS shall provide to FF an annual certificate of origin for all FF81 Products (but excluding any FF Supplied Parts) sold to FF in the applicable year. The certificate must display (in electronic spreadsheet format) the following for each part number sold:

●	FF’s designated part number and VIN number

●	Description of Part (clearly identifiable to a third party)

●	Country of Origin (place of manufacture, not just place of shipping).

(d)	Hazardous Substances. FF guarantees that, if the FF81 Products are manufactured in accordance with the Basic Specification, none of such FF81 Products at the time of delivery by MS to FF in accordance with this Agreement shall contain any Hazardous Substances or any Hazardous Substance containing components. For purposes of this Section 20.1(d), the term “Hazardous Substances” means any (i) pollutants, (ii) contaminants, (iii) pesticides, (iv) solid, special or toxic wastes, (v) asbestos containing materials, (vi) mold, (vii) lead-based paint, (viii) solid, liquid, gas or electromagnetic radiation, (x) hazardous, extremely hazardous, toxic, infectious or radioactive substances, chemicals, materials or wastes defined in or listed as such in, or regulated, limited or prohibited under, any environmental law, including asbestos, polychlorinated biphenyls and substances prohibited by Proposition 65 in California.

(e)	Conflicts Minerals Compliance. For purposes of this Section 20.1(e), the term “Conflict Minerals” means the materials defined in or listed as such in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as it may be amended from time to time and any regulations, rules, decisions or orders relating thereto adopted by the Securities and Exchange Commission or any successor governmental agency responsible for adopting regulations relating thereto (collectively, “Dodd-Frank”) (including tin, tantalum, tungsten and gold) and any related derivatives, and any other mineral or derivatives that may later be determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country. In order to enable FF to comply with Dodd-Frank with respect to FF81 Products manufactured for FF by MS pursuant to this Agreement (but excluding any FF Supplied Parts), MS shall take the following actions:

(i)	Comply with all Applicable Laws related to Conflict Minerals, including Dodd-Frank;

(ii)	Promptly designate an internal resource to handle all activities related to Conflict Minerals compliance and serve as a single point of contact to the FF’s representatives;

(iii)	Provide an annual certification of compliance with FF’s Conflict Minerals policy, and, if there are any changes to MS’s supply base that affect such certification, provide an amended certification of compliance;

(iv)	Provide an annual declaration of all FF81 Products containing Conflict Minerals that were supplied to FF during the relevant calendar year. The declaration must include the following information:

●	The FF81 Products containing Conflict Minerals;

●	The Conflict Minerals contained in such FF81 Products;

●	Whether the origin of the material was from recycled or scrap sources. For the purposes of this Section 20.1(e), the terms “Recycled Metals” mean metals that are reclaimed end-user or post-consumer products, or scrap processed metals created during product manufacturing. Recycled Metals include excess, obsolete, defective, and scrap metal materials which contain refined or processed metals that are appropriate to recycle in the production of tin, tantalum, tungsten and/or gold. Minerals partially processed, unprocessed or a byproduct from another ore are not Recycled Metals;

●	For all FF81 Products not identified as Recycled Metals, the sources, including smelter and/or mine, of all Conflict Minerals contained in such FF81 Products and evidence of inquiry regarding the country of origin, using the EICC – GeSI Conflict Minerals Reporting Template or similar template provided by FF;

●	A description of MS’s Conflict Minerals due diligence activities, which, at a minimum, must include an explanation of MS’s due diligence efforts to identify smelters and/or mines in the supply chain; and

●	Any documentation reasonably requested by FF to support any of the statements made in the declaration as required above;

(v)	If MS is not able to provide any information required in the declaration described in Section 20.1(e)(iii), cooperate with FF so that such information can be accurately determined and reported; and

(vi)	Provide such further cooperation as FF may reasonably require in order to meet any obligations it may have under Dodd-Frank.

(f)	Anti-Corruption. FF and MS intend that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion or kickbacks, or other unlawful or improper means of obtaining business. MS shall at all times conduct its activities hereunder in accordance with all Applicable Law related to anti-bribery or anti-corruption legislation, including the U.S. Foreign Corrupt Practices Act of 1977 and all national, state, provincial or territorial anti-bribery and anti-corruption statutes. Accordingly, in connection with its performance under this Agreement, MS shall make no offer, payment or gift, will not promise to pay or give, and will not authorize the promise or payment of, directly or indirectly, any money or anything of value to any FF employee or agent, any government official, any political party or its officials, or any person while knowing or having reason to know that all or a portion of such money or item of value will be offered, given or promised for the purpose of influencing any decision or act to assist MS or FF or otherwise obtaining any improper advantage or benefit. MS will take appropriate actions to ensure that any person representing or acting under its instruction or control (“MS’s Agents”) will also comply with this Section.

(g)	Import/Export Control, Economic Sanctions and Anti-Boycott Compliance.

(i)	Neither MS, nor any affiliate, owner, officer or director of MS, nor, to the knowledge of MS, any agent, consultant or other third party representative of MS, acting in its capacity as such and used in the performance of this Agreement, is a person, or owned or controlled by a person, that is or was (i) identified on any U.S. Restricted Person List[1] or any other comparable list of persons subject to trade restrictions and/or sanctions imposed or administered by any Governmental Authority in any jurisdiction in which MS operates; or, (ii) in the case of MS, or any Affiliate, owner, officer, or director of MS, (A) organized, incorporated, established, located in, or a citizen, national, or resident of, Cuba, Iran, North Korea, or Syria; or (B) a Governmental Authority, or an instrumentality thereof, of any country listed in (ii)(A), above.

(ii)	MS, any officer, director or MS, and any agent, consultant or other third party representative of MS, acting in its capacity as such, shall at all times conduct their activities in accordance with all Applicable Law relating the exportation of the FF81 Products from the Republic of Korea and importation of the FF81 Product by FF into the United States or Canada, including any U.S. Trade Laws[2] and acknowledges and agrees to FF’s position of no transactions with Cuba, Iran, North Korea, or Syria in connection with performance under this Agreement (“FF’s Position”), and confirms that MS will comply with FF’s Position on all transactions.

(iii)	MS shall promptly notify FF in the event MS receives written notice from any Governmental Authority alleging MS’s failure to comply with any export or import requirements in respect to the FF81 Parts or FF81 Products.

1 The term “U.S. Restricted Person List” means: (i) the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) the Denied Persons and Entity lists maintained by the Bureau of Industry and Security, U.S. Department of Commerce under the Export Administration Regulations; (iii) the Debarred list maintained by the U.S. Department of State; and (iv) persons identified by the U.S. Department of State as subject to sanctions by the U.S. Government for engaging in activities relating to proliferation or Iran.

2 The term “U.S. Trade Laws” means, collectively, each and any U.S. legal requirement, order or permit imposing restrictions, requirements, conditions or sanctions in connection with import, export or other international trade-related activities, including as applicable, the Tariff Act of 1930, as amended, and other legal requirements and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, such as the U.S. Customs Regulations (Title 19, Code of Federal Regulations), the Export Administration Act of 1979, as amended, the Export Administration Regulations, 15 C.F.R. Part 730 et seq., the International Emergency Economic Powers Act, as amended, the Trading with the Enemy Act, as amended, the statutes, regulations, and Executive Orders, administered by OFAC (including 31 C.F.R. Part 500 et seq.), the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, administered by the U.S. Department of State, Directorate of Defense Trade Controls (22 C.F.R. Part 120 et seq)., the statutes and Executive Orders authorizing sanctions for trade relating to specified activities, such as proliferation, or countries, such as Iran, including as administered by the U.S. Department of State, and the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

(h)	No Conflicts. [***]

(i)	Accurate Books and Records; Audit. In connection with its performance under this Agreement, MS will maintain complete and accurate books and records in accordance with generally accepted accounting principles in its jurisdiction, consistently applied, properly and accurately recording all payments made by it or its agents in performance of this Agreement or related to it. MS will maintain a system of internal accounting controls reasonably designed to ensure that it maintains no off-the-book accounts and that its assets are used only in accordance with its management directives. All books and records relating to MS’s performance under this Agreement shall be available for inspection, copying, and audit by an independent third party mutually acceptable to the Parties (such agreement not to be unreasonably withheld) during its normal business hours on reasonable notice throughout the Term and for three (3) years thereafter for the purpose of verifying the MS’s compliance with the terms hereof. If FF at any time reasonably believes, in good faith, that MS has breached the warranties, representations or agreements in this Section, then it will have the right to engage an independent third party mutually acceptable to the Parties to audit MS’s books and records related to this Agreement in order to verify its compliance with the provisions of this Section. MS will cooperate in any such reasonable audit requested by FF. FF will give MS reasonable advance written notice of such audit, the audit will be conducted during reasonable working hours on regular work days, shall not unreasonably interfere with MS’s ongoing operations and shall agree to maintain the confidentiality required by Section 18, and to require its third party auditors to agree to comparable terms. FF shall bear and pay for the cost of any such audit unless such audit discloses errors in excess of five percent (5%) in favor of FF, in which case the cost of the audit shall be borne by MS.

(j)	Notification. MS will notify FF promptly if (a) MS has reason to believe that a breach of this Section has occurred or is likely to occur; or (b) if any conflicts of interest arise after the signing of this Agreement, including if MS becomes aware that any of MS’s Agents or their family members become a government official or political party candidate in a position to influence MS’s commercial relationship with FF. MS will send all such notices to FF in writing and to such other person or location as FF may designate in writing.

(k)	Compliance Certification. MS will, when and as may be requested by FF from time to time, provide to FF a written certification in form and substance reasonably satisfactory to FF that MS is in compliance with this Section.

(l)	No Payments for Improper Activities. FF will not be required under any circumstances to take any action or make any payments that would cause it or its Affiliates to be in violation of any Applicable Law, including anti-corruption laws, as a result of any breach of this Agreement by MS.

(m)	Customs. Transferable credits or benefits associated with FF81 Products purchased, including trade credits, export credits, or rights to the refund of duties, taxes, or fees, belong to FF unless otherwise prohibited by Applicable Law. At FF’s expense, MS will provide FF with all information and records relating to the FF81 Products and within the control of MS necessary for FF to (a) receive these benefits, credits, and rights, (b) fulfill any customs obligations, origin marking or labeling requirements, and certification or local content reporting requirements, (c) claim preferential duty treatment under applicable trade preference regimes, and (d) participate in any duty deferral or free trade zone programs of the country of import.

20.2.	Data and Information.

(a)	Supplied Data. MS will provide FF with all engineering, package and installation drawings, specifications, testing protocols and results, documents, data (including metadata and digital data), geometric and functional attributes, information related to MS’s production, delivery, logistics, quality, volume or similar business information regarding the FF81 Products and other information relating to the FF81 Products, including detailed design and manufacturing information such as failure mode and effects analyses (FMEA, including design failure mode and effects analysis (DFMEA) and process failure mode and effects analysis (PFMEA)), design verification plans and reports (DVP&R, including test specifications, test reports and test data), p-diagrams and control plans related to the FF81 Products (collectively, “Supplied Data”) as and when reasonably requested by FF. Subject to the last sentence of this subsection (a), FF may use the Supplied Data for any purpose in connection with the FF81 Products. FF will keep Supplied Data separate from any other FF data assets. The formatting and specifications of all Supplied Data provided to FF by MS shall be as reasonably specified by FF or as otherwise agreed upon by the Parties. Supplied Data will be subject to the confidentiality restrictions set out in Section 18 above.

(b)	Governmental Reporting. MS will promptly notify MS if it has provided information to a Governmental Authority regarding the FF81 Products (e.g. in the U.S. following reporting requirements of U.S. law: 49 CFR Part 573 Defect and Noncompliance Reporting and 49 CFR Part 579 Reporting of Information and Communications About Potential Defects.). This notification will include the following information: the date the notification was provided to a Governmental Authority, the affected FF81 Products (or components thereof, as applicable), and the report type (e.g., for reporting to the U.S. government, an Early Warning Report or Noncompliance Report). Upon the reasonable request of FF and to the extent permitted by Applicable Law, MS will provide FF with access to and copies of any data, materials, or information provided to a Governmental Authority relating to the FF81 Products, any component or part of the FF81 Products, or any materials or substances used in the FF81 Products or in connection with their production, including any test, manufacturing, field performance, or warranty data. MS will provide the information within 10 Business Days after receipt of FF’s reasonable request. Disclosure of any such information will be subject to the restrictions set forth in Section 18, including the notice requirements of Section 18.3, if any such information is Confidential Information. Each party agrees to use its commercially reasonable efforts to minimize the disclosure of Confidential Information under this Section 20.2(b).

(c)	Sustainability Data. Upon the reasonable request of FF, MS will provide it with access to and copies of any data, materials, or other information, including any formulas or analyses, that: (i) relates to the FF81 Products, their composition, any component or part of the FF81 Products, or any materials or substances used in the FF81 Products or in connection with their production; and (ii) is needed, as reasonably determined by the requestor, to enable compliance with any requirement of a Governmental Authority (either mandated or voluntarily agreed upon by FF or any of its Affiliates) relating to the hazardous, toxic, or other content or nature of the FF81 Products, or the ability to recycle the FF81 Products or any component, part, or materials in the FF81 Products. Disclosure of any such information will be subject to the restrictions set forth in Section 18, including the notice requirements of Section 18.2(d) and Section 18.3(b), if any such information is Confidential Information. Each party agrees to use its commercially reasonable efforts to minimize the disclosure of Confidential Information under this Section 20.2(c).

21.	MISCELLANEOUS

21.1.	Governing Law; Disclaimer.

(a)	The state laws of the State of California and the federal laws of the United States of America shall govern all questions concerning the construction, validity, interpretation and enforceability of this Agreement and the performance of the obligations imposed by this Agreement without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than state laws of the State of California and the federal laws of the United States of America.

(b)	The state and federal courts located in New York, New York shall have jurisdiction to adjudicate any dispute or claim arising out of or relating to this Agreement or performance hereof (including non-contractual disputes or claims). Each Party hereby consents to the jurisdiction and venue of such courts and agrees not to assert the defenses of lack of personal jurisdiction, improper venue or forum non convenience in any action brought before such courts.

(c)	Each party disclaims the applicability of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement.

21.2.	Relationship of the Parties. The relationship between the Parties is solely that of independent contracting parties as a seller and a purchaser and a licensor and a licensee. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

21.3.	Notices. Except for communications among the CB Members, all notices to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) one (1) Business Day (or for international delivery two (2) Business Days) following delivery to a reputable express courier service for next day (or for international delivery second day) delivery to the recipient (charges prepaid), or (c) when sent if sent by email to the recipient prior to 5pm on a Business Day in the jurisdiction in which the recipient is located or the following Business Day if sent at or after 5pm on a Business Day in the jurisdiction in which the recipient is located or on a day that is not a Business Day in the jurisdiction in which the recipient is located. Such notices, demands or other communications shall be sent to the respective Persons at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 21.3):

If to FF, to:	Faraday&Future Inc. 18455 S. Figueroa Street Gardena, CA 90248 U.S.A. Attn. Dr. Carsten Breitfeld e-mail: [______]
with a copy to (which shall not constitute notice):

Faraday&Future Inc.

18455 S. Figueroa Street

Gardena, CA 90248

U.S.A.

Attn. Brian Fritz, Associate General Counsel

e-mail: brian.fritz@ff.com

and

Troutman Pepper Hamilton Sanders LLP

301 S. College Street, Suite 3400

Charlotte, NC 28202

Attn: Christian Chad Warpula, P.C.

email: chad.warpula@troutman.com

If to MS, to:	Myoung Shin Co., Ltd. 34 Jayu-ro, Gunsan-si, Jeonllabuk-do, Republic of Korea Attn: Youngho Cho, Director e-mail: choyoungho@ms-global.com
with a copy to (which shall not constitute notice):	K&L Gates Toranomon Hills Mori Tower 28F 1-23-1 Toranomon, Minato-ku Tokyo 105-6328 JAPAN Attn: Dooyong Kang, Esq. e-mail: dooyong.kang@klgates.com

21.4.	Dispute Resolution.

(a)	General. The provisions of this Section 21.4 shall apply to any dispute, controversy or claims between the Parties concerning or in any way arising out of or relating to this Agreement (each, a “Dispute”). A Party seeking a resolution of any such Dispute by initiating the dispute resolution procedure under this Section 21.4 shall issue a written notice to the other Party within a reasonable time period after the occurrence of such Dispute (each, a “Notice of Dispute”).

(b)	Discussions. The Parties agree to make a diligent, good faith effort to resolve any Dispute amicably. To this end, an escalation board meeting as detailed in Annex 21 shall be held, with members meeting in person, within thirty (30) days after receipt of a Notice of Dispute by either Party at a mutually agreeable time and place to discuss possible resolution of the Dispute. In the event that the escalation board is not able to resolve such Dispute within sixty (60) days after receipt of such Notice of Dispute by the other Party, or such other period of time as the Parties may mutually agree in writing, then the issue will be escalated to a member of senior management for each Party (such designated members of senior management, the “Executive Board”). If the Executive Board is not able to resolve the Dispute within sixty (60) days of such escalation to it, then, either Party may, by written notice to the other, invoke the arbitration procedures as set forth in the following provisions of this Section 21.4.

(c)	Arbitration. The Parties agree that, any Dispute that is not resolved as provided above shall be resolved through binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), except as modified herein. In the event there are two or more Disputes related to or based upon some or all of the same facts, events or circumstances, such Disputes shall be resolved in a single, consolidated arbitration.

(d)	Arbitrators. Each Party shall select one arbitrator, and the two arbitrators so selected shall choose a third arbitrator. All three arbitrators shall serve as neutrals and have at least ten (10) years of: (a) dispute resolution experience; or (b) legal experience in the automotive manufacturing industry. If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, the necessary appointments shall be made by [the International Court of Arbitration of the International Chamber of Commerce] in accordance with the Rules and the terms of this Section 21.4. Once an arbitrator is appointed, neither Party shall have any ex-parte communication with such arbitrator.

(e)	Location. The arbitration shall be conducted in the State of California or such other location as may be agreed in writing by the Parties. The arbitrators shall have discretion to conduct any pre-hearing conferences by telephone or video conference if they see fit.

(f)	Language. The arbitration proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in another language shall be submitted with a certified English translation accompanied by the original or a true copy thereof.

(g)	Making Employees Available. Each Party agrees to use reasonable efforts to make available for the arbitration any current employee with information relevant to the Dispute, if reasonably needed, and agrees that the arbitrators may deem any Person as “necessary.”

(h)	Duration. The arbitration hearing shall be concluded as expeditiously as reasonably practicable following the filing of the initial request for arbitration. The arbitrators must use their best efforts to complete the arbitration hearing within twelve (12) months of the initial request for arbitration, with a written award to follow the hearing as set forth in this Section 21.4.

(i)	Award. The arbitrators shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue, which shall include a clear statement of the bases for each such resolution and award. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but not later than ninety (90) days after conclusion of the hearing, unless otherwise agreed by the Parties. Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such award and order for enforcement. The arbitrators shall not have authority to: (i) make any award that could not be made by a court of competent jurisdiction or (ii) modify the limitations on liability set forth herein or make any award in violation thereof. Any award to be paid by one Party to the other Party as determined by the arbitrators shall be promptly paid in U.S. dollars, free of any tax, deduction or offset. Any fees or expenses incurred by a Party in enforcing the award shall, to the maximum extent permitted by Applicable Law, be charged against the Party resisting enforcement. Any such award shall include interest from the date of any damages incurred for breach of this Agreement until such award is paid in full, at a reasonable rate fixed by the arbitrators.

(j)	Fees and Costs. Each Party shall bear its own costs and expenses (including attorneys’ fees) in the arbitration, except that the arbitrators may order the non-prevailing Party to bear all or an appropriate portion (reflective of relative success on the issues) of the costs and expenses (including attorneys’ fees) incurred by the prevailing Party based on the relative merits of each Party’s positions on the issues in the Dispute. The non-prevailing Party shall pay the arbitrators’ fees and expenses and any administrative fees of the arbitration.

(k)	Confidentiality. All proceedings, documents, decisions and other materials related to the arbitration shall be deemed Confidential Information of both Parties under the terms of this Agreement unless the Parties agree otherwise in writing.

(l)	Injunctive Relief. Notwithstanding anything to the contrary set forth in this Section 21.4, a Party shall not be required to use the foregoing dispute resolution procedures or otherwise follow the provisions of this Section 21.4 with respect to any Dispute to which a Party is seeking purely injunctive or other equitable, non-monetary relief and such Party shall be entitled to seek relief before any court having jurisdiction over such Dispute and the Parties. In addition, the Parties may apply to any court of competent jurisdiction for interim relief, as necessary, without breaching these arbitration provisions and without abridging the powers of the arbitrators.

21.5.	Severability. Any provision of this Agreement that is determined by an arbitrator pursuant to this Agreement, or a court of competent jurisdiction, to be invalid or unenforceable to any Person or circumstance shall not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. In the event any provision of this Agreement is held invalid or unenforceable only in part or degree, the Parties hereto intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under Applicable Law and that such modified provision shall thereafter be enforced to the fullest extent possible, and shall remain in full force and effect to the extent not held invalid or unenforceable in order to carry out the intent and purpose of such invalid or unenforceable provision.

21.6.	Vienna Convention. The Parties hereby expressly agree to exclude and disclaim the application of the provisions of the United Nations Convention on Contracts for the International Sale of Goods (also referred to as the Vienna Convention), and any successor convention or legislation, to this Agreement.

21.7.	Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the Effective Date when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Electronic signature shall be deemed to be, and shall have the same effect as, execution by original signature. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

21.8.	Equitable Relief. Each Party shall be entitled to seek equitable relief, without the necessity of proof of irreparable harm or posting of bond or other security where otherwise required, with respect to any breach or threatened breach of the confidentiality provisions hereunder or any violation or threatened violation of the FF Intellectual Property or MS Intellectual Property, as applicable.

21.9.	Waiver. No term or provision of this Agreement will be considered waived and no breach consented to by either Party unless such waiver or consent is in writing and signed on behalf of the Party against whom it is asserted and such writing includes a specific statement of such Party’s intent to make such waiver or consent. No consent to or waiver of a breach of this Agreement by either Party, whether express or implied, will constitute a consent to, waiver of, or excuse for any other, different, or subsequent breach of this Agreement by such Party.

21.10.	Modification. Except as expressly set forth in this Agreement, no modification or change may be made in this Agreement except by written instrument duly signed by an authorized representative of both Parties. The Parties may from time to time enter into amendments to this Agreement to expand either Party’s rights under this Agreement, implement a different approach to a particular issue, or to implement other changes. Each such amendment must be duly signed by an authorized representative of each Party before becoming effective and binding on either Party.

21.11.	Assignment. Neither Party may assign this Agreement or subcontract or delegate any of its obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned, provided that FF (1) may assign this Agreement to (i) any of its Affiliates or (ii) any entity with which or into which such Party may consolidate or merge, including as part of a Change of Control with respect to FF and (2) FF may subcontract or delegate any of its obligations to any of its Affiliates or as otherwise permitted by this Agreement. Notwithstanding the foregoing, no assignment of this Agreement, or any subcontracting or delegation of obligations hereunder, by either Party without the prior written consent of the other Party shall relieve the assigning Party of any of its obligations under this Agreement. Any assignment, subcontracting, or delegation in contravention of this Section 21.11 will be null and void. MS acknowledges that FF is entering into this Agreement in reliance upon the personal reputation, qualifications, and abilities of the present owner or owners and employees of MS’s business and operations. Accordingly, MS shall not assign or transfer this Agreement or any of its rights, or delegate any of its duties or obligations, under this Agreement, whether voluntarily, by merger or operation of law, or otherwise, except with the prior consent of FF. A Change in Control with respect to MS shall be deemed a prohibited assignment under this Section 21.11.

21.12.	Subcontractors. Without limiting any other obligations with respect to any subcontracting activities, MS shall not appoint any subcontractors without FF’s prior written agreement in each instance. Any such subcontractors must agree in writing to be bound by all of the terms of this Agreement and accept MS’s obligations hereunder with respect to its limited engagement. MS acknowledges that it shall retain primary liability to FF for its obligations under this Agreement, notwithstanding the appointment or FF’s approval of any subcontractors and that MS shall be jointly and severally liable for the actions or omissions of any subcontractors.

(a)	MS will conduct quality audits at the subcontractors MS intends to commission. Such audits can also be conducted during series production. MS shall ensure that at FF’s request FF may participate in such audits. FF shall be entitled at any time to check MS supplied parts and their production upon prior written notice, prior to their use for assembly or sale as Spare Parts, for their compatibility with any Quality Targets and FF’s quality requirements. For this purpose, MS will grant persons assigned with such task by FF access to the production and storage rooms at the Approved MS Plant, and shall procure that its suppliers of MS supplied parts shall allow the same access at their facilities, and otherwise both co-operate with the inspection.

(b)	In the event of any failure of a subcontractors to perform by not meeting a target, a conflict of goals or a missed deadline, either in the development phase or the production phase (a “Subcontractor Error”), MS will, without prejudice to MS’s other responsibilities under this Agreement, strive to the best of its ability for a solution, e.g. through appropriate requests to subcontractors, recommendations for alternative or catch-up measures and/or the creation of task forces for troubleshooting. MS will always consider the impacts of such measures. Once it becomes clear that a Subcontractor Error cannot be resolved by MS’s measures, MS will promptly notify FF thereof and provide FF with all information related to the Subcontractor Error, in particular the possible impacts on the achievement of the project targets. Any costs incurred by FF in connection with a supplier error will be borne by MS. MS will notify FF of the occurrence of any Subcontractor Error even if the Subcontractor Error could be resolved by the measures taken by MS. For the avoidance of doubt, FF shall not be liable for any Subcontractor Errors and it is the sole responsibility of MS to obtain compensation from the relevant subcontractors for any costs, expenses and damages incurred by MS.

21.13.	Entire Agreement. This Agreement (together with the Annexes and Schedules attached hereto) constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior and simultaneous representations, discussions, negotiations, letters, proposals, agreements, and understandings between the Parties with respect to the subject matter hereof, whether written or oral. In the event of any conflict or inconsistency between the terms of this Agreement and any Annex or Schedule hereto, this Agreement will control, except as specifically stated otherwise.

21.14.	Cumulative Remedies. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law, in equity or otherwise, except to the extent expressly provided in this Agreement to the contrary.

21.15.	Publicity. Each Party shall not make any public announcements or communicate with any news media regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, with exception of disclosures made pursuant to any Applicable Law or to any Governmental Authority. Any publicity shall follow the communication guidelines of FF attached as Annex 20.

21.16.	No Third Party Beneficiaries. Except as expressly stated herein, each Party intends that this Agreement will not benefit, or create any right or cause of action in or on behalf of, any Person other than the Parties.

21.17.	English Language. This Agreement is in the English language, which language is controlling in all respects, and all versions hereof in any other language will not be binding on the Parties. All communications and notices to be made or given pursuant to this Agreement must be in the English language. The Parties agree that the Invoices, Product Purchase Orders, Parts Purchase Orders, Special Orders, Special Parts Order and any additional agreements, contracts, or documents required by the relationship of the Parties will be in English language.

21.18.	Electronic Processing. The Parties may process purchase orders and other related documents (including Invoices and ship notices) and any installment payments or advances in respect of all monetary obligations between them electronically, either directly or through a third party provider satisfactory to both Parties. Each Party shall be responsible for its own costs, including the costs of any provider with which it contracts. All electronic fund transfers and wire transactions shall be in accordance with National Automated Clearing House Association (NACHA) rules and in accordance with any reasonable instructions and procedures which either Party may from time to time supply.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have caused this Contract Manufacturing and Supply Agreement to be duly executed by each of their respective duly authorized representatives as of the Effective Date.

FF: FARADAY&FUTURE INC.		MS: MYOUNG SHIN CO., LTD.

By:	/s/ Carsten Breitfeld	By:	/s/ Taekyu Lee
	Signature		Signature

	Carsten Breitfeld		Taekyu Lee
	Printed Name		Printed Name

	Global CEO		CEO
	Title		Title

	February 4, 2022		February 4, 2022
	Date		Date
By:	/s/ Benedikt Hartmann	By:	/s/ Youngho Cho
	Signature		Signature

	Benedikt Hartmann		Youngho Cho
	Printed Name		Printed Name

	Sr. VP Supply Chain		Managing Director
	Title		Title

	February 4, 2022		February 4, 2022
	Date		Date

[Annexes and Schedules on Following Pages]

Signature Page to Contract Manufacturing and Supply Agreement

Schedule 5.2

(SOP; Initial Target Annual Production; Initial Forecast; Initial Prices)

To be mutually determined and agreed by the Parties, except as otherwise set forth in an Annex to this Agreement.

Schedule 5.5(b)

(Forecast and FF Order Schedule)

Monthly FF Forecast and Product Purchase Order for the FF81 Products by FF

a)	FF shall commence submitting to MS (i) a Monthly FF Forecast for the FF81 Products and (ii) a Product Purchase Order for the FF81 Products on or prior to the fifth (5th) day of the fourth (4th) month prior to each SOP Month Korea and shall continue to submit a Monthly FF Forecast and Product Purchase Order on or prior to the fifth (5th) day of each month thereafter during the Term.

b)	Each Monthly FF Forecast shall provide a forecast for each of the six (6) months commencing with the fifth (5th) month after the FF Submission Month for the total number of FF81 Products that it then anticipates that it will require for the applicable FF Sales Territory during each of such six (6) months.

c)	Each Product Purchase Order shall indicate the units being ordered for the fourth (4th) month after the FF Submission Month.

d)	The following is an illustration for the first (1st) seven (7) FF Submission Months:

Month
FF Submission Month	M(-4)	M(-3)	M(-2)	M(-1)	M	M(+1)	M(+2)
FF Forecast Obligation	FF Volume Requirement for M(+1, 2, 3, 4, 5, 6)	FF Volume Requirement for M(+2, 3, 4, 5, 6, 7)	FF Volume Requirement for M(+3, 4, 5, 6, 7, 8)	FF Volume Requirement for M(+4, 5, 6, 7, 8, 9)	FF Volume Requirement for M(+5, 6, 7, 8, 9, 10)	FF Volume Requirement for M(+6, 7, 8, 9, 10, 11)	FF Volume Requirement for M(+7, 8, 9, 10, 11, 12)
FF Order Obligation	FF Volume Requirement for M	FF Volume Requirement for M(+1)	FF Volume Requirement for M(+2)	FF Volume Requirement for M(+3)	FF Volume Requirement for M(+4)	FF Volume Requirement for M(+5)	FF Volume Requirement for M(+6)
M: the SOP Month M-(Number): the calendar month that is (Number) months prior to the SOP Month M+(Number): the calendar month that is (Number) months after the SOP Month

e)	The obligation of FF to issue Monthly FF Forecasts and place monthly Product Purchase Orders shall continue each Submission Month after the seventh FF Submission Month for the remainder of the Term on an incremental basis in a manner consistent with the foregoing formula for the foregoing initial FF Submission Months.

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Schedule 5.6(a)

(Form of Product Purchase Order)

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Schedule 6.6(b)

(MS Form of Certificate of Insurance)

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Schedule 9.3(a)

(Parts Order Schedule)

Monthly Parts Purchase Order for the FF Supplied Parts

a)	MS shall commence submitting to FF a Parts Purchase Order for the FF Supplied Parts for the FF81 Products on or prior to the fifth (5th) day of the fourth (4th) month prior to each SOP Month Korea and shall continue to submit a Parts Purchase Order on or prior to the fifth (5th) day of each month thereafter during the Term.

b)	Each Parts Purchase Order for FF Supplied Parts shall indicate the FF Supplied Parts being ordered for the fourth (4th) month after the FF Submission Month.

c)	A Parts Purchase Order for FF Supplied Parts for FF81 Products shall be based on the corresponding Product Purchase Order placed by FF and accepted by MS in accordance with the terms of this Agreement.

d)	The following is an illustration for the first seven MS Submission Months:

Month
MS Submission Month	M(-4)	M(-3)	M(-2)	M(-1)	M	M(+1)	M(+2)
MS Order Obligation for FF Supplied Parts for FF81 Products	MS Volume Requirement for M	MS Volume Requirement for M(+1)	MS Volume Requirement for M(+2)	MS Volume Requirement for M(+3)	MS Volume Requirement for M(+4)	MS Volume Requirement for M(+5)	MS Volume Requirement for M(+6)
M: the SOP Month M-(Number): the calendar month that is (Number) months prior to the SOP Month M+(Number): the calendar month that is (Number) months after the SOP Month

e)	The obligation of MS to place monthly Parts Purchase Orders shall continue each Submission Month after the seventh MS Submission Month for the remainder of the Term on an incremental basis in manner consistent with the foregoing formula for the foregoing initial MS Submission Months.

Schedule 9.3(b)

(Form of Parts Purchase Order)

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